Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278769

PROSPECTUS

Zeo Energy Corp.

13,800,000 Shares of Class A Common Stock Underlying Warrants
(For Issuance)

40,118,434 Shares of Class A Common Stock (For Resale)

This prospectus relates to the issuance by us of 13,800,000 shares of Class A Common Stock issuable upon the exercise of 13,800,000 warrants at an exercise price of $11.50 per warrant (the “Warrants”), that were originally issued by ESGEN as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of ESGEN class A common stock and one-half ESGEN redeemable warrant.

This prospectus also relates to the resale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “selling securityholders”) of up to 40,118,434 shares of Class A Common Stock, which includes:

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The selling securityholders can sell, under this prospectus, up to 40,118,434 shares of our Class A Common Stock, constituting more than 99% of our outstanding shares of Common Stock as of May 23, 2024. Sales of a substantial number of our shares of Class A Common Stock in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could increase the volatility of and cause a significant decline in the market price of our securities and could impair our ability to raise capital through the sale of additional equity securities. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

All the securities offered in this prospectus by the selling securityholders may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities.

We are registering the securities for resale pursuant to the selling securityholders’ registration rights under certain agreements between us, on the one hand, and the selling securityholders, on the other hand. Our registration of the securities covered by this prospectus does not mean that the selling securityholders will offer or sell any of the securities registered for resale.

We will receive the proceeds from any exercise of the Warrants for cash, but not from the net share exercise of any Warrants on a cashless basis or from the resale of any shares of Class A Common Stock by the selling securityholders pursuant to this prospectus or the sale of the shares of Class A Common Stock issuable upon the exercise of the Warrants. Each Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per Warrant. The Warrants are exercisable on a cashless basis under certain circumstances specified in the warrant agreement governing those securities. To the extent that any Warrants are exercised on a cashless basis, the aggregate amount of cash we would receive from the exercise of the Warrants will decrease.

We will bear all costs, expenses, and fees in connection with the registration of the shares of Class A Common Stock. The selling securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. The selling securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock. We provide more information about how the selling securityholders may sell the shares of Class A Common Stock in the section titled “Plan of Distribution.” Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “ZEO” and “ZEOWW” respectively. On May 22, 2024, the closing price of our Class A Common Stock was $4.88 per share and the closing price for our Warrants was $0.07 per warrant.

We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and will be subject to reduced disclosure and public reporting requirements. See “Summary — Emerging Growth Company” and “Summary — Smaller Reporting Company.”

Investing in shares of our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the selling securityholders may, from time to time, sell the securities offered by them described in this prospectus through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the selling securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. This prospectus also relates to the issuance by us of shares of Class A Common Stock from time to time upon the occurrence of the events described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Zeo” refer to Zeo Energy Corp. following the Business Combination and Sunergy Renewables, LLC prior to the Business Combination.

INDUSTRY AND MARKET DATA

This prospectus contains, and any amendment or any prospectus supplement may contain, industry and market data which have been obtained from industry publications, market research and other publicly available information. Such information is supplemented, where necessary, with the Company’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of the Company’s management where information is not publicly available.

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While the Company compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, the Company did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

The Company does not intend or assume any obligation to update industry or market data set forth in this prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this prospectus and estimates based on any data therein may not be reliable indicators of future market performance or the Company’s future results of operations.

TRADEMARKS

This prospectus contains, and any amendment or any prospectus supplement may contain, references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

When used in this proxy statement/prospectus, unless the context otherwise requires:

•        “2024 Plan” refers to the 2024 Omnibus Incentive Equity Plan of Zeo.

•        “A&R Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement entered into at Closing, by Zeo, the Sponsor, Piper, the holders of ESGEN Class B ordinary shares and the Sellers pursuant to which, among other things, the Sponsor, Piper, the holders of ESGEN Class B ordinary shares and the Sellers were granted certain registration rights with respect to their respective shares of Common Stock, in each case, on the terms and subject to the conditions set forth therein.

•        “affiliate” refers to, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

•        “Amendment to the Letter Agreement” refers to the agreement entered into by the Sponsor, the independent directors of ESGEN and the Westwood Client Accounts, dated April 19, 2023, which was subsequently amended and restated on January 24, 2024 (as amended from time to time).

•        “Board” refers to the board of directors of Zeo.

•        “Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” refers to the Business Combination Agreement dated as of April 19, 2023, as amended by the First Amendment thereto, dated as of January 24, 2024, by and among ESGEN, Sunergy, OpCo, the Sellers, the Sponsor, for the limited purposes set forth therein, and Timothy Bridgewater, an individual, in his capacity as the Sellers Representative.

•        “Bylaws” refers to the new bylaws of Zeo adopted in connection with the Business Combination.

•        “Charter” refers to the certificate of incorporation of Zeo adopted in connection with the Business Combination.

•        “Class A Common Stock” refers to shares of Class A common stock, par value $0.0001 per share, of Zeo.

•        “Class V Common Stock” refers to shares of Class V common stock, par value $0.0001 per share, of Zeo.

•        “Closing” refers to the closing of the Business Combination.

•        “Closing Date” refers to the date on which the Business Combination closed, March 13, 2024.

•        “Common Stock” refers to the collective shares of Class A Common Stock and Class V Common Stock.

•        “Convertible OpCo Preferred Unit Conversion” refers to a Convertible OpCo Preferred Unit Optional Conversion, Convertible OpCo Preferred Unit Maturity Date Conversion, and Convertible OpCo Preferred Unit Transaction Event Conversion, collectively.

•        “Convertible OpCo Preferred Unit Dividend Payment Date” refers to the last day of March, June, September and December of each calendar year during which the Convertible OpCo Preferred Units are outstanding.

•        “Convertible OpCo Preferred Unit Maturity Date” means the date that is three (3) years following the Closing Date.

•        “Convertible OpCo Preferred Unit Maturity Date Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by a weighted average of the daily market price of the Class A Common Stock during the five (5) trading days prior to the date thereof, upon the Convertible OpCo Preferred Unit Maturity Date, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Optional Conversion” refers to the conversion of all, but not less than all, Convertible OpCo Preferred Units, into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, at the option of Sponsor, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Redemption” refers to a Convertible OpCo Preferred Unit Required Redemption and Convertible OpCo Preferred Unit Put Option Redemption, collectively.

•        “Convertible OpCo Preferred Unit Transaction Event Conversion” refers to, in the event of certain change of control transactions or qualified financings, the conversion of all, but not less than all, Convertible OpCo Preferred Units, into an amount of Exchangeable OpCo Units as is determined by dividing the Convertible OpCo Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Convertible OpCo Preferred Unit Accruing Dividends with respect to such Convertible OpCo Preferred Units, if any, through the date the conversion occurs, by $11.00, at the option of Sponsor, subject to certain restrictions set forth in the OpCo A&R LLC Agreement, followed by an immediate exchange of such Exchangeable OpCo Units (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock.

•        “Convertible OpCo Preferred Unit Original Issue Price” refers to $10.00.

•        “Convertible OpCo Preferred Units” refers to the Class A OpCo convertible preferred units issued to the Sponsor pursuant to the Sponsor Subscription Agreement.

•        “CST” refers to Continental Stock Transfer & Trust Company.

•        “DGCL” refers to the Delaware General Corporation Law.

•        “Domestication” refers to the continuation of ESGEN by way of domestication of ESGEN into a Delaware corporation, with the ESGEN ordinary shares becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Charter consistent with the DGCL and changing the name and registered office of ESGEN.

•        “DTC” refers to Depository Trust Company.

•        “Early Lock-Up Termination” refers to the termination of the lock-up period under the Amendment to the Letter Agreement when, subsequent to Closing, the last sale price of Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing.

•        “Energy Spectrum” refers to Energy Spectrum Partners VIII LP.

•        “ESGEN” refers to ESGEN Acquisition Corporation, a former blank check company incorporated as a Cayman Islands exempt company.

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•        “ESGEN Class A ordinary shares” refers to the Class A ordinary shares, par value $0.0001 per share, of ESGEN.

•        “ESGEN Class B ordinary shares” refers to the Class B ordinary shares, par value $0.0001 per share, of ESGEN.

•        “ESGEN ordinary shares” refers to ESGEN Class A ordinary shares and ESGEN Class B ordinary shares.

•        “ESGEN Private Placement Warrants” refers to the warrants to purchase ESGEN Class A ordinary shares that were issued to the Initial Shareholders in a private placement concurrently with the IPO.

•        “ESGEN Public Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof to purchase ESGEN Class A ordinary shares.

•        “ESGEN Share Conversion” refers to the conversion of each ESGEN Class B ordinary share into one ESGEN Class A ordinary share prior to the Domestication.

•        “ESGEN Warrants” refers collectively to the ESGEN Private Placement Warrants together with the ESGEN Public Warrants.

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•        “Exchangeable OpCo Units” refers to the Class B units of OpCo.

•        “FASB” refers to the Financial Accounting Standards Board.

•        “Initial Shareholders” collectively refers to the Sponsor, ESGEN’s former four independent directors who held ESGEN Class B ordinary shares and the Westwood Client Accounts.

•        “Investment Company Act” refers to the Investment Company Act of 1940, as amended.

•        “IPO” refers to ESGEN’s initial public offering of its ESGEN Class A ordinary shares (the “Public Shares”) and ESGEN Public Warrants pursuant to the ESGEN’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on September 28, 2021, and completed on October 22, 2021.

•        “Lock-Up Agreement” refers to the lock-up agreement entered into in connection with the Closing between the Sellers and Zeo.

•        “Mandatory Exchange” refers to Zeo’s right to require, (i) upon a Change of Control Transaction (as defined in the OpCo A&R LLC Agreement) or (ii) in the discretion of Zeo, with the consent of holders of the OpCo Units holding more than 72% of the OpCo Units (excluding OpCo Units held by Zeo), each holder of Exchangeable OpCo Units to exchange all of its Exchangeable OpCo Units.

•        “Nasdaq” refers to the Nasdaq Stock Market.

•        “OpCo” refers to ESGEN OpCo, LLC, a Delaware limited liability company.

•        “OpCo A&R LLC Agreement” refers to the Amended and Restated Limited Liability Company Agreement of OpCo.

•        “OpCo Exchange Right” refers to the rights of holders of Exchangeable OpCo Units to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Seller Class V Common Stock, for shares of Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash.

•        “OpCo Manager Units” refers to the Class A units of OpCo issued to Zeo in connection with the Business Combination.

•        “OpCo Units” refers to the Exchangeable OpCo Units and the OpCo Manager Units, collectively.

•        “Organizational Documents” refers to the Charter and the Bylaws of Zeo.

•        “Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

•        “Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

•        “SEC” refers to the U.S. Securities and Exchange Commission.

•        “Securities Act” refers to the Securities Act of 1933, as amended.

•        “Seller Class V Common Stock” refers to a number of newly issued shares of Class V Common Stock, equal to the number of Exchangeable OpCo Units, issued to the Sellers by OpCo in exchange for the Sellers’ contribution of the Sunergy Company Interests to OpCo in connection with the Business Combination.

•        “Sellers” refers to the holders of the Sunergy Company Interests immediately prior to the Closing of the Business Combination.

•        “Sponsor” refers to ESGEN LLC, a Delaware limited liability company.

•        “Sponsor Forfeited Shares” refers to the 2,361,641 ESGEN ordinary shares forfeited by the Sponsor at Closing pursuant to the Letter Agreement Amendment.

•        “Sponsor PIPE Investment” refers to the Sponsor’s commitment to purchase an aggregate of 1,000,000 Convertible OpCo Preferred Units concurrently with the Closing at a cash purchase price of $10.00 per share, and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by Zeo.

•        “Sponsor PIPE Securities” refers to the 1,000,000 Convertible OpCo Preferred Units and up to an additional 500,000 Convertible OpCo Preferred Units during the six months after Closing if called for by Zeo, to be sold to the Sponsor pursuant to the Sponsor Subscription Agreement.

•        “Sponsor Subscription Agreement” refers to that certain subscription agreement, dated as of April 19, 2023, which was subsequently amended and restated on January 24, 2024, by and between ESGEN, OpCo and the Sponsor, entered into in connection with the Business Combination Agreement.

•        “Sunergy” refers to Sunergy Renewables, LLC, a Nevada limited liability company.

•        “Sunergy Company Interests” refers to the limited liability company interests of Sunergy.

•        “Sunergy Convertible Interests” refers to any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or any subsidiary of Sunergy or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof.

•        “Tax Receivable Agreement” refers to the tax receivable agreement that Zeo entered into with the Sellers in connection with the Closing.

•        “TRA Holders” refers to the persons from time to time that become a party to the Tax Receivable Agreement.

•        “Trust Account” refers to the trust account of ESGEN which held the net proceeds from the IPO and certain of the proceeds received in respect of the sale of the ESGEN Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

•        “U.S. Holder” has the meaning set forth in “Material U.S. Federal Income Tax Considerations — U.S. Holders.”

•        “Warrants” refers to the redeemable warrants issued in the IPO, entitling the holder thereof following completion of the Domestication to purchase Class A Common Stock.

•        “Westwood Client Accounts” refers to one or more client accounts of Westwood Holdings Group, Inc., a Delaware corporation, the successor to Salient Capital Partners, LLC, a Texas limited liability company, that purchased ESGEN Class B ordinary shares and ESGEN Private Placement Warrants concurrently with the IPO.

•        “Zeo” refers to Zeo Energy Corp., a Delaware corporation.

Unless specified otherwise, amounts in this prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the plans, strategies and prospects, both business and financial, of the Company. These statements are based on the beliefs and assumptions, whether or not identified in this prospectus, of the management of the Company. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this prospectus include, but are not limited to, statements about the ability of the Company to:

•        the failure to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of Zeo to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

•        the outcome of any legal proceedings that may be instituted in connection with the Business Combination;

•        our success in retaining or recruiting our principal officers, key employees or directors;

•        intense competition and competitive pressures from electric utilities and other companies in the industry in which Zeo operates;

•        factors relating to the business, operations and financial performance of Zeo, including market conditions and global and economic factors beyond Zeo’s control;

•        changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine and the conflict in the Gaza Strip;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        the ability of Zeo to issue equity or equity-linked securities or obtain debt financing;

•        the demand for renewable energy not being sustained or growing in size;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        increases in costs of solar energy system components and raw materials;

•        loss of a supplier or other supply chain disruptions;

•        problems with the quality or performance of the solar energy systems that Zeo sells;

•        the effect of legal, tax and regulatory changes; and

•        each of the other factors detailed under the section entitled “Risk Factors.”

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect the future results of the Company, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of the Company. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business of the Company, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of the Company on the relevant subject. These statements are based upon information available to the Company as of the date of this prospectus, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should read this entire document carefully, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Business Overview

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this prospectus, we completed the Business Combination with Sunergy on March 13, 2024 and changed our name to “Zeo Energy Corp.”

Sunergy was created through the contribution of Sunergy Solar and Sun First Energy to Sunergy (the “Contribution”) on October 1, 2021. Sunergy Solar, formed in 2005, and initially focused on providing heating, ventilation and air conditioning products and services in Florida, later expanded into installing residential solar energy systems sold directly by the company and third-party sales dealerships. Sun First Energy was established in 2019, and, from its formation to the date of the Contribution, it sold residential solar energy systems in Florida that were installed by other companies. Prior to the Contribution, Sunergy Solar and Sun First Energy had collaborated on residential solar energy system installations and shared a commitment to quality, integrity and customer satisfaction. The Contribution established a vertically integrated company offering solutions that included sale, provision, installation, operation and maintenance of residential solar energy systems and other energy efficient equipment of services. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us.

We are a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois.

Since the Contribution, we have expanded operations by increasing the number of installations, sales, and administration personnel from approximately 180 as of the Contribution to approximately 532 as of March 31, 2024. In January 2022, we began selling and installing residential solar energy systems and other energy efficiency-related equipment in Texas, in January 2023, we expanded into Arkansas, in September 2023, we entered Missouri, and in February 2024, we entered Ohio and Illinois.

The Business Combination and Related Transactions

On the Closing Date, we consummated the Business Combination. Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding ESGEN Class B ordinary share was converted into one ESGEN Class A ordinary share; and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation. In connection with the Closing, we changed our name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Following the Domestication, each then-outstanding ESGEN Class A ordinary share was converted into one share of Class A Common Stock, and each then-outstanding ESGEN Public Warrant converted automatically into a Warrant, exercisable for one share of Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and separated into one share of Class A Common Stock and one-half of one Warrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise conferred on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares of Class V Common Stock, which are non-economic, voting shares of Zeo, equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and (y) in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “OpCo Manager Units”) which equaled the total number of shares of Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Manager Units which equaled the number of Warrants issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Common Stock.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Common Stock at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”)) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of shares of Seller Class V Common Stock), which may then be converted into Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing. As of March 31, 2024, no such grants have occurred.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Class A Common Stock and Class V Common Stock.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Potential Resales of a Substantial Number of Shares

The market price of shares of our Class A Common Stock could decline as a result of substantial sales of our Class A Common Stock by our selling securityholders, including the Sponsor, or the perception in the market that holders of a large number of shares intend to sell their shares. Sales of a substantial number of shares of our common stock in the public market could occur at any time. See “Risk Factors — Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.”

Summary Risk Factors

You should carefully read this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to the Company are summarized below. Unless the context otherwise requires, all references in this subsection to the “we,” “us” or “our” refer to the business of the Company.

Risks Related to Zeo’s Business

•        The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate expected.

•        A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm Zeo’s business, financial condition and results of operations.

•        Sales and installation of solar energy systems depends heavily on suitable meteorological and environmental conditions such that, if meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from Zeo’s solar service offerings may be below its expectations, and Zeo’s ability to timely deploy new systems may be adversely impacted.

•        Zeo’s business has benefited from the declining cost of solar energy and energy storage system components and may be harmed to the extent the cost of such components stabilize or increase in the future.

•        Zeo’s growth depends in part on the success of its relationships with third parties, including its equipment suppliers, contractors and dealers, including dealers who market to customers and bring the resulting solar contracts to it for fulfillment.

•        Zeo depends on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for its solar energy systems and, due to the limited number of suppliers in Zeo’s industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in Zeo’s ability to obtain components or technologies Zeo uses could result in sales and installation delays, cancelations and loss of customers.

•        If Zeo fails to manage its recent and future growth effectively, it may be unable to execute its business plan, maintain high levels of customer service, or adequately address competitive challenges.

•        Warranties provided by the manufacturers of equipment Zeo sells or services may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections and increase Zeo’s costs to customers for the systems Zeo offers.

•        Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming Zeo’s growth rate and customer satisfaction.

•        Zeo’s business is concentrated in certain markets, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events.

•        Zeo’s expansion into new sales channels could be costly and time-consuming, and as Zeo enters new channels, it could be at a disadvantage relative to other companies who have more history in these spaces.

•        Zeo may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt its business and management.

•        Zeo’s rebranding involved substantial costs and may not produce the intended benefits if it is not favorably received by Zeo’s customers, contractors and dealers.

•        Zeo has previously been, and may in the future be, subject to regulatory inquiries and litigation, all of which are costly, distracting to its core business and could result in an unfavorable outcome, or a material adverse effect on its business, financial condition, results of operations, or the trading price of our securities.

•        Zeo’s business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels that may be adversely affected by changes in, and application of these laws or other incentives to Zeo, and the expiration, elimination or reduction of these benefits could adversely impact Zeo’s business.

•        Zeo relies on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for Zeo’s solar energy systems.

•        Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of Zeo’s solar energy offerings that may significantly reduce demand for such offerings.

Risks Related to This Offering and Ownership of Zeo Securities

•        Sales, or the perception of sales, of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

•        Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

•        Our management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

•        We will incur significant costs as a result of operating as a public company.

•        We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

•        Nasdaq may delist Zeo’s securities from trading on its exchange.

•        An active, liquid market for Zeo’s securities may not develop, which would adversely affect the liquidity and price of Zeo’s securities.

•        Warrants issued in the IPO are exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of Zeo.

•        Zeo may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous for holders of Warrants.

•        We are a holding company. Our only material asset is our equity interest in OpCo, and we are accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

•        If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

•        In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits that Zeo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Corporate Information

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We completed our initial business combination with Sunergy Renewables, LLC, a Nevada limited liability company, on March 13, 2024, and changed our name to “Zeo Energy Corp.” We are a holding company whose principal assets are the OpCo Manager Units we hold in OpCo.

Our principal executive office is located at 7625 Little Rd, Suite 200A, New Port Richey, FL 34654. Our telephone number is (727) 375-9375. Our website address is https://www.zeoenergy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Shares of Class A Common Stock offered by us	Up to 13,800,000 shares of Class A Common Stock issuable upon exercise of 13,800,000 Warrants
Shares of Class A Common Stock offered by the selling securityholders	Up to 40,118,434
Shares of Class A Common Stock outstanding prior to this offering	5,805,345
Shares of Class V Common Stock outstanding prior to this offering	35,230,000
Shares of Class A Common Stock outstanding assuming conversion of Class V Common Stock	40,256,964
Terms of the Offering	The selling securityholders will determine when and how they will dispose of any shares of Class A Common Stock registered under this prospectus for resale.
Use of proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock by the selling securityholders pursuant to this prospectus.

We will receive up to an aggregate of approximately $158,700,000 from the exercise of all of the Warrants assuming the exercise in full of all such Warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect Warrant holders to exercise their Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes.

Risk factors

You should carefully read the “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A Common Stock.

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences that may be relevant to holders of Class A Common Stock, see “Material U.S. Federal Income Tax Considerations.”
Nasdaq symbol for our Class A Common Stock	“ZEO”
Nasdaq symbol for our Warrants	“ZEOWW”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Risks Related to the Solar Industry

The solar energy industry is an emerging market which is constantly evolving and additional demand for solar energy systems may not develop to the size or at the rate we expect.

The solar energy industry is an emerging and constantly evolving market opportunity. We believe the solar energy industry is still developing and maturing, and we cannot be certain that additional demand for solar energy systems will grow to the size or at the rate we expect. Any future growth of the solar energy market and the success of our solar service offerings depend on many factors beyond our control, including recognition and acceptance of the solar service market by consumers, the pricing of alternative sources of energy, a favorable regulatory environment, the continuation of expected tax benefits and other incentives, and our ability to provide our solar service offerings cost effectively. If additional demand for solar energy systems does not develop to the size or at the rate we expect, our business may be adversely affected.

Solar energy has yet to achieve broad market acceptance and depends in part on continued support in the form of rebates, tax credits, and other incentives from federal, state and local governments or utilities. If support diminishes materially for solar policy related to rebates, tax credits and other incentives, demand for our products and services may decrease and our ability to obtain external financing on acceptable terms, or at all, could be materially adversely affected. These types of funding limitations could lead to inadequate financing support for the anticipated growth in our business. Furthermore, growth in residential solar energy depends in part on macroeconomic conditions, retail prices of electricity and customer preferences, each of which can change quickly. Declining macroeconomic conditions, including in the job markets and residential real estate markets, could contribute to instability and uncertainty among customers and impact their financial wherewithal, credit scores or interest in entering into long-term contracts, even if such contracts would generate immediate and/or long-term savings.

Furthermore, market prices of retail electricity generated by utilities or other energy sources could decline for a variety of reasons, as discussed further below. Any such declines in macroeconomic conditions, changes in retail prices of electricity or changes in customer preferences would adversely impact our business.

At the international level, the United Nations-sponsored Paris Agreement requires member states, including the United States, to submit non-binding, individually-determined greenhouse gas reduction goals known as “Nationally Determined Contributions” every five years after 2020. President Biden has committed the United States to a goal of reducing greenhouse gas emissions by 50 – 52% below 2005 levels by 2030, a target consistent with the Paris Agreement’s goal of “net-zero” greenhouse gas emissions by 2050. “Net zero” means that the amount of greenhouse gases emitted into the atmosphere are balanced by an equal amount of greenhouse gases being removed from the atmosphere. Achieving net zero emissions by 2050 will require an unprecedented transformation of American energy systems and the adoption of a wide variety of clean energy, storage, and home electrification solutions. Our successful deployment of such products will depend on several factors outside our control, including shifting market conditions and policy frameworks. Our failure to adapt to changing market conditions, to compete successfully with existing or new competitors, and to adopt new or enhanced offerings could limit our growth and have a material adverse effect on our business and prospects. Further, additional international agreements or any legislation, regulation, or executive action within the U.S. addressing climate change, including any climate-related disclosure requirements and legislation or regulation intended to support the goals of the Paris Agreement, may in the future result in increases in our compliance costs and other operating costs. Finally, if the United States were to exit the Paris Agreement, support from the U.S. government and, as a result, consumer demand, may decrease.

We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities. We believe our primary competitors are the electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which customers can switch to electricity generated by our solar energy systems. We may also compete based on other value-added benefits, such as reliability and carbon-friendly power. If we cannot offer compelling value to our customers based on these factors, our business may not grow.

Electric utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Electric utilities could also offer other value-added products or services that could help them to compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems. Electric utilities could also offer customers the option of purchasing electricity obtained from renewable energy resources, including solar, which would compete with our offerings. Moreover, regulated utilities are increasingly seeking approval to “rate-base” their own solar energy system and energy storage system businesses. Rate-basing means that utilities would receive guaranteed rates of return for their solar energy system and energy storage system businesses. This is already commonplace for utility-scale solar projects and commercial solar projects. While few utilities to date have received regulatory permission to rate-base residential solar energy systems or energy storage systems, our competitiveness would be significantly harmed should more utilities receive such permission because we do not receive guaranteed profits for our solar service offerings.

We also compete with retail electric providers and independent power producers not regulated like electric utilities but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers are able to offer customers electricity supply-only solutions that are competitive with our solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations our current business model requires. This may limit our ability to acquire new customers, particularly those who have an aesthetic or other objection to putting solar panels on their roofs.

We also compete with solar companies with vertically integrated business models like our own. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Many of our vertically integrated competitors are larger than we are and offer certain vertical services that we do not. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than we can. Solar companies with vertically integrated business models could also offer other value-added products or services that could help them to compete with us. Larger competitors may also be able to access financing at a lower cost of capital than we are able to obtain.

In addition, we compete with other residential solar companies who sell or finance products directly to consumers, inclusive of programs like Property-Assessed Clean Energy financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We also compete with solar companies that are marketed to potential customers by dealers, and we may also face competition from new entrants into the market as a result of the passage of the Inflation Reduction Act of 2022 (the “IRA”) and its anticipated impacts and benefits to the solar industry. Some of these competitors specialize in the distributed solar energy market and some may provide energy at lower costs than we do. Some of our competitors offer or may offer similar services and products as we do, such as direct outright sales of solar energy systems. Many of our competitors also have significant brand name recognition, lower barriers to entry into the solar market, greater capital resources than we have and extensive knowledge of our target markets. In addition, some of our competitors have an established business of providing construction, electrical contracting, or roofing services.

We also compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber programs instead of having a solar energy system installed on their home or business, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a solar energy system installed on their home or business, which could adversely affect our growth.

We have historically provided our services only to residential customers, but we may expand to other markets, including commercial and industrial customers. There is intense competition in the solar energy sector in the markets in which we operate and the markets into which we may expand. As new entrants continue to enter into these markets, and as we enter into new markets, we may be unable to grow or maintain our operations and we may be unable to compete with companies that have already established themselves in both the residential market and non-residential market.

As the solar industry grows and evolves, we will also face new competitors and technologies who are not currently in the market (including those resulting from the consolidation of existing competitors). Our industry is characterized by low technological barriers to entry, and well-capitalized companies, including utilities and integrated energy companies, could choose to enter the market and compete with us. Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit our growth and will have a material adverse effect on our business, financial condition and results of operations.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers would harm our business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make our offerings less economically attractive. The price of electricity from utilities could decrease as a result of:

•        the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal or renewable energy;

•        the construction of additional electric transmission and distribution lines;

•        a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, a relaxation of associated regulatory standards or broader economic or policy developments;

•        less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and

•        development of competing energy technologies that provide less expensive energy.

A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make our offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from solar energy systems or if similar events impacting the economics of our offerings were to occur, we may have difficulty attracting new customers. For example, large utilities in some states have started transitioning customers to time-of-use rates and also have adopted a shift in the peak period for time-of-use rates to later in the day. Unless grandfathered under a different rate, customers with solar energy systems may be required to take service under time-of-use rates with the later peak period. Moving utility customers to time-of-use rates or the shift in the timing of peak rates for utility-generated electricity to include times of day when solar energy generation is less efficient or non-operable could also make our offerings less competitive. Time-of-use rates could also result in higher costs for our customers whose electricity requirements are not fully met by our offerings during peak periods.

Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash flows generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. Homeowner insurance or homeowners generally bear the expense of repairing weather-related damage to solar energy systems. However, in these circumstances, we make our install teams available to remove, repair and reinstall the systems. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our solar energy systems, leading to increased expenses and decreased revenue and cash flows in the relevant periods. Extreme weather conditions, including those associated with climate change, as well as the natural catastrophes that could result from such conditions, can severely impact our operations by delaying the installation of our systems, lowering sales, and causing a decrease in the output from our systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our solar service offerings less economical overall or make individual systems less economical. Our economic model and projected returns on our solar energy systems require achievement of certain production results from our systems and, in some cases, we guarantee these results to our consumers. If the solar energy systems underperform for any reason, our business could suffer. Any of these events or conditions could harm our business, financial condition, and results of operations.

Climate change may have long-term impacts on our business, our industry, and the global economy.

Climate change poses a systemic threat to the global economy, and we believe it will continue to do so until our society transitions to renewable energy and decarbonizes. While our core business model seeks to accelerate this transition to renewable energy, there are inherent climate-related risks to our business operations. Warming temperatures throughout the United States, including Florida, our biggest market, have contributed to extreme weather, intense drought, and increased wildfire risks. These events have the potential to disrupt our business, the operations of our third-party suppliers, and our customers, and may cause us to incur additional operational costs. For instance, natural disasters and extreme weather events associated with climate change can impact our operations by delaying the installation of our systems, leading to increased expenses and decreased revenue and cash flows. They can also cause a decrease in the output from our systems due to smoke or haze. Additionally, if weather patterns significantly shift due to climate change, it may be harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed and energy output from our systems could be reduced in the short-term or long-term in certain areas. This could make our solar service offerings less economical overall, make individual systems less economical, or reduce demand for our products, as well as damage our reputation to the extent energy generation from our products does not meet customer expectations. For more information regarding risks posed by meteorological conditions, see “Risk Factors — Sales and installation of solar energy systems depend heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.”

Our business has benefited from the declining cost of solar energy system and energy storage system components and may be harmed to the extent the cost of such components stabilizes or increases in the future.

Our business has benefited from the declining cost of solar energy system and energy storage system components, and to the extent such costs stabilize, decline at a slower rate or increase, our future growth rate may be negatively impacted. The declining cost of solar energy system and energy storage system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems and energy storage systems and customer adoption of solar energy. While historically solar energy system and energy storage system components and raw material prices have declined, the cost of these components and raw materials have recently increased and may continue to increase in the future, and such products’ availability could decrease, due to a variety of factors, including growth in the solar energy system and energy storage system industries and the resulting increase in demand for solar energy system and energy storage system components and the raw materials necessary to manufacture them, supply chain disruptions, tariff penalties, duties, and trade barriers, export regulations, regulatory or contractual limitations, industry market requirements and industry standards, changes in technology, the loss of or changes in economic governmental incentives, inflation or other factors. An increase in the prices of solar energy system components and raw materials could slow our growth and cause our business and results of operations to suffer. See “Risk Factors — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Risks Related to Operations

We may be unable to sustain our level of profitability in the future.

We may incur net losses as we increase our spending to finance the expansion of our operations, expand our installation, engineering, administrative, sales and marketing staffs, increase spending on our brand awareness and other sales and marketing initiatives, make significant investments to drive future growth in our business and implement internal systems and infrastructure to support our growth and operate as a publicly traded company. We do not know whether our revenue will grow rapidly enough to absorb these costs and our limited operating history makes it difficult to assess the extent of these expenses or their impact on our results of operations. Our ability to sustain profitability depends on a number of factors, including but not limited to:

•        growing our customer base;

•        reducing our operating costs by lowering our customer acquisition costs and optimizing our design and installation processes and supply chain logistics;

•        maintaining or further lowering our cost of capital;

•        reducing the cost of components for our solar service offerings;

•        growing and maintaining our sales network;

•        maintaining high levels of product quality, performance, and customer satisfaction; and

•        growing our direct-to-consumer business to scale.

Even if we do sustain profitability, we may be unable to achieve positive cash flows from operations in the future.

Our growth depends in part on the success of our relationships with third parties such as our equipment suppliers, subcontractors and dealers, including dealers who market to customers and bring the resulting solar contracts to us for fulfillment.

A key component of our growth strategy is to develop or expand our relationships with third parties, such as our equipment suppliers, subcontractors and dealers. A significant portion of our business depends on attracting and retaining new and existing sales dealers who market to customers and bring the resulting contracts to us for fulfillment. Negotiating relationships with subcontractors, dealers and other third parties, training such third parties, and monitoring them for compliance with our standards require significant time and resources and may present greater risks and challenges than expanding our direct sales and installation team. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to grow our business and address our market opportunity could be impaired. Even if we are able to establish and maintain these relationships, we may not be able to execute our goal of leveraging these relationships to meaningfully expand our business, brand recognition and customer base. This would limit our growth potential and our opportunities to generate significant additional revenue or cash flows.

Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers.

We purchase solar panels, inverters, energy storage systems and other system components and instruments from a limited number of suppliers, qualified and approved by our engineering and design teams, making us susceptible to quality issues, shortages and price changes that may occur in the supply chain. There are a limited number of suppliers of solar energy system components, instruments and technologies, and our ability to obtain components or technologies we use could be affected by circumstances beyond our control, including:

•        Industry-wide shortages of key components and instruments, including batteries and inverters, in times of rapid industry growth.    The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components or instruments, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, suppliers may decide to allocate key components or instruments with high demand or insufficient production capacity to more profitable customers, customers with long-term supply agreements or customers other than us. As a result, our ability to originate solar energy systems and energy storage systems may be reduced.

•        Natural disasters and other events beyond our control (such as earthquakes, wildfires, flooding, hurricanes, freezes, tsunamis, typhoons, volcanic eruptions, droughts, tornadoes, power outages or other natural disasters, the effects of climate change and related extreme weather, public health issues and pandemics, war, terrorism, government restrictions or limitations on trade, impediments to international shipping and geopolitical unrest and uncertainties).

•        Human rights and forced labor issues in foreign countries and the U.S. government’s response to them.    In particular, the withhold release order issued by U.S. Customs and Border Protection in June 2021 applicable to certain silica-based products manufactured in the Xinjiang Uyghur Autonomous Region (“XUAR”) of China, and any other allegations regarding forced labor in China and U.S. trade regulations to prohibit the importation of any goods derived from forced labor, could affect our operations. Further, the Uyghur Forced Labor Prevention Act (“UFLPA”) that President Biden signed into law on December 23, 2021, which took effect on June 21, 2022, has affected and may continue to affect our supply chain and operations. Intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. These and other similar trade restrictions that may be imposed in the future could cause delivery and installation delays and restrict the global supply of polysilicon and solar products. While we believe the items described above have contributed to price increases for components that we purchase, we believe that these increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to the tariffs and trade regulations described. For more information regarding UFLPA and risks related thereto, see “Risk Factors — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

•        Russia’s war on Ukraine.    We do not materially rely directly or indirectly on goods or services sourced in Russia, Ukraine or Belarus, or have any material business relationships, connections to, or assets in, Russia, Belarus, or Ukraine. While we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, tariffs and trade regulations, increased demand for solar systems in the U.S. and Europe, U.S. tariffs, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine.

•        Disruptions to global shipping.    Historically, we have relied on foreign suppliers and manufacturers for a number of solar energy system components, instruments and technologies that we purchase. Our success in the future may be dependent on our ability to import or transport such products from overseas vendors in a timely and cost-effective manner. We may rely heavily on third parties, including ocean carriers and truckers, both of which are experiencing disruptions, shortages and rate increases, in that process. The global shipping industry has experienced and may continue to experience ocean shipping disruptions, trucking shortages, increased ocean shipping rates and increased trucking and fuel costs. There has been and may in the future be a shortage of shipping capacity from China and other parts of Asia, among other regions, and as a result, our receipt of imported products may be disrupted or delayed. The shipping industry has also experienced issues with port congestion and pandemic-related port closures and ship diversions. The global shipping industry also experienced unprecedented increases in shipping rates from the trans-Pacific and other ocean carriers due to various factors, including limited availability of shipping capacity. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. In 2023, we did not experience any appreciable delays in supply. We may find it necessary to rely on an increasingly expensive spot market and other alternative sources to make up any shortfall in shipping needs.

•        The COVID-19 pandemic.    For more information, see “Risk Factors — The COVID-19 pandemic, including its variants, has had, and it, along with other future pandemics, could continue to have an adverse impact on our business, operations, and the markets and communities in which we operate.”

If we cannot obtain substitute materials or components on a timely basis or on acceptable terms, we could be prevented from installing our solar energy systems within the time frames required in our customer contracts. Any such delays could increase our overall costs, reduce our profit, delay the timing for solar energy systems to be placed in service and ultimately have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for our solar energy systems. If we needed to identify alternative suppliers or to qualify alternative products on commercially reasonable terms, our ability to satisfy demand may be adversely affected.

Our primary supplier is Consolidated Electrical Distributors, Inc. (d/b/a Greentech Renewables) (“Greentech”), from which we purchased approximately 98% of the equipment that we installed in 2023. If Greentech or one or more of our other suppliers we rely upon to meet anticipated demand (i) ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, (ii) is unable to increase production as industry demand increases, (iii) raises their prices to an extent that cannot be passed on to our customers without affecting demand or (iv) is otherwise unable to allocate sufficient production to us, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms. As a result, our ability to satisfy demand may be adversely affected.

Although we buy the majority of our equipment through Greentech, we believe that if our relationship with Greentech were terminated, we could readily obtain supplies from other distributors of the same or similar equipment, though in some locations, replacement distributors may take some time to develop efficient logistics with respect to shipping equipment directly to job sites. This could result in additional costs and delays in acquiring and deploying our solar energy systems or energy storage systems.

Increased scrutiny of environmental, social, and governance (“ESG”) matters could have an adverse effect on our business, financial condition and results of operations and damage our reputation.

In recent years, companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected. In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment toward us and our industry and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital.

We and our suppliers and subcontractors are subject to risks associated with construction, cost overruns, delays, customer cancellations, regulatory compliance, and other contingencies, any of which could have a material adverse effect on our business and results of operations.

We are a licensed contractor in certain communities that we service, and we are ultimately responsible as the contracting party for every solar energy system installation we provide. We may be liable, either directly or through our subcontractors, to customers for any damage we or our subcontractors cause to them, their home, belongings or property during the installation of our systems. For example, we, either directly or through our subcontractors, frequently penetrate customers’ roofs during the installation process and may incur liability for the failure to adequately weatherproof such penetrations following the completion of construction. In addition, because the solar energy systems we or our subcontractors deploy are high voltage energy systems, we may incur liability for any failure to comply with electrical standards and manufacturer recommendations. Legal proceedings that are not resolved in our favor could potentially result in fines, public reprimand, probation, or the suspension or revocation of certain of our licenses.

Completing the sale and installation of a solar energy system requires many different steps including a site audit, completion of designs, permitting, installation, electrical sign-off and interconnection. Customers may cancel their customer agreement for a limited period, subject to certain conditions, and we have experienced increased customer cancellations in certain geographic markets during certain periods in our operating history. We or our dealers or subcontractors may face customer cancellations, delays or cost overruns, which may adversely affect our or our dealers’ or subcontractors’ ability to ramp up the volume of sales or installations in accordance with our plans. These cancellations, delays or overruns may be the result of a variety of factors, such as labor shortages or other labor issues, defects in materials and workmanship, adverse weather conditions, transportation constraints, construction change orders, site changes or roof conditions, geographic factors and other unforeseen difficulties, any of which could lead to increased cancellation rates, reputational harm and other adverse effects. For example, some customer orders are cancelled after a site visit if we determine that a customer needs to make repairs to or install a new roof, or that there is excessive shading on their property. If we continue to experience increased customer cancellations, our financial results may be materially and adversely affected.

In addition, the installation of solar energy systems and other energy-related products requiring building modifications are subject to oversight and regulation in accordance with national, state and local laws and ordinances relating to building, fire and electrical codes, safety, environmental protection, utility interconnection and metering, and related matters. We also rely on certain of our and our subcontractors’ employees to maintain professional licenses in many of the jurisdictions in which we operate, and our failure to employ properly licensed personnel could adversely affect our licensing status in those jurisdictions. It is difficult and costly to track the requirements of every individual authority having jurisdiction over our installations and to design solar energy systems to comply with these varying standards. Any new government regulations or utility policies pertaining to our systems may result in significant additional expenses to us and our customers and, as a result, could cause a significant reduction in demand for our solar service offerings.

As the demand for solar plus storage offerings grows, we anticipate facing additional operational challenges associated with the complexity of deploying storage solutions. For example, solar plus storage offerings tend to have longer cycle times due to factors such as lengthened permitting and inspection times and potential need of a main panel upgrade.

We have a variety of quality standards that we apply in the selection, supervision, and oversight of our third-party suppliers and subcontractors. However, because our suppliers and subcontractors are third parties, ultimately, we cannot guarantee that they will follow applicable laws and regulations, any standards we impose, or ethical business practices, such as fair wage practices and compliance with environmental, safety and other local laws, despite our efforts to hold them accountable to our standards. A lack of demonstrated compliance with contractual obligations, applicable laws and regulations or our standards could lead us to seek alternative suppliers or subcontractors, which could increase our costs and result in delayed delivery or installation of our products, product shortages or other disruptions of our operations. Violation of labor or other laws by our suppliers and subcontractors or the divergence of a supplier’s or subcontractor’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and harm our business, brand and reputation in the market.

We use subcontractors to perform certain services, which makes us vulnerable to the extent we rely on them.

We rely on subcontractors to install some of the solar energy systems we sell, as well as install energy efficiency equipment such as hybrid electric water heaters and pool pumps and provide roofing and insulation services. We currently do not have long term agreements with our subcontractors. In addition, either the subcontractor or Zeo can terminate the relationship for convenience. If a subcontractor terminates their relationship with us or refuses to continue working with us on reasonable terms, and we cannot find a suitable replacement subcontractor on a timely basis, our business may be adversely affected.

Compliance with occupational safety and health requirements and best practices can be costly, and noncompliance with such requirements may result in potentially significant penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems and energy storage systems requires our employees or those of third-party contractors to work with complicated and potentially dangerous electrical systems and/or at potentially dangerous heights. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. We also maintain large fleets of vehicles that these employees use in the course of their work. There is substantial risk of serious illness, injury, or death if proper safety procedures are not followed. Our operations are subject to regulation under the U.S. Occupational Safety and Health Act (“OSHA”), Department of Transportation regulations, and equivalent state laws. Changes to such regulatory requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If we fail to comply with applicable workplace safety and health regulations, even if no work-related serious illness, injury, or death occurs, we may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures, or suspend or limit operations. Any accidents, citations, violations, illnesses, injuries or failure to comply with industry best practices may subject us to adverse publicity, damage our reputation and competitive position and adversely affect our business. Because individuals hired by us or on our behalf to perform installation and ongoing operations and maintenance of our solar energy systems and energy storage systems, including our third-party contractors, are compensated on a per project basis, they are incentivized to work more quickly than installers compensated on an hourly basis. While we have not experienced a high level of injuries to date, this incentive structure may result in higher injury rates than others in the industry and could accordingly expose us to increased liability.

If we fail to manage our recent and future growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in recent periods, and we intend to continue to expand our business within existing markets and in a number of new locations in the future. This growth has placed, and any future growth may continue to place, a significant strain on our management, operational and financial infrastructure. In particular, we have been in the past, and may in the future, be required to expand, train and manage our growing employee base and subcontractors. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers, as well as to manage multiple geographic locations.

In addition, if customer growth results in a backlog of installation projects, our installation capacity may be outpaced by the growth of such backlog. An increase in backlog creates higher costs incurred in the period relative to completed installations. If we fail to appropriately manage our backlog in relation to the rate at which we install, it could adversely affect our financial performance and hinder our ability to compete effectively.

Our current and planned operations, personnel, systems and procedures might also be inadequate to support our future growth and may require us to make additional unanticipated investment in our infrastructure, including additional costs for the expansion of our employee base and our subcontractors as well as marketing and branding costs. Our success and ability to further scale our business will depend, in part, on our ability to manage these changes in a cost-effective and efficient manner. If we cannot manage our growth, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new solar service offerings or other operational difficulties. Any failure to effectively manage growth could adversely impact our business, operating results, financial condition and reputation.

The execution of our growth strategy is dependent upon the continued availability of third-party financing arrangements for our customers’ purchases and is affected by general economic conditions and other factors.

Our growth strategy depends on third-party financing arrangements for our customers’ purchases. Most purchasers of our systems have entered into such third-party arrangements to finance their systems over an extended period of time.

Credit markets are unpredictable, and if they become more challenging, customers may be unable or unwilling to finance the cost of our products or the parties that have historically provided this financing may cease to do so, or only do so on terms that are substantially less favorable for our customers, either of which could materially and adversely affect our revenue and growth. In addition, a rise in interest rates would likely increase our customers’ cost of financing our products and could reduce their profits and expected returns on investment in our products. The general reduction in available credit to would-be borrowers or lessees, worldwide economic uncertainty, and the condition of worldwide housing markets could delay or reduce our sales of products to new homebuilders and authorized resellers.

The COVID-19 pandemic, including its variants, has had, and it, along with other future pandemics, could continue to have an adverse impact on our business, operations, and the markets and communities in which we operate.

Our business and financial condition have been, and could continue to be, affected by the COVID-19 pandemic, including its variants. The COVID-19 pandemic has had an unprecedented impact on the U.S. economy and has impacted our business. The effects of COVID-19, such as the widespread growth in infections, travel restrictions, quarantines, return-to-work restrictions, government regulations, supply chain disruptions, workforce shortages, and site closures have impacted and may continue to impact our ability to staff sales and operations centers and install and maintain solar energy systems in the field, as well as direct-to-home sales activities. The rise and resurgence of increasingly infectious variants, despite efforts to combat the virus with vaccinations, has presented additional challenges and unpredictability that have, and may continue to have, resulted in workforce constraints, delays, and additional costs, particularly in regions experiencing significant outbreaks.

The COVID-19 pandemic has also led to significant volatility in global financial markets, which could negatively affect our cost of and access to capital and could have an adverse impact on customer demand and the financial health and credit risk associated with our customers. Future disruptions or instability in capital markets could also negatively impact our ability to raise capital from third parties, such as tax equity partners, to grow our business. In addition, significant inflation, a recession or a market correction resulting from the impacts of the COVID-19 pandemic has and could continue to adversely affect our business. The full economic impact of the pandemic is still not known.

COVID-19 has caused disruptions to the supply chain across the global economy, including within the solar industry. Certain suppliers have experienced, and may continue to experience, delays related to a variety of factors, including logistical delays and component shortages from upstream vendors. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. In 2023, we did not experience any appreciable delays in supply. We continue to monitor the situation and are working closely with our subcontractors and suppliers to develop contingency plans for potential operations and supply chain interruptions.

Additionally, if the impacts of the COVID-19 pandemic worsen, or another pandemic were to spread, the supply and pricing of our inverters and other goods and therefore our ability to sell new solar energy systems could be adversely affected. The extent of the impact of the COVID-19 pandemic or another pandemic on our business and operations will depend on, among other factors, the duration and severity of the outbreak, travel restrictions and business closures imposed in China or other countries and their ability to recover from such restrictions when they are lifted, the ability of our suppliers to increase their production of goods in jurisdictions other than China, our ability to contract for supply from other sources on acceptable terms and the willingness of our lenders to permit us to switch suppliers. While we believe that COVID-19 has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including supply chain constraints, Russia’s war on Ukraine, increased demand for solar systems in the U.S. and Europe, tariffs and trade regulations, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to COVID-19.

The ultimate impact of the COVID-19 pandemic or other future pandemics is highly uncertain, beyond our control, dependent on future developments that cannot be accurately predicted, and subject to change. We will continue to monitor developments affecting our workforce, our customers, and our business operations generally and will take additional actions that we determine are necessary in order to mitigate the impacts; however, any steps we take may be inadequate and, as a result, our business may be harmed.

The cost of maintenance or repair of solar energy systems or energy storage systems throughout the period for which we have offered warranties may be higher than projected today and adversely affect our financial performance and valuation.

Prior to 2023, we generally provided a 25-year workmanship warranty and 25-year roof penetration warranty to customers. Beginning in 2023, we generally provide a 10-year workmanship warranty and a roof penetration warranty of at least five and up to twenty-five years. For the first two years of the workmanship warranty, we cover all costs to repair failures covered by the warranty. After two years, the customer is responsible for certain “truck roll” or service fees, but we otherwise cover the costs of repair. For leases, we provide a twenty five-year limited workmanship warranty and cover all costs for repairs performed under such warranty.

If a solar system or energy storage system fails or malfunctions during the period for which we have offered our workmanship warranty and the failure is covered by such warranty, or if roof damage is covered by the roof penetration warranty, we will incur expenses for maintenance or repair. While our subcontractors provide warranties as to their workmanship, in the event such warranty providers file for bankruptcy, cease operations or otherwise become unable or unwilling to fulfill their warranty obligations, we may not be adequately protected by such warranty obligations. Even if such warranty providers fulfill their obligations, the warranty obligations may not be sufficient to protect us against all of our losses.

Furthermore, it is difficult to predict how future environmental regulations may affect the costs associated with the repair, removal, disposal or recycling of our solar energy systems. This could materially impair our future operating results.

Problems with product quality or performance may lower the residual value of our solar energy systems and may damage our market reputation and cause our financial results to decline.

Because of our limited operating history and the length of the term of our warranties, we have been required to make assumptions and apply judgments regarding a number of factors, including our anticipated rate of warranty claims and the durability, performance and reliability of our solar energy systems. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Warranties provided by the manufacturers of equipment we sell or service may be limited by the ability of a supplier and manufacturer to satisfy its warranty or performance obligations or by the expiration of applicable time or liability limits, which could reduce or void the warranty protections of our customers and increase costs to customers for the systems we offer.

Manufacturers of the equipment we sell currently provide a manufacturer’s warranty for 25 years. If there is a covered failure of equipment, the manufacturer will pay for replacement or repair. These warranties are subject to liability and other limits. If a customer seeks warranty protection and a warranty provider is unable or unwilling to perform its warranty obligations, whether as a result of its financial condition or otherwise, or if the term of the warranty obligation has expired or a liability limit has been reached, there may be a reduction or loss of protection for the affected assets and an increase in costs to the customer. Any widespread product failures or operating deficiencies may damage our market reputation and adversely impact our financial results.

Product liability claims against us or accidents could result in adverse publicity and potentially significant monetary damages.

It is possible the solar energy systems, energy storage systems or other current or anticipated products or systems we sell could injure our customers or other third parties or those systems or products could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. We rely on third-party manufacturing warranties and our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. Our solar energy systems, energy storage systems and other products or their components could be subject to recalls either due to production defects or malfunctions. Any product liability claim we face could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against us could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position and adversely affect sales of solar energy systems or energy storage systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on our ability to expand our portfolio of solar energy systems and energy storage systems, thus affecting our business, financial condition and results of operations.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly delay interconnections and customer in-service dates, harming our growth rate and customer satisfaction.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may curb or slow our growth in key markets. Utilities throughout the country follow different rules and regulations regarding interconnection and regulators or utilities have or could cap or limit the amount of solar energy that can be interconnected to the grid. Our solar energy systems generally do not provide power to a customer’s site until they are interconnected to the grid.

With regard to interconnection limits, the Federal Energy Regulatory Commission (“FERC”), in promulgating the first form of small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as our solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain our ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit.

Furthermore, in certain areas, we benefit from policies that allow for expedited or simplified procedures related to connecting solar energy systems and energy storage systems to the electrical grid. We also are required to obtain interconnection permission for each solar energy system from the local utility. In many states and territories, by statute, regulations or administrative order, there are standardized procedures for interconnecting distributed solar energy systems and related energy storage systems to the electric utility’s local distribution system. However, approval from the local utility could be delayed as a result of a backlog of requests for interconnection or the local utility could seek to limit the number of customer interconnections or the amount of solar energy on the grid. If expedited or simplified interconnection procedures are changed or cease to be available, if interconnection approvals from the local utility are delayed or if the local utility seeks to limit interconnections, this could decrease the attractiveness of new solar energy systems and energy storage systems to distributed solar power companies, including us, and the attractiveness of solar energy systems and energy storage systems to customers. Delays in interconnections could also harm our growth rate and customer satisfaction scores. Such limitations or delays could also adversely impact our access to capital and reduce our willingness to pursue solar energy systems and energy storage systems due to higher operating costs. Such limitations would negatively impact our business, results of operations, future growth and cash flows.

As adoption of solar distributed generation rises, along with the increased operation of utility-scale solar generation, the amount of solar energy being contributed to the electrical grid may surpass the capacity anticipated to be needed to meet aggregate demand. If solar generation resources reach a level capable of producing an over-generation situation, some existing solar generation resources may have to be curtailed to maintain operation of the electrical grid. In the event such an over-generation situation were to occur, this could also result in a prohibition on the installation of new solar generation resources. The adverse effects of such a curtailment or prohibition without compensation could adversely impact our business, results of operations, future growth and cash flows.

Our headquarters and other facilities, the facilities of certain subcontractors and suppliers, and our customers are concentrated in certain regions, putting us at risk of region-specific disruptions, including hurricanes or other extreme weather events.

For the three months ended March 31, 2024, approximately 85% of our sales were made in Florida, and for the twelve months ended December 31, 2023, approximately 92% of our sales were made in Florida. This concentration of our customer base and operational infrastructure could lead to our business and results of operations being particularly susceptible to adverse economic, regulatory, political, weather and other conditions in this market and in other markets that may become similarly concentrated.

Our headquarters are also located in Florida, and we have offices and operations in Texas and Arkansas, operations in Missouri, and sales, marketing and executive offices in Utah. Any significant epidemic, hurricane, earthquake, flood, fire, or other natural disaster in these areas or in countries where our suppliers or the manufacturers of the products we sell are located could materially disrupt our operations, result in damage or destruction of all or a portion of our facilities or result in our experiencing a significant delay in delivery, or substantial shortage, of our products and services.

We may not have adequate insurance, including business interruption insurance, to compensate us for losses that may occur from any such significant events. A significant natural disaster such as a hurricane, a public health crisis such as a pandemic, or civil unrest could have a material adverse impact on our business, results of operations and financial condition. In addition, acts of terrorism or malicious computer viruses could cause disruptions in our or our subcontractors’ and suppliers’ businesses or the economy as a whole. To the extent that these disruptions result in delays or cancellations of installations or the deployment of our solar service offerings, our business, results of operations and financial condition would be adversely affected.

Expansion into new sales channels could be costly and time-consuming. As we enter new channels, we could be at a disadvantage relative to other companies who have more history in these spaces.

If we expand into new sales channels, such as direct-to-home, homebuilder, retail, and e-commerce channels, or adapt to a remote selling model, we may incur significant costs. In addition, we may not initially or ever be successful in utilizing these new channels. Furthermore, we may not be able to compete successfully with companies with a historical presence in such channels, and we may not realize the anticipated benefits of entering such channels, including efficiently increasing our customer base and ultimately reducing costs. Entering new channels also poses the risk of conflicts between sales channels. If we are unable to successfully compete in new channels, our operating results and growth prospects could be adversely affected.

Obtaining a sales contract with a potential customer does not guarantee that the potential customer will not decide to cancel or that we will not need to cancel due to a failed inspection, which could cause us to generate no revenue despite incurring costs and adversely affect our results of operations.

Even after we secure a sales contract with a potential customer, we (either directly or through our subcontractors) must perform an inspection to ensure the home, including the rooftop, meets our standards and specifications. If the inspection finds repairs to the rooftop are required in order to satisfy our standards and specifications to install the solar energy system, and a potential customer does not want to make such required repairs, we would lose that anticipated sale. In addition, per the terms of our customer agreements, a customer maintains the ability to cancel for a limited time after execution of the agreement, and in some other circumstances subject to specified conditions. An accumulation of delays or cancellations of anticipated sales could materially and adversely affect our financial results, as we may have incurred sales-related, design-related, and other expenses and generated no revenue.

We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and integration of these acquisitions may disrupt our business and management.

We have in the past and may in the future acquire one or more companies, project pipelines, projects, solar renewable energy credits (“SRECs”), products, or technologies or enter into joint ventures or other strategic transactions. We may not realize the anticipated benefits of past or future investments, strategic transactions, or acquisitions, and these transactions involve numerous risks that are not within our control. These risks include the following, among others:

•        failure to satisfy the required conditions and otherwise complete a planned acquisition, joint venture or other strategic transaction on a timely basis or at all;

•        legal or regulatory proceedings, if any, relating to a planned acquisition, joint venture or other strategic transaction and the outcome of such legal proceedings;

•        difficulty in assimilating the operations, systems, and personnel of the acquired company;

•        difficulty in effectively integrating the acquired technologies or products with our current products and technologies;

•        difficulty in maintaining controls, procedures and policies during the transition and integration;

•        disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•        difficulty integrating the acquired company’s accounting, management information and other administrative systems;

•        inability to retain key technical and managerial personnel of the acquired business;

•        inability to retain key customers, vendors and other business partners of the acquired business;

•        inability to achieve the financial and strategic goals for the acquired and combined businesses;

•        incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our results of operations;

•        significant post-acquisition investments that may lower the actual benefits realized through the acquisition;

•        potential failure of the due diligence processes to identify significant issues with product quality, legal, and financial liabilities, among other things;

•        moderating and anticipating the impacts of inherent or emerging seasonality in acquired customer agreements;

•        potential inability to assert that internal controls over financial reporting are effective; and

•        potential inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

Our failure to address these risks, or other problems encountered in connection with our past or future investments, strategic transactions, or acquisitions, could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, incremental expenses or the write-off of goodwill, any of which could harm our financial condition or results of operations.

Mergers and acquisitions are inherently risky, may not produce the anticipated benefits and could adversely affect our business, financial condition or results of operations.

Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our customers’ ability to monitor solar energy production for various purposes depends on the operation of the metering solution. For example, some meters and/or inverters operate on either the 3G or 4G cellular data networks, which are expected to sunset in the near future, and newer technologies we use today may also become obsolete. Disruptions to solar production metering and energy storage solutions could negatively impact customer experiences, which could damage our market reputation and adversely impact our financial results.

Our business may be harmed if we fail to properly protect our intellectual property, or if we are required to defend against claims or indemnify others against claims that we infringe on the intellectual property rights of third parties.

We believe that the success of our business depends in part on our proprietary information, processes and know-how. We rely on copyright and trade secret protections to secure our intellectual property. We also typically require employees, consultants, and third parties, such as our vendors and customers, with access to our proprietary information to execute confidentiality agreements. Although we may incur substantial costs in protecting our intellectual property, we cannot be certain that we have adequately protected or will be able to adequately protect it because, among other reasons:

•        others may not be deterred from misappropriating our intellectual property despite the existence of laws or contracts prohibiting such misappropriation and information security measures designed to deter or prevent misappropriation of our intellectual property;

•        we have not obtained intellectual property assignment agreements from our founders or from a contract developer of certain software that we intend to use;

•        foreign intellectual property laws and associated foreign legal enforcement regimes may not adequately protect our intellectual property rights; and

•        policing unauthorized use of our intellectual property may be difficult, expensive, and time-consuming, the remedy obtained may be inadequate to restore protection of our intellectual property, and moreover, we may be unable to determine the extent of any unauthorized use.

In addition, we cannot be certain that our intellectual property provides us with a competitive advantage. Despite our precautions, it may be possible for third parties to develop similar intellectual property independently or obtain and use our intellectual property without our consent. Reverse engineering, unauthorized copying, or other misappropriation of our intellectual property could enable third parties to benefit from our intellectual property without compensating us for doing so. Unauthorized use of our intellectual property by third parties, any other inability to adequately protect our proprietary rights, and the expenses incurred in protecting our intellectual property rights may adversely affect our business.

In the future, we may also be required to defend against claims that we have infringed on the intellectual property of third parties, and we cannot be certain that we will prevail in any intellectual property dispute. Any future litigation required to enforce our intellectual property, to protect our trade secrets or know-how or to defend us or indemnify others against claimed infringement of the rights of third parties could harm our business, financial condition, and results of operations.

We use “open source” software components in our solutions as well as other licensed software, which may require that we release the source code of certain software subject to open source licenses or subject us to possible litigation or other actions that could adversely affect our business.

We utilize software that is licensed under so-called “open source,” “free” or other similar licenses, or that contain components that are licensed in such manner. Our use of open source software may entail different or greater risks than use of third-party commercial software. Open source licensors sometimes do not provide warranties or other contractual protections regarding infringement claims or the quality of the code, and open source software is sometimes made available to the general public on an “as-is” basis under the terms of a non-negotiable license. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. We do not believe we have combined any of our proprietary software with open source software in such a manner, but if that were to occur this would allow our competitors to create similar offerings with lower development effort and time.

We may also face claims alleging noncompliance with open source license terms or other license terms, or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. Few courts have interpreted open source licenses and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to use our proprietary software. We cannot guarantee that we have incorporated or will incorporate open source or other software in our software in a manner that will not subject us to liability or require us to release the source code of our proprietary software to the public.

Any security breach, unauthorized access or disclosure, or theft of data, including personal information, we, our third party service providers, and suppliers gather, store, transmit, and use, or other hacking, cyber-attack, phishing attack, and unauthorized intrusions into or through our systems or those of our third party service providers, could harm our reputation, subject us to claims, litigation, financial harm, and have an adverse impact on our business.

In the ordinary course of business, we, our third party providers upon which we rely and our suppliers receive, store, transmit and use data, including the personal information of customers, such as names, addresses, email addresses, credit information and other housing and energy use information, as well as the personal information of our employees. Unauthorized disclosure of such personal information, whether through a breach of our or our third party service providers’ and suppliers’ systems by an unauthorized party, including, but not limited to hackers, threat actors, sophisticated nation-states, nation-state-supported actors, personnel theft or misuse of information or otherwise, could harm our business. In addition, we, our third party service providers upon which we rely and our suppliers may be subject to a variety of evolving threats, such as computer malware (including as a result of advanced persistent threat intrusions), ransomware, malicious code (such as viruses or worms), social engineering (including spear phishing and smishing attacks), telecommunications failures, natural disasters and extreme weather events, general hacking and other similar threats. Cybersecurity incidents have become more prevalent. As of the date of this prospectus, we have not experienced a material cybersecurity incident. However, cybersecurity incidents could occur on our systems and those of our third parties in the future. Our team members who work remotely pose increased risks to our information technology systems and data, because many of them utilize less secure network connections outside our premises.

Inadvertent disclosure of confidential data, such as personal information, or unauthorized access to this type of data in our possession by a third party, could result in future claims or litigation arising from damages suffered by those affected, government enforcement actions (for example, investigations, fines, penalties, audits and inspections), additional reporting requirements and/or oversight, indemnification obligations, reputational harm, interruptions in our operations, financial loss and other similar harms. In addition, we could incur significant costs in complying with the multitude of federal, state and local laws, and applicable independent security control frameworks, regarding the unauthorized disclosure of personal information. Although to our knowledge we have not experienced a material information security breach, we cannot assure you that the systems and processes we have to prevent or detect security breaches and protect the confidential information we receive, store, transmit and use, will provide absolute security. Finally, any perceived or actual unauthorized disclosure of such information, unauthorized intrusion or other cyberthreat could harm our reputation, substantially impair our ability to attract and retain customers, interrupt our operations and have an adverse impact on our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations.

Terrorist attacks or cyberattacks against centralized utilities could adversely affect our business.

Assets owned by utilities such as substations and related infrastructure have been physically attacked in the past and will likely be attacked in the future. These facilities are often protected by limited security measures, such as perimeter fencing. Any such attacks may result in interruption to electricity flowing on the grid and consequently interrupt service to our solar energy systems not combined with an energy storage system, which could adversely affect our operations. Furthermore, cyberattacks, whether by individuals or nation states, against utility companies could severely disrupt their business operations and result in loss of service to customers, which would adversely affect our operations.

We may be subject to information technology system failures or network disruptions that could damage our business operations, financial conditions or reputation.

We may be subject to information technology system failures and network disruptions. These may be caused by natural disasters, accidents, power disruptions, telecommunications failures, acts of terrorism or war, computer viruses, physical or electronic break-ins, or similar events or disruptions. System redundancy may be ineffective or inadequate, and our disaster recovery planning may not be sufficient for all eventualities. Such failures or disruptions could result in delayed or cancelled orders. System failures and disruptions could also impede the manufacturing and shipping of products, delivery of online services, transactions processing and financial reporting. Such system failures or network disruptions could damage our business operations, financial conditions or reputation.

Damage to our brand and reputation or failure to expand our brand would harm our business and results of operations.

We depend significantly on our brand and reputation for high-quality solar service offerings, engineering and customer service to attract customers, contractors and dealers, and grow our business. If we fail to continue to deliver our solar service offerings within the planned timelines, if our solar service offerings do not perform as anticipated or if we damage any customers’ properties or cancel projects, our brand and reputation could be significantly impaired. We also depend greatly on referrals from customers for our growth. Therefore, our inability to meet or exceed customers’

expectations would harm our reputation and growth through referrals. We have at times focused particular attention on expeditiously growing our direct sales force and our contractors, leading us in some instances to hire personnel or contractors who we may later determine do not fit our company culture and standards.

Given the sheer volume of interactions our sales force, dealers and contractors have with customers and potential customers, it is also unavoidable that some interactions will be perceived by customers and potential customers as less than satisfactory and result in complaints. If we cannot manage our hiring and training processes to limit potential issues and maintain appropriate customer service levels, our brand and reputation may be harmed and our ability to grow our business would suffer. In addition, if we were unable to achieve a similar level of brand recognition as our competitors, some of which may have a broader brand footprint, more resources and longer operational history, we could lose recognition in the marketplace among prospective customers, suppliers and subcontractors, which could affect our growth and financial performance. Our growth strategy involves marketing and branding initiatives that will involve incurring significant expenses in advance of corresponding revenue. We cannot assure you that such marketing and branding expenses will result in the successful expansion of our brand recognition or increase our revenue. We are also subject to marketing and advertising regulations in various jurisdictions, and overly restrictive conditions on our marketing and advertising activities may inhibit the sales of the affected products.

The loss of one or more members of our senior management or key personnel may adversely affect our operations.

We depend on our experienced management team, and the loss of one or more key executives could have a negative impact on our business. With any change in leadership, there is a risk to organizational effectiveness and employee retention as well as the potential for disruption to our business. We may be unable to replace key members of our management team and key personnel in the event we lose their services. Integrating new personnel into our management team could prove disruptive to our operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay our strategic efforts, which could have a material adverse effect on our business, financial condition and results of operations.

A failure to hire and retain a sufficient number of employees and service providers in key functions would constrain our growth and our ability to timely complete customers’ projects and successfully manage customer accounts.

To support our growth, we need to hire, train, deploy, manage and retain a substantial number of skilled employees, engineers, design techs, installers, electricians, operations and sales managers and sales personnel.

Competition for qualified personnel in our industry is increasing, particularly for skilled personnel involved in the installation of solar energy systems. We have in the past been, and may in the future be, unable to attract or retain qualified and skilled installation personnel or installation companies to be our subcontractors, which would have an adverse effect on our business. We and our subcontractors also compete with the homebuilding and construction industries for skilled labor. As these industries grow and seek to hire additional workers, our cost of labor may increase. The unionization of the industry’s labor force could also increase our labor costs. Shortages of skilled labor could significantly delay a project or otherwise increase our costs. Because our profit on a particular installation is based in part on assumptions as to the cost of such project, cost overruns, delays or other execution issues may cause us to not achieve our expected margins or cover our costs for that project. Further, we need to continue to expand upon the training of our customer service team to provide high-end account management and service to customers before, during and following the point of installation of our solar energy systems. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take several months before a new customer service team member is fully trained and productive at the standards that we have established. If we are unable to hire, develop and retain talented technical and customer service personnel, we may not be able to realize the expected benefits of this investment or grow our business.

In addition, to support the growth and success of our direct-to-consumer channel, we need to recruit, retain and motivate a large number of sales personnel on a continuing basis. We compete with many other companies for qualified sales personnel, and it could take many months before a new salesperson is fully trained on our solar service offerings. If we are unable to hire, develop and retain qualified sales personnel or if they are unable to achieve desired productivity levels, we may not be able to compete effectively.

If we or our subcontractors cannot meet our hiring, retention and efficiency goals, we may be unable to complete customers’ projects on time or manage customer accounts in an acceptable manner or at all. Any significant failures in this regard would materially impair our growth, reputation, business and financial results. If we are required to pay higher compensation than we anticipate, these greater expenses may also adversely impact our financial results and the growth of our business.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, or introduce other requirements on our installation staff, which may result in workforce shortages, operational delays, and increased costs.

Regulators may limit the type of electricians qualified to install and service our solar and battery systems, such as requiring that electricians installing such systems have a certain license, or introduce other requirements that would apply to our installation staff. While our workforce includes workers licensed to install and service our solar and battery systems, if we are unable to hire, develop and retain sufficient certified electricians, we may face operational delays and increased costs. In addition, our growth may be significantly constrained, which would negatively impact our operating results.

We have previously been subject to, and we may in the future be subject to, regulatory inquiries and litigation, all of which are costly, distracting to our core business and could result in an unfavorable outcome, or a material adverse effect on our business, financial condition, results of operations, or the trading price of our securities.

We have previously been subject to regulatory inquiries and litigation, and in the future, we may be involved in legal proceedings and receive inquiries from government and regulatory agencies from time to time. In the event that we are involved in significant disputes or are the subject of a formal action by a regulatory agency, we could be exposed to costly and time-consuming legal proceedings that could result in any number of outcomes. Although outcomes of such actions vary, any current or future claims or regulatory actions initiated by or against us, whether successful or not, could result in significant costs, costly damage awards or settlement amounts, injunctive relief, increased costs of business, fines or orders to change certain business practices, significant dedication of management time or diversion of significant operational resources, or otherwise harm our business.

If we are not successful in any legal proceedings and litigation, we may be required to pay significant monetary damages, which could hurt our results of operations. Lawsuits are time-consuming and expensive to resolve and divert management’s time and attention. Although we carry general liability insurance, our insurance may not cover potential claims or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict how the courts will rule in any potential lawsuit against us. Decisions in favor of parties that bring lawsuits against us could subject us to significant liability for damages, adversely affect our results of operations and harm our reputation.

If we are unsuccessful in selling new services and products, our business, financial condition and results of operations could be adversely affected.

In the future, we may offer new products or services. There is a risk that such products or services may not work as intended, or that the marketing of the products or services may not be as successful as anticipated. The sale of new products and services generally requires substantial investment. We intend to continue to make substantial investments in new products and services, and it is possible that we may not acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost, and thus our new products may not result in meaningful revenue. In addition, any delays in releasing new or enhanced products or services could cause us to lose revenue opportunities and potential customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products or services that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our business, financial conditions and results of operations could be adversely affected.

Our operating results and our ability to grow may fluctuate on a seasonal basis and from quarter to quarter and year to year, which could make our future performance difficult to predict and could cause our operating results for a particular period to fall below expectations.

Our quarterly and annual operating results and our ability to grow are difficult to predict and may fluctuate significantly in the future. Historically, our sales volume has been highest during late spring, summer, and early fall. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by increased daylight hours, and we have more sales personnel working during these months. We typically have largely or entirely scaled down our sales efforts during the late fall, winter and early spring. Snow, cold weather or other inclement weather can delay our installation of products and services.

We have experienced seasonal and quarterly fluctuations in the past and expect to experience such fluctuations in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause our operating results to fluctuate:

•        expiration or initiation of any governmental rebates or incentives;

•        significant fluctuations in customer demand for our solar energy services, solar energy systems and energy storage systems;

•        our subcontractors’ ability to complete installations in a timely manner;

•        our and our subcontractors’ ability to gain interconnection permission for an installed solar energy system from the relevant utility;

•        the availability, terms and costs of suitable financing;

•        our ability to continue to expand our operations and the amount and timing of expenditures related to this expansion;

•        announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•        changes in our pricing policies or terms or those of our competitors, including electric utilities;

•        actual or anticipated developments in our competitors’ businesses, technology or the competitive landscape; and

•        natural disasters or other weather or meteorological conditions.

For these or other reasons, the results of any prior quarterly or annual periods should not be relied upon as indications of our future performance.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments as planned due to the general economic environment, cost inflation, and/or the market pressure driving down the average selling prices of our products and services, among other factors.

To acquire new products, support future growth, achieve operating efficiencies and maintain product quality, we may need to make significant capital investments in product and process technology as well as enhancing our digital capabilities. The delayed disposition of such projects, or the inability to realize the full anticipated value of such projects on disposition, could have a negative impact on our liquidity.

Certain municipalities where we install systems also require performance bonds in cash, issued by an insurance company or bonding agency, or bank guarantees or letters of credit issued by financial institutions, which are returned to us upon satisfaction of contractual requirements.

We manage our working capital requirements and fund our committed capital expenditures with our current cash and cash equivalents and cash generated from operations. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity investments or debt securities or obtain debt financing. Market conditions, however, could limit our ability to raise capital by issuing new equity or debt securities on acceptable terms, or at all, and lenders may be unwilling to lend funds on acceptable terms, or at all. The sale of additional equity investments may result in additional dilution to our equity holders. Debt financing would result in increased expenses and could impose new restrictive covenants. Financing arrangements may not be available to us or may not be available in amounts or on terms acceptable to us. If financing is not available, we may be forced to seek to sell assets or reduce or delay capital investments, any of which could adversely affect our business, results of operations, cash flows, and financial condition.

If we cannot generate sufficient cash flows, find other sources of capital to fund our operations and projects, make adequate capital investments to remain technologically and price competitive, or provide bonding or letters of credit required by our projects, we may need to sell additional equity investments or debt securities, or obtain debt financings. If adequate funds from these or other sources are not available on acceptable terms or at all, our ability to fund our operations, including making digital investments, develop and expand our distribution network, maintain our research and development efforts, meet any debt service obligations we take on in the future or otherwise respond to competitive pressures would be significantly impaired. Our inability to do any of the foregoing could have a material adverse effect on our business, results of operations, cash flows and financial condition.

Inflation could result in decreased value from future contractual payments and higher expenses for labor and equipment, which, in turn, could adversely impact our reputation, business, financial condition, cash flows and results of operations.

Any future increase in inflation may adversely affect our costs, including our subcontractors’ cost of labor and equipment, and may result in a decrease in value in our future contractual payments. These factors could adversely impact our reputation, business, financial condition, cash flows and results of operations.

While we believe that inflationary pressures have contributed to increased costs of labor and components that we purchase, we believe that the increased cost of these items were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe and tariffs and trade regulations. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Fluctuations in interest rates could adversely affect our business and financial results.

We are exposed to interest rate risk because many of our customers depend on debt financing to purchase our solar power systems. An increase in interest rates could make it difficult for our customers to obtain the financing necessary to purchase our solar power systems on favorable terms, or at all, and thus lower demand for our solar power products, reduce revenue and adversely affect our results of operations and cash flow. An increase in interest rates could lower a customer’s return on investment in a system or make alternative investments more attractive relative to solar power systems, which, in each case, could cause our customers to seek alternative investments that promise higher returns or demand higher returns from our solar power systems, which could reduce our revenue and gross margin and adversely affect our financial results. While we believe that increases in interest rates have led to higher financing costs for our customers, lower demand for our products and lower revenue than we would have otherwise experienced, we do not have information that allows us to quantify the adverse effects attributable to increased interest rates.

We may incur debt in the future, which could introduce debt servicing costs and risks to our business.

We and our subsidiaries may incur debt in the future, and such debt arrangements may restrict our ability to incur additional indebtedness, including secured indebtedness. These restrictions could inhibit our ability to pursue our business strategies. Furthermore, there is no assurance that we will be able to enter into debt instruments on acceptable terms or at all. If we were unable to satisfy financial covenants and other terms under new instruments, or obtain waivers or forbearance from our lenders, or if we were unable to obtain refinancing or new financings for our working capital, equipment, and other needs on acceptable terms if and when needed, our business would be adversely affected.

So long as the Convertible OpCo Preferred Units of OpCo remain outstanding, the Sponsor holds certain consent rights over OpCo’s ability to incur indebtedness, which could adversely affect the future business and operations of OpCo and Zeo, including by decreasing its business flexibility.

The terms of the amended and restated limited liability company agreement of OpCo (the “OpCo A&R LLC Agreement”) grant Sponsor certain consent rights with respect to certain actions, including OpCo’s incurrence of indebtedness for borrowed money, subject to certain enumerated exceptions, so long as the Convertible OpCo Preferred Units remain outstanding. As a result, OpCo needs to obtain the prior written consent of Sponsor before incurring any additional indebtedness (subject to the terms of OpCo A&R LLC Agreement). Because Sponsor has interests that are different than, or in addition to and which may conflict with, the interests of OpCo and Zeo, there is no assurance that Sponsor will consent to any proposed future incurrence of debt. Therefore, Sponsor has the ability to influence the outcome of certain matters affecting OpCo and Zeo, and OpCo may be unable to raise additional debt financing to operate during general economic or business downturns, take advantage of new business opportunities, and/or pursue its business strategies.

We have suppliers that are based or manufacture the products we sell outside the United States, which may subject us to additional business risks, including logistical complexity and political instability.

A portion of our supply agreements are with manufacturers and equipment vendors located outside of the United States. Risks we face in conducting business internationally include:

•        multiple, conflicting and changing laws and regulations relating to employment, safety, environmental protection, international trade, and other government approvals, permits, and licenses and regulatory requirements;

•        financial risks, such as longer sales and payment cycles, greater difficulty enforcing rights and remedies and capital controls or other restrictions on the transfer of funds;

•        currency fluctuations, government-fixed foreign exchange rates, the effects of currency hedging activity and the potential inability to hedge currency fluctuations;

•        the effects of Russia’s war against Ukraine and other political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade, nationalization of assets, and other business restrictions;

•        trade barriers such as import and export requirements or restrictions, licensing requirements, tariffs, taxes and other restrictions and expenses for which we may have responsibility, which could increase the prices of our products; and

•        liabilities associated with compliance with laws (for example, the Foreign Corrupt Practices Act in the United States and similar laws outside of the United States).

•        the effects of Russia’s war on Ukraine, which, while we believe Russia’s war on Ukraine has contributed to price increases for components that we purchase, we believe that the increases to the cost of our components were also due to a combination of other factors, including general supply chain issues resulting from COVID-19, other supply chain constraints, increased demand for solar systems in the U.S. and Europe, tariffs and trade regulations, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to Russia’s war on Ukraine and do not materially rely directly or indirectly on goods or services sources in Russia, Ukraine or Belarus or have any material business relationships, connections to, or assets in, Russia, Belarus or Ukraine.

We must work with our suppliers to effectively manage the flow of products in light of these risks. If we fail to do so, our available inventory may not correspond with product demand. If we are unable to successfully manage any such risks, any one or more could materially and adversely affect our business, results of operations, cash flows and financial condition.

We are currently dependent on third-party leasing companies to offer customers the option of leasing our solar energy systems.

As of the date of this prospectus, the majority of our customers who have entered into leasing agreements have done so with third-party leasing companies established and managed by White Horse Energy. Thus far, such companies have had sufficient assets to finance the purchase of systems for each of our customers who have signed agreements for leased solar energy systems to be installed on their home and for whom the installation processes have been completed. However, no assurance can be given that this will continue. Additionally, if such companies decide not to continue to provide financing for leases due to general market conditions, changes in tax benefits associated with our solar systems, concerns about our business or prospects, or any other reason, or if they materially change the terms under which they are willing to pay us to install and service leased solar energy systems, we will need to identify new leasing partners and negotiate new terms.

We intend to seek out additional third-party investors to provide financing for customers wishing to lease their solar energy systems. However, no assurance can be given that we will be able to successfully do so.

System leases represented 8% of our installations in 2023 and approximately 60% in the quarter ended March 31, 2024. If (i) Solar terminates their relationship with us, (ii) Solar does not have sufficient assets in the future to provide financing for customers wishing to lease their solar energy systems, or (iii) we cannot enter into new arrangements with other third-party investors to provide financing for customers wishing to lease their solar energy systems, we may be unable to continue to increase the size of our residential lease program, which could have a material, adverse effect on our business, results of operations, cash flows, and financial condition in the future.

We typically bear the cost of maintenance and repair on solar energy systems we install that are owned and leased by third-party leasing companies.

We are obligated through a maintenance services agreement to provide maintenance and repair services for solar energy systems we install that are leased by third-party leasing companies to homeowners. In the maintenance services agreement, we have agreed to maintain the leased systems for a fixed fee that is calculated to cover our future expected maintenance costs. If our solar energy systems require an above-average amount of repairs or if the cost of repairing systems were higher than our estimate, we may need to perform such services without additional compensation.

Members of our management team have interests in or are employed by other business ventures that may divert their attention from our business.

Members of our management team presently have, and may in the future have additional, ownership interests in, employment by and/or fiduciary or contractual obligations to other entities with which they are affiliated with (such as Solar). Such other ventures and entities could divert the attention of our management from our business or create conflicts of interests.

Risks Related to Regulation and Policy

Our business currently depends on the availability of utility rebates, tax credits and other benefits, tax exemptions and exclusions, and other financial incentives on the federal, state, and/or local levels. We may be adversely affected by changes in, and application of these laws or other incentives to us, and the expiration, elimination or reduction of these benefits could adversely impact our business.

Our business depends on government policies that promote and support solar energy and enhance the economic viability of owning solar energy systems. U.S. federal, state and local governmental bodies provide incentives to owners, distributors, installers and manufacturers of solar energy systems to promote solar energy. These incentives include an investment tax credit (“Commercial ITC”) and income tax credit offered by the federal government, as well as other tax credits, rebates and SRECs associated with solar energy generation. We rely on these incentives to lower our cost of capital and to attract investors, all of which enable us to lower the price we charge customers for our solar service offerings. These incentives have had a significant impact on the development of solar energy, but they could change at any time, as further described below. These incentives may also expire on a particular date, end when the allocated funding is exhausted, or be reduced, terminated or repealed without notice. The financial value of certain incentives may also decrease over time.

In December 2017, the Tax Cuts and Job Acts of 2017 (the “Tax Act”) was enacted. As part of the Tax Act, the corporate income tax rate was reduced, and there were other changes, including limiting or eliminating various other deductions, credits and tax preferences. The IRA implemented a corporate alternative minimum tax of 15% of financial statement income (subject to certain adjustments) for companies that report over $1 billion in profits to shareholders; similar to existing law, business credits (including Commercial ITCs) are limited to 75% of income in excess of $25,000 (with no limit against the first $25,000). We cannot predict whether and to what extent the U.S. corporate income tax rate will change under the Biden administration. The U.S. Congress is constantly considering changes to the tax code. Further limitations on, or elimination of, the tax benefits that support the financing of solar energy under current U.S. law could significantly and adversely impact our business.

Our business model also relies on multiple tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of solar energy systems in determining values for calculation of local and state real and personal property taxes. State and local tax exemptions can have sunset dates, triggers for loss of the exemption, and can be changed by state legislatures and other regulators, and if solar energy systems were not exempt from such taxes, the property taxes payable by customers would be higher, which could offset any potential savings our solar service offerings could offer. Similarly, if state or local legislatures or tax administrators impose property taxes on third-party owners of solar energy systems, solar companies like us would be subject to higher costs.

In general, we rely on certain state and local tax exemptions that apply to the sale of equipment, sale of power, or both. These state and local tax exemptions can expire, can be changed by state legislatures, or their application to us can be challenged by regulators, tax administrators, or court rulings. Any changes to, or efforts to overturn, federal and state laws, regulations or policies that are supportive of solar energy generation or that remove costs or other limitations on other types of energy generation that compete with solar energy projects could materially and adversely affect our business.

We rely on certain utility rate structures, such as net metering, to offer competitive pricing to customers, and changes to those policies may significantly reduce demand for electricity from our solar energy systems.

As of March 31, 2024, a substantial majority of states have adopted net metering policies, including Florida, Texas, Arkansas, Missouri, Ohio and Illinois. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit, or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and fossil fuel interests in the country are currently challenging net metering policies, and seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation, or impose charges on homeowners that have net metering.

A few states have moved away from traditional full retail net metering and instead values excess generation by customers’ solar systems in various ways. For example, in 2017, Nevada enacted legislation to restore net metering at a reduced credit and guarantee new customers the net metering rate in effect at the time they applied for interconnection for 20 years. In 2016, the Arizona Corporation Commission replaced retail net metering with a net-feed in tariff (a fixed export rate). Some states set limits on the total percentage of a utility’s customers that can adopt net metering or set a timeline to evaluate net metering successor tariffs. For example, South Carolina passed legislation in 2019 that required review of net metering after two years. In 2021, the South Carolina Public Service Commission approved a portion of Duke Energy’s proposal that maintains the net metering framework with time-of-use rates and rejected a proposal from Dominion Energy to eliminate net metering altogether. In 2021 legislation, Illinois changed its net metering threshold from a percentage of customers to full retail net metering offered to a date certain (December 31, 2024) with a directed successor tariff that includes values that distributed resources provide to the distribution grid. New Jersey currently has no net metering cap; however, it has a threshold that triggers commission review of its net metering policy. States we serve now or in the future may adopt similar policies or net metering caps. If the net metering caps in these jurisdictions are reached without an extension of net metering policies, homeowners in those jurisdictions will not have access to the economic value proposition net metering provides. Our ability to sell our solar service offerings may be adversely impacted by the failure to extend existing limits to net metering or the elimination of currently existing net metering policies. The failure to adopt a net metering policy where it currently is not in place would pose a barrier to entry in those states. On April 26, 2022, Florida Governor DeSantis vetoed legislation that would have established a threshold date and percentage trigger when retail net metering would have faced declines in the immediate export rate.

Additionally, the imposition of charges that only or disproportionately impact homeowners that have solar energy systems, or the introduction of rate designs mentioned above, would adversely impact our business. Because fixed charges cannot easily be avoided with the installation of an on-site battery, which can mitigate or eliminate the negative impacts of net metering changes, these fixed charges have the potential to cause a more significant adverse impact. In June of 2021, two of four commissioners of FERC, including its chairperson, issued a letter stating there was a “strong case” such fixed charges in Alabama “may be violating the Commission’s PURPA regulations, undermining the statute’s purpose of encouraging Qualifying Facilities,” which is the Commission’s term for on-site generation. Litigation regarding the legality of these charges is ongoing in federal court. Most recently, on April 26, 2022, Florida Governor DeSantis vetoed legislation that would have allowed investor-owned utilities to petition the Public Service Commission for the ability to add fixed charges on solar customers. As part of the California Public Utilities Commission (“CPUC”) final decision on December 15, 2022, the CPUC rejected a solar specific fixed charge on solar customers.

Electric utility policies, statutes, and regulations and changes to such statutes or regulations may present technical, regulatory and economic barriers to the purchase and use of our solar energy offerings that may significantly reduce demand for such offerings.

Federal, state and local government policies, statutes and regulations concerning electricity heavily influence the market for our solar energy offerings and are constantly evolving. These statutes, regulations, and administrative rulings relate to electricity pricing, net metering, consumer protection, incentives, taxation, competition with utilities and the interconnection of homeowner-owned and third party-owned solar energy systems to the electrical grid. These policies, statutes and regulations are constantly evolving. Governments, often acting through state utility or public service commissions, change and adopt different rates for residential customers on a regular basis and these changes can have a negative impact on our ability to deliver savings, or energy bill management, to customers.

In addition, many utilities, their trade associations, and fossil fuel interests in the country, which have significantly greater economic, technical, operational, and political resources than the residential solar industry, are currently challenging solar-related policies to reduce the competitiveness of residential solar energy. Any adverse changes in solar-related policies could have a negative impact on our business and prospects.

We are not currently regulated as a utility under applicable laws, but we may be subject to regulation as a utility in the future or become subject to new federal and state regulations for any additional solar service offerings we may introduce in the future.

Most federal, state, and municipal laws do not currently regulate us as a utility. As a result, we are not subject to the various regulatory requirements applicable to U.S. utilities. However, any federal, state, local or other applicable regulations could place significant restrictions on our ability to operate our business and execute our business plan by prohibiting or otherwise restricting our sale of electricity. These regulatory requirements could include restricting our sale of electricity, as well as regulating the price of our solar service offerings. If we become subject to the same regulatory authorities as utilities or if new regulatory bodies are established to oversee our business, our operating costs could materially increase.

Changes to the applicable laws and regulations governing direct-to-home sales and marketing may limit or restrict our ability to effectively compete.

We utilize a direct-to-home sales model as a primary sales channel and are vulnerable to changes in laws and regulations related to direct sales and marketing that could impose additional limitations on unsolicited residential sales calls and may impose additional restrictions such as adjustments to our marketing materials and direct-selling processes, and new training for personnel. If additional laws and regulations affecting direct sales and marketing are passed in the markets in which we operate, it would take time to train our sales professionals to comply with such laws, and we may be exposed to fines or other penalties for violations of such laws. If we fail to compete effectively through our direct-selling efforts, our financial condition, results of operations and growth prospects could be adversely affected.

Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.

China is a major producer of solar cells and other solar products. Certain solar cells, modules, laminates and panels from China are subject to various U.S. antidumping and countervailing duty rates, depending on the exporter supplying the product, imposed by the U.S. government as a result of determinations that the U.S. was materially injured as a result of such imports being sold at less than fair value and subsidized by the Chinese government. Historically, we and our subcontractors regularly surveyed the market to identify multiple alternative locations for product manufacturers. Nonetheless, many of the solar products we purchase are from manufacturers in China or from manufacturers in other jurisdictions who rely, in part, on products sourced in China. If alternative sources are not available on competitive terms in the future, we and our subcontractors may be required to purchase these products from manufacturers in China. In addition, tariffs on solar cells, modules and inverters in China may put upward pressure on prices of these products in other jurisdictions from which we or our subcontractors currently purchase equipment, which could reduce our ability to offer competitive pricing to potential customers.

The antidumping and countervailing duties discussed above are subject to annual review and may be increased or decreased. Furthermore, under Section 301 of the Trade Act of 1974, the Office of the United States Trade Representative (“USTR”) imposed tariffs on $200 billion worth of imports from China, including inverters and certain AC modules and non-lithium-ion batteries, effective September 24, 2018. In May 2019, the tariffs were increased from 10% to 25% and may be raised by the USTR in the future. Since these tariffs impact the purchase price of the solar products, these tariffs raise the cost associated with purchasing these solar products from China and reduce the competitive pressure on providers of solar cells not subject to these tariffs.

In August 2021, an anonymous trade group filed a petition with the U.S. Department of Commerce (the “Department of Commerce”) requesting an investigation into whether solar panels and cells imported from Malaysia, Thailand and Vietnam are circumventing anti-dumping and countervailing duties imposed on solar products manufactured in China. The group also requested the imposition of tariffs on such imports ranging from 50% – 250%. In November 2021, the Department of Commerce rejected the petition, citing the petitioners’ ongoing anonymity as one of the reasons for its decision. In March 2022, the Department of Commerce announced it is initiating country-wide circumvention inquiries to determine whether imports of solar cell and modules produced in Cambodia, Malaysia, Thailand and Vietnam that use components from China are circumventing anti-dumping and countervailing duty orders on solar cells and modules from China. The Department of Commerce’s inquiries were initiated pursuant to a petition filed by Auxin Solar, Inc. on February 8, 2022.

While the investigation remains ongoing, in December 2022, the Department of Commerce announced its preliminary determination in the investigation. In its determination, the Department of Commerce found that certain Chinese solar manufacturers circumvented U.S. import duties by routing some of their operations through Cambodia, Malaysia, Thailand and Vietnam. Given the Department of Commerce preliminarily found that circumvention was occurring through each of the four Southeast Asian countries, the Department of Commerce made a “country-wide” circumvention finding, which designates each country as one through which solar cells and modules are being circumvented from China. However, companies in these countries will be permitted to certify they are not circumventing the U.S. import duties, in which case the circumvention findings may not apply. The Department of Commerce will take a number of additional steps before issuing a final determination. In particular, the Department of Commerce will conduct in-person audits to verify the information that was the basis of its preliminary determination. Furthermore, the Department of Commerce will gather public comments on the preliminary determination to consider before issuing its final determination. Notably, however, on June 6, 2022, the President of the United States issued an emergency declaration establishing a tariff exemption of two years for solar panels and cells imported from Cambodia, Malaysia, Thailand and Vietnam, delaying the possibility of the imposition of dumping duties until the end of such two-year period. In September 2022, the Department of Commerce issued its final rule effectuating the two-year exemption period, and new dumping duties will not be imposed on solar panels and cells imported from Cambodia, Malaysia, Thailand and Vietnam until the earlier of two years after the date of the emergency declaration or when the emergency is terminated. Tariffs may be reinstated following the exemption period, but imports of solar cells and modules will not be subject to retroactive tariffs during the exemption period. The addition of new dumping duties would significantly disrupt the supply of solar cells and modules to customers in the U.S., as a large percentage of solar cells and modules used in the U.S. are imported from Cambodia, Malaysia, Thailand and Vietnam. If imposed, these or similar tariffs could put upward pressure on prices of these solar products, which could reduce our ability to offer competitive pricing to potential customers.

In addition, in December 2021, the U.S. International Trade Commission recommended the President extend tariffs initially imposed in 2018 on imported crystalline silicon PV cells and modules for another four years, until 2026. Under Presidential Proclamation 10339, published in February 2022, President Biden extended the tariff beyond the scheduled expiration date of February 6, 2022, with an initial tariff of 14.75%, which will gradually be reduced to 14% by the eighth year of the measure. Since such actions increase the cost of imported solar products, to the extent we or our subcontractors use imported solar products or domestic producers are able to raise their prices for their solar products, the overall cost of the solar energy systems will increase, which could inhibit our ability to offer competitive pricing in certain markets.

Additionally, the U.S. government has imposed various trade restrictions on Chinese entities determined to be acting contrary to U.S. foreign policy and national security interests. For example, the Department of Commerce’s Bureau of Industry and Security has added a number of Chinese entities to its entity list for enabling human rights abuses in the XUAR or for procuring U.S. technology to advance China’s military modernization efforts, thereby imposing severe trade restrictions against these designated entities. Moreover, in June 2021, U.S. Customs and Border Protection issued a Withhold Release Order pursuant to Section 307 of the Tariff Act of 1930 excluding the entry into U.S. commerce of silica-based products (such as polysilicon) manufactured by Hoshine Silicon Industry Co. Ltd. (“Hoshine”) and related companies, as well as goods made using those products, based on allegations related to Hoshine labor practices in the XUAR to manufacture such products. Additionally, in December 2021, Congress passed the UFLPA, which, with limited exception, prohibits the importation of all goods or articles mined or produced in whole or in part in the XUAR, or goods or articles mined or produced by entities working with the XUAR government to recruit, transport or receive forced labor from the XUAR. To date, intensive examinations, withhold release orders, and related governmental procedures have resulted in supply chain and operational delays throughout the industry. Although we maintain policies and procedures designed to maintain compliance with applicable governmental laws and regulations, these and other similar trade restrictions that may be imposed in the future may cause us to incur substantially higher compliance and due diligence costs in connection with procurement and have the effect of restricting the global supply of, and raising prices for, polysilicon and solar products, which could increase the overall cost of solar energy systems, reduce our ability to offer competitive pricing in certain markets and adversely impact our business and results of operations. Further, any operational delays or other supply chain disruption resulting from the human rights concerns or any of the supply chain risks articulated above, associated governmental responses, or a desire to source products, components, or materials from other manufacturers or regions could result in shipping, sales and installation delays, cancellations, penalty payments, or loss of revenue and market share, or may cause our key suppliers to seek to re-negotiate terms and pricing with us, any of which could have a material adverse effect on our business, results of operations, cash flows, and financial condition.

While we believe the tariffs and trade regulations described above have contributed to price increases for components that we purchase, we believe that these price increases were due largely to a combination of other factors, including supply chain constraints, increased demand for solar systems in the U.S. and Europe, rising inflation, and higher labor, material, and shipping costs. We do not have information that allows us to quantify the specific amount of price increases attributable to the tariffs and trade regulations described. We cannot predict what additional actions the U.S. may adopt with respect to tariffs or other trade regulations or what actions may be taken by other countries in retaliation for such measures. The tariffs described above, the adoption and expansion of trade restrictions, the occurrence of a trade war or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, our costs and ability to economically serve certain markets. If additional measures are imposed or other negotiated outcomes occur, our ability or the ability of our subcontractors to purchase these products on competitive terms or to access specialized technologies from other countries could be further limited, which could adversely affect our business, financial condition and results of operations.

Any failure to comply with laws and regulations relating to interactions by us or third parties (such as our dealers and subcontractors) with customers or with licensing requirements applicable to our business could result in negative publicity, claims, investigations and litigation, and may adversely affect our financial performance.

Our business involves transactions with customers. We and our subcontractors and dealers must comply with numerous federal, state and local laws and regulations that govern matters relating to our interactions with customers, including those pertaining to privacy and data security, home improvement contracts, warranties and direct-to-home solicitation, along with certain rules and regulations specific to the marketing and sale of residential solar products and services. These laws and regulations are dynamic and subject to potentially differing interpretations, and various federal, state and local legislative and regulatory bodies may expand current laws or regulations, or enact new laws and regulations, regarding these matters. Changes in these laws or regulations or their interpretation could dramatically affect how we do business, acquire customers, and manage and use information we collect from and about current and prospective customers and the costs associated therewith. We strive to comply with all applicable laws and regulations relating to our interactions with customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Noncompliance with any such laws or regulations, or the perception that we or our subcontractors or dealers have violated such laws or regulations or engaged in deceptive practices that could result in a violation, could also expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business. We have incurred, and will continue to incur, significant expenses to comply with such laws and regulations, and increased regulation of matters relating to our interactions with customers could require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations.

Any investigations, actions, adoption or amendment of regulations relating to the marketing of our products could divert management’s attention from our business, require us to modify our operations and incur significant additional expenses, which could have an adverse effect on our business, financial condition, and results of operations or could reduce the number of our potential customers.

We cannot ensure that our sales professionals and other personnel will always comply with our standard practices and policies, as well as applicable laws and regulations. In any of the numerous interactions between our sales professionals or other personnel and our customers or potential customers, our sales professionals or other personnel may, without our knowledge and despite our efforts to effectively train them and enforce compliance, engage in conduct that is or may be prohibited under our standard practices and policies and applicable laws and regulations. Any such non-compliance, or the perception of non-compliance, may expose us to claims, proceedings, litigation, investigations or enforcement actions by private parties or regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business and reputation. We have incurred, and will continue to incur, significant expenses to comply with the laws, regulations and industry standards that apply to us.

In addition, our affiliations with third-party dealers and subcontractors may subject us to alleged liability in connection with actual or alleged violations of law by such third parties, whether or not actually attributable to us, which may expose us to significant damages and penalties, and we may incur substantial expenses in defending against legal actions related to third parties, whether or not we are ultimately found liable.

Compliance with environmental laws and regulations can be expensive, and noncompliance with these laws and regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all applicable foreign, U.S. federal, state, and local laws and regulations regarding pollution control and protection of safety and the environment. These laws and regulations may include obligations relating to the release, emissions or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes and the health and safety of our employees and other persons. Under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from owners or operators of property where releases of hazardous substances have occurred or are ongoing, even if the owner or operator was not responsible for such release or otherwise at fault. We use solar energy system and energy storage components that may contain toxic, volatile and otherwise hazardous substances in our operations. Any failure by us to control the use of, transport of, or to restrict adequately the discharge of, hazardous substances could subject us to, among other matters, potentially significant monetary damages and fines or liabilities or suspensions of our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future environmental laws and regulations, we may be required to pay substantial fines, suspend production or cease operations, or be subjected to other sanctions. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage.

In addition, U.S. legislation includes disclosure requirements regarding the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries and procedures regarding a manufacturer’s efforts to prevent the sourcing of such “conflict” minerals. We have incurred and will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. The implementation of these requirements could affect the sourcing and availability of minerals used in the manufacture of solar products. As a result, there may only be a limited pool of suppliers who provide conflict-free minerals, and we cannot be certain that we will be able to obtain products in sufficient quantities or at competitive prices. Since our supply chain is complex, we have not been able to sufficiently verify, and in the future, we may not be able to sufficiently verify, the origins for these conflict minerals used in our products. As a result, we may face reputational challenges with our customers and other stakeholders if we are unable to sufficiently verify the origins for all conflict minerals used in our products.

Compliance with health and safety laws and regulations can be complex, and noncompliance with these laws and regulations may result in potentially significant monetary damages and fines.

We are subject to a number of federal and state laws and regulations, including the federal Occupational Safety and Health Act and comparable state statues, establishing requirements to protect the health and safety of workers. The OSHA hazard communication standard, the US EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act, and comparable state statutes, require maintenance of information about hazardous materials used or produced in operations and provision of this information to employees, state and local government authorities, and citizens. Other OSHA standards regulate specific worker safety aspects of our operations. Substantial fines and penalties can be imposed, and orders or injunctions limiting or prohibiting certain operations may be issued, in connection with any failure to comply with these laws and regulations.

Our business is subject to complex and evolving U.S. and international privacy and data protection laws, rules, policies and other obligations. Many of these laws and regulations are subject to change and uncertain interpretation and could result in claims, increased cost of operations or otherwise harm our business.

Consumer personal privacy and data security have become significant issues and the subject of rapidly evolving regulation. Furthermore, federal, state and local government bodies or agencies have in the past adopted, and may in the future adopt, more laws and regulations affecting data privacy. For example, new California legislation and regulations afford California consumers an array of new rights, including the right to be informed about what kinds of personal information companies have collected and the purpose for the collection. Complying with such laws or regulations, including in connection with any future expansion into new states (e.g., California), may significantly impact our business activities and require substantial compliance costs that adversely affect our business, operating results, prospects and financial condition. To date, we have not experienced substantial compliance costs in connection with fulfilling the requirements with any such laws or regulations. However, we cannot be certain that compliance costs will not increase in the future with respect to such laws or regulations. Furthermore, if we expand to foreign markets we will be subject to additional privacy and data protection laws, such as the General Data Protection Regulation in the European Union.

We operate a call center that uses personal information to conduct follow-up marketing calls to prospective customers of our solar energy systems. The out-going marketing calls we make are subject to the Telephone Consumer Protection Act (“TCPA”) and any failure to comply with the TCPA could result in significant fines and potential litigation from consumers.

Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data protection laws, regulations and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to our business may limit the use and adoption of, and reduce the overall demand for, our solutions. If we are not able to adjust to changing laws, regulations and standards related to privacy or security, our business may be harmed.

A change in our effective tax rate could have a significant adverse impact on our business, and an adverse outcome resulting from examination of our income or other tax returns could adversely affect our results.

A number of factors may adversely affect our future effective tax rates, such as the jurisdictions in which our profits are determined to be earned and taxed; changes in the valuation of our deferred tax assets and liabilities; adjustments to estimated taxes upon finalization of various tax returns; adjustments to our interpretation of transfer pricing standards; changes in available tax credits, grants and other incentives; changes in stock-based compensation expense; the availability of loss or credit carryforwards to offset taxable income; changes in tax laws or the interpretation of such tax laws (for example federal and state taxes); and changes in U.S. generally accepted accounting principles (“GAAP”). A change in our effective tax rate due to any of these factors may adversely affect our future results from operations.

Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely affect our provision for income taxes. In addition, we are subject to examination of our income tax returns by various tax authorities. We regularly assess the likelihood of adverse outcomes resulting from any examination to determine the adequacy of our provision for income taxes. An adverse determination of an examination could have an adverse effect on our results of operations and financial condition.

Additionally, U.S. tax reform may lead to further changes in (or departure from) these norms. As these and other tax laws and related regulations change, our results of operations, cash flows, and financial condition could be materially impacted. Given the unpredictability of these possible changes and their potential interdependency, it is very difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow.

Risks Related to This Offering and Ownership of Zeo Securities

Sales of a substantial number of our securities in the public market by the selling securityholders and/or by our existing securityholders could cause the price of our shares of Class A Common Stock and Warrants to fall.

The selling securityholders can sell, under this prospectus, up to

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

However, the Sponsor and each other shareholders party to the Amendment to the Letter Agreement and each Seller party to the Lock-Up Agreement is prohibited from transferring any securities of Zeo until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement), these shares of Class A Common Stock may be sold after the expiration or early termination or release of the respective applicable lock-up under the Amendment to the Letter Agreement or Lock-Up Agreement, as applicable. Additionally, the Initial Shareholders have agreed not to transfer an aggregate of 500,000 shares of Class A Common Stock until two years after the Closing (with such shares being forfeited upon the occurrence of a Convertible OpCo Preferred Unit Optional Conversion or a Convertible OpCo Preferred Unit Redemption within two years after Closing).

The sale of all or a portion of the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the selling securityholders may still experience a positive rate of return on the securities they purchased due to the price at which such selling securityholder initially purchased the securities. See “Risk Factors — Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.” below.

In addition, sales of a substantial number of our shares of Class A Common Stock and/or Warrants in the public market by the selling securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our Class A Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Warrants.

Sales, or the perception of sales, of our Class A Common Stock, including those shares registered in this registration statement, by us or our existing stockholders in the public market could cause the market price for our Class A Common Stock to decline.

The sale of substantial amounts of shares Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of the Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the effectiveness of this registration statement and the expiration or waiver of the lock-ups described in the risk factor above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain securityholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our Class A Common Stock reserved for future issuance under the 2024 Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the 2024 Plan currently equals 3,220,400 shares of Class A Common Stock.

We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our Class A Common Stock or securities convertible into or exchangeable for shares of our Class A Common Stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. The initial registration statement on Form S-8 is expected to cover approximately 3,220,400 shares of Class A Common Stock.

Certain existing securityholders purchased, or may purchase, securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in the Company may not experience a similar rate of return.

Certain stockholders in the Company, including certain of the selling securityholders, acquired, or may acquire, shares of our Class A Common Stock or Warrants at prices below the current trading price of our Class A Common Stock or Warrants, as applicable, and may experience a positive rate of return based on the current trading price.

For example, the Sponsor and the other Initial Shareholders can earn a positive rate of return on their investment if the trading price of Class A Common Stock is approximately $2.04 or more per share. Public stockholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsor and the other Initial Shareholders purchased shares of our Class A Common Stock and Warrants.

Our management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

Most of the individuals who now constitute our management team have limited to no experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our businesses, which could adversely affect our businesses. It is probable that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which would increase our operating costs in future periods.

We will incur significant costs as a result of operating as a public company.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Nasdaq listing requirements and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes are greater than those for private companies. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on the Board, committees of the Board or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of Class A Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner, which could adversely affect our business.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

As a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which requires us to document and make significant changes to our internal control over financial reporting. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as well as rules adopted, and to be adopted, by the SEC and Nasdaq, and other applicable securities rules and regulations, which impose various requirements on public companies, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel need to devote a substantial amount of time to these public company requirements. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We may need to hire additional legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge and maintain an internal audit function.

Likewise, as a public company, we may lose our status as an “emerging growth company,” as defined in the JOBS Act, and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which we are deemed to be a large accelerated filer, which would occur once we are subject to Exchange Act reporting requirements for 12 months, have filed at least one SEC annual report and the market value of our common equity held by non-affiliates equals or exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. If we become subject to the SEC’s internal control reporting and attestation requirements, we might not be able to complete our evaluation, testing and any required remediation in a timely fashion. In addition, our current controls and any new controls that we develop may become inadequate because of poor design and changes in our business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by our independent registered public accounting firm and their attestation reports.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

We have identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses are listed below:

•        Ineffective controls over period end financial disclosure and reporting processes, including not timely performing certain reconciliations and the completeness and accuracy of those reconciliations, and lack of effectiveness of controls over accurate accounting and financial reporting and reviewing the underlying financial statement elements that led to, for example, inappropriate revenue recognition, preparing consolidating financial statements that did not contain the required eliminating journal entries for intercompany transactions, and recording incorrect journal entries that also did not have the sufficient review and approval.

•        Insufficient controls around the review of certain technical accounting matters and related entries due to lack of sufficient staffing of adequate accounting resources.

•        Inadequate segregation of duties in various key processes, including user access within the information technology control environment.

•        Lack of documentation of policies and procedures including cybersecurity, user access reviews, and sufficient change management around the information technology control environment.

•        Incomplete mapping of our risk assessment to our accounting processes and control objectives and a lack of formality in our internal control activities, especially related to management review-type controls.

These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to our financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified.

Our plan includes the below:

•        Designing and implementing a risk assessment process supporting the identification of risks.

•        Implementing systems and controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Improving our internal control policies and procedures to specifically address controls around segregation of duties, cybersecurity, user access reviews, and changes in management.

•        Implementing specific user access, segregation of duties and change management controls within our financial reporting IT systems.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”). We are in the process of hiring additional resources and we are engaging with a third-party consulting firm to assist us with our formal internal control plan and to provide accounting services related to complex accounting transactions.

•        Implementing controls to enable an effective and timely review of period-end close procedures.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2023 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers.

However, if we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that are placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely or effective manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of poor design or changes in our business, including increased complexity resulting from any international expansion, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us and adversely affect the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Changing laws and regulations could create uncertainty for Zeo regarding compliance matters and result in higher costs.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected.

The rules and regulations applicable to public companies make it more expensive for Zeo to obtain and maintain director and officer liability insurance, which could adversely affect its ability to attract and retain qualified officers and directors.

The rules and regulations applicable to public companies make it more expensive for Zeo to obtain and maintain director and officer liability insurance, and Zeo may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The potential for increased personal liability could also make it more difficult for Zeo to attract and retain qualified members of the Board, particularly to serve on its audit committee and compensation committee, and qualified executive officers.

An active, liquid market for Zeo’s securities may not develop, which would adversely affect the liquidity and price of Zeo’s securities.

The price of Zeo’s securities may vary significantly due to factors specific to Zeo as well as to general market or economic conditions. Furthermore, an active, liquid trading market for Zeo’s securities may never develop, or, if developed, it may not be sustained. You may be unable to sell your securities without depressing the market price for the securities or at all unless an active, liquid market can be established and sustained. An inactive trading market may also impair Zeo’s ability to attract and motivate employees through equity incentive awards and to acquire other companies, products or technologies by using shares of capital stock as consideration.

The market price of the shares of Class A Common Stock may decline.

The market price of the shares of Class A Common Stock may decline for a number of reasons, including if:

•        investors react negatively to the prospects of Zeo’s business;

•        Zeo’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Zeo does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The price of Class A Common Stock may change significantly, even if Zeo’s business is doing well, and you could lose all or part of your investment as a result.

The trading price of shares of Class A Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Class A Common Stock at an attractive price due to a number of factors such as the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Zeo’s competitors;

•        changes in expectations as to Zeo’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Zeo or its competitors;

•        announcements by Zeo or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Zeo’s management;

•        changes in general economic or market conditions (including changes in interest rates or inflation) or trends in Zeo’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Zeo’s business;

•        future sales of Class A Common Stock or other securities;

•        dilution as a result of future exercises of Warrants, conversion of the Convertible OpCo Preferred Units or exchanges of the Exchangeable OpCo Units;

•        investor perceptions of the investment opportunity associated with Class A Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Zeo or third parties, including Zeo’s filings with the SEC;

•        litigation involving Zeo, Zeo’s industry, or both, or investigations by regulators into the Board, Zeo’s operations or those of Zeo’s competitors;

•        guidance, if any, that Zeo provides to the public, any changes in this guidance or Zeo’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Class A Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Class A Common Stock, regardless of Zeo’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Class A Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Zeo were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Zeo’s business regardless of the outcome of such litigation.

Warrants issued in the IPO are exercisable for Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the stockholders of Zeo.

Outstanding Warrants to purchase an aggregate of 13,800,000 shares of Class A Common Stock are exercisable in accordance with the terms of the warrant agreement governing those securities. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of Class A Common Stock will be issued, which will result in dilution to the then existing holders of Class A Common Stock and increase the number of shares eligible for resale in the public market.

Zeo stockholders may experience significant dilution as a result of a Convertible OpCo Preferred Unit Conversion.

Subject to the conditions described in the OpCo A&R LLC Agreement, the holder of the Convertible OpCo Preferred Units may, or OpCo may require the holder of such Convertible OpCo Preferred Units to, convert all of such holder’s Convertible OpCo Preferred Units into such number of Exchangeable OpCo Units as determined by the conversion ratio applicable to the respective Convertible OpCo Preferred Unit Conversion. Upon the occurrence of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, all Exchangeable OpCo Units received as a result of such conversion shall be immediately exchanged (together with an equal number of shares of Class V Common Stock) into an equal number of shares of Class A Common Stock. Accordingly, if the Convertible OpCo Preferred Units are converted into Exchangeable OpCo Units and immediately thereafter exchanged for shares of Class A Common Stock, holders of Class A Common Stock could experience significant dilution. Further, if the holders of the shares of Class A Common Stock issued as a result of a Convertible OpCo Preferred Unit Conversion dispose of a substantial portion of such shares of Class A Common Stock in the public market, whether in a single transaction or series of transactions, it could adversely affect the market price for the Class A Common Stock. These sales, or the possibility that these sales may occur, could make it more difficult for Zeo or its stockholders to sell shares of Class A Common Stock in the future.

Zeo may be subject to securities class action litigation, which may harm its business and operating results.

Certain companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Zeo may be the target of this type of litigation in the future. Securities litigation against Zeo could result in substantial costs and damages and divert Zeo’s management’s attention from other business concerns, which could seriously harm Zeo’s business, results of operations, financial condition or cash flows.

Zeo may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on Zeo’s business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of Zeo’s management’s attention and resources that are needed to successfully run Zeo’s business.

Because there are no current plans to pay cash dividends on shares of Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Class A Common Stock at a price greater than what you paid for them.

Zeo intends to retain future earnings, if any, for future operations, expansion (which may include potential acquisitions) and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of the Board. The Board may take into account general and economic conditions, Zeo’s financial condition and results of operations, Zeo’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Zeo to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. As a result, you may not receive any return on an investment in the shares of Class A Common Stock unless you sell such shares for a price greater than that which you paid for it.

Zeo may issue additional shares of Class A Common Stock or other equity securities without seeking approval of its stockholders, which would dilute your ownership interests and may depress the market price of Class A Common Stock.

Zeo has Warrants outstanding to purchase up to an aggregate of 13,800,800 shares of Class A Common Stock. Additionally, Zeo will issue shares of Class A Common Stock to (i) the holders of Convertible OpCo Preferred Units upon the occurrence of a Convertible OpCo Preferred Unit Conversion and (ii) the Sellers upon the conversion of Seller OpCo Units (together with an equal number of shares of Seller Class V Common Stock) into Class A Common Stock. Further, Zeo may choose to seek third-party financing to provide additional working capital for Zeo’s business, in which event Zeo may issue additional shares of Class A Common Stock or other equity securities. Zeo may also issue additional shares of Class A Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding Warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares of Class A Common Stock or other equity securities of equal or senior rank would have the following effects:

•        Zeo’s existing stockholders’ proportionate ownership interest in Zeo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of Class A Common Stock may be diminished; and

•        the market price of the shares of Class A Common Stock may decline.

If securities or industry analysts do not publish research or reports about Zeo’s business, if they change their recommendations regarding the shares of Class A Common Stock or if Zeo’s operating results do not meet their expectations, the price and trading volume of shares of Class A Common Stock could decline.

The trading market for shares of Class A Common Stock will depend in part on the research and reports that securities or industry analysts publish about Zeo or its businesses. If no securities or industry analysts commence coverage of Zeo, the trading price for shares of Class A Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Zeo downgrade its securities or publish unfavorable research about its businesses, or if Zeo’s operating results do not meet analyst expectations, the trading price of shares of Class A Common Stock would likely decline. If one or more of these analysts cease coverage of Zeo or fail to publish reports on Zeo regularly, demand for shares of Class A Common Stock could decrease, which might cause the share price and trading volume to decline. Accordingly, holders of Class A Common Stock may experience a loss as a result of a decline in the market price of Class A Common Stock. In addition, a decline in the market price of Class A Common Stock could adversely affect Zeo’s ability to issue additional securities and to obtain additional financing in the future.

The ability of Zeo’s management to require holders of Warrants to exercise such Warrants on a cashless basis will cause holders to receive fewer shares of Class A Common Stock upon their exercise of such Warrants than they would have received had they been able to exercise such Warrants for cash.

If Zeo calls the Warrants for redemption after the redemption criteria have been satisfied, Zeo’s management will have the option to require any holder that wishes to exercise Warrants to do so on a “cashless basis.” If Zeo’s management chooses to require holders to exercise their Warrants on a cashless basis, the number of shares of Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his, her or its Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in Zeo.

Zeo may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous for holders of Warrants.

Zeo will have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant; provided, that the last reported sales price of shares of Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Zeo sends the notice of redemption to the holders of Warrants. If and when the Warrants become redeemable by Zeo, Zeo may exercise its redemption right if there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such Warrants. Redemption of the outstanding Warrants could force you to: (i) exercise your Warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

In the event Zeo determines to redeem any Warrants, holders of such Warrants would be notified of such redemption as described in the warrant agreement governing the Warrants. Specifically, in the event that Zeo elects to redeem all of the redeemable Warrants as described above, Zeo will fix a Warrant redemption date. Notice of redemption will be mailed by first class mail, postage prepaid, by Zeo not less than 30 days prior to such date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement governing the Warrants will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via Zeo’s posting of the redemption notice to DTC.

If Zeo’s performance does not meet market expectations, the price of its securities may decline.

If Zeo’s performance does not meet market expectations, the price of the Class A Common Stock may decline. Fluctuations in the price of the Class A common Stock could contribute to the loss of all or part of your investment. If an active market for Class A Common Stock develops and continues, the trading price of the Class A Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in the Class A Common Stock and it may trade at prices significantly below the price you paid for them. Factors affecting the trading price of Class A Common Stock may include:

•        actual or anticipated fluctuations in Zeo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•        changes in the market’s expectations about its operating results;

•        success of competitors;

•        its operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Zeo or the solar energy industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to Zeo;

•        its ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting its business;

•        commencement of, or involvement in, litigation involving Zeo;

•        changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of its common stock available for public sale;

•        any significant change in its board or management;

•        sales of substantial amounts of common stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of the Class A Common Stock irrespective of Zeo’s operating performance. The stock market in general and the Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

The trading prices and valuations of these stocks, and of Zeo’s securities, may not be predictable. A loss of investor confidence in the market for solar energy or the stocks of other companies which investors perceive to be similar to Zeo could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of the Class A Common Stock also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Delaware law and our governing documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our governing documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Board or taking other corporate actions, including effecting changes in the management of Zeo. Among other things, our governing documents include provisions regarding:

•        the ability of the Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, Zeo’s directors and officers;

•        the exclusive right of the Board to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Board;

•        the requirement that, subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders may be called only (i) by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer, in each case, in accordance with our bylaws or (ii) for so long as the holders of shares of the Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, by or at the request of stockholders collectively holding shares of capital stock of Zeo representing a majority of the total voting power of stock entitled to vote generally in election of directors, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of the Board and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in Zeo and inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•        the ability of the Board to amend our bylaws, which may allow the Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend our bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders, delay changes in the Board and discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Zeo.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board or management.

Any provision of our governing documents or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Class A Common Stock and could also affect the price that some investors are willing to pay for shares of Class A Common Stock.

We are a holding company. Our only material asset is our equity interest in OpCo, and we are accordingly dependent upon distributions from OpCo to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in OpCo. We have no independent means of generating revenue. To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. We intend to cause OpCo to make non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and OpCo or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any current or future financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

Moreover, because we have no independent means of generating revenue, our ability to make tax payments and payments under the Tax Receivable Agreement will be dependent on the ability of OpCo to make distributions to us in an amount sufficient to cover our tax obligations and obligations under the Tax Receivable Agreement. This ability, in turn, may depend on the ability of OpCo’s subsidiaries to make distributions to OpCo. We intend that such distributions from OpCo and its subsidiaries be funded with cash from operations or from future borrowings. The ability of OpCo, its subsidiaries and other entities in which it directly or indirectly hold an equity interest to make such distributions will be subject to, among other things, (i) the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and (ii) restrictions in relevant debt instruments issued by OpCo or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, and such failure to make payments may result in a breach under the Tax Receivable Agreement in certain cases. Because distributions of OpCo will be used to fund Tax Receivable Agreement payments by us, OpCo’s liquidity will be affected negatively by the Tax Receivable Agreement in a material respect.

We are required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the Business Combination, we entered into the Tax Receivable Agreement with the TRA Holders. This agreement generally provides for the payment by us to the TRA Holders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that we actually realize (or are deemed to realize in certain circumstances) in periods after the Business Combination as a result of certain increases in tax basis available to us pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and certain benefits attributable to imputed interest. We will retain the benefit of the remaining 15% of any actual net cash tax savings that we realize.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we experience a change of control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales, or other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), and we make the termination payments specified in the Tax Receivable Agreement in connection with such change of control or other early termination.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of OpCo, and we expect that the payments required to be made under the Tax Receivable Agreement will be substantial. Payments under the Tax Receivable Agreement will reduce the amount of cash provided by the tax savings that would otherwise have been available to us for other uses. Estimating the amount and timing of payments that may become due under the Tax

Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash tax savings generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income and franchise tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending on a number of factors, including the timing of any redemption of Exchangeable OpCo Units, the price of Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming OpCo unitholder’s tax basis in its Exchangeable OpCo Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Any distributions made by OpCo to us in order to enable us to make payments under the Tax Receivable Agreement, as well as any corresponding pro rata distributions made to the OpCo unitholders, could have a substantial negative impact on our liquidity.

The payments under the Tax Receivable Agreement following the exercise of the OpCo Exchange Rights or a Mandatory Exchange will not be conditioned upon a TRA Holder having a continued ownership interest in us or OpCo.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, Zeo realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreement otherwise terminates early (at our election or as a result of our breach or the commencement of bankruptcy or similar proceedings by or against us), our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement, and it is expected that such payment would be substantial. The calculation of anticipated future payments would be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement, and (ii) that any OpCo Units (other than those held by us) outstanding on the termination date are deemed to be redeemed on the termination date. If we were to experience a change of control or the Tax Receivable Agreement was otherwise terminated as of the Closing Date, we estimate that the early termination payment, calculated on the basis of the above assumptions and assuming a share price of $10.00 per share, would be approximately $66.4 million (calculated using a discount rate equal to (i) the greater of (a) 0.25% and (b) the Secured Overnight Financing Rate, plus (ii) 150 basis points). The foregoing amount is merely an estimate, and the actual payment could differ materially. The aggregate amount of payments that are actually made under the Tax Receivable Agreement could substantially exceed the estimated termination payment described above.

Any early termination payment may be made significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the termination payment relates. Moreover, the obligation to make an early termination payment upon a change of control could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.

There can be no assurance that we will be able to satisfy our obligations under the Tax Receivable Agreement.

In the event that payment obligations under the Tax Receivable Agreement are accelerated in connection with a change of control, the consideration payable to holders of Class A Common Stock in connection with such change of control could be substantially reduced.

If we experience a change of control (as defined under the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations), we would be obligated to make a substantial immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. As a result of this payment obligation, holders of Class A Common Stock could receive substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Further, any payment obligations under the Tax Receivable Agreement will not be conditioned upon the TRA Holders having a continued interest in us or OpCo. Accordingly, the TRA Holders’ interests may conflict with those of the holders of Class A Common Stock.

We will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are subsequently disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. The IRS or another taxing authority may challenge all or part of the tax basis increases covered by the Tax Receivable Agreement, as well as other related tax positions we take, and a court could sustain such challenge. The TRA Holders will not be required to reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to any TRA Holder will be netted against future payments that would otherwise be made to such TRA Holder, if any, after our determination of such excess (which determination may be made a number of years following the initial payment and after future payments have been made). As a result, in such circumstances, we could make payments that are greater than our actual net cash tax savings, if any, and we may not be able to recoup those payments, which could have a substantial negative impact on our liquidity.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we and OpCo might be subject to potentially significant tax inefficiencies, and we would not be able to recover payments previously made by us under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

We intend to operate such that OpCo does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, transfers of OpCo Units could cause OpCo to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that redemptions or other transfers of OpCo Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of OpCo Units, and the OpCo A&R LLC Agreement provides for certain limitations on the ability of holders of OpCo Units to transfer their OpCo Units and provides us, as the manager of OpCo, with the right to prohibit the exercise of an OpCo Exchange Right if we determine (based on the advice of counsel) there is a material risk that OpCo would be a publicly traded partnership as a result of such exercise.

If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for us and for OpCo, including as a result of our inability to file a consolidated U.S. federal income tax return with OpCo. In addition, we might not be able to realize tax benefits covered under the Tax Receivable Agreement, and we would not be able to recover any payments previously made by us under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.

In certain circumstances, OpCo is required to make tax distributions to the OpCo unitholders, including us, and the tax distributions that OpCo is required to make may be substantial. The OpCo tax distribution requirement may complicate our ability to maintain our intended capital structure.

To the extent OpCo has available cash, we intend to cause OpCo to make generally pro rata distributions to the holders of OpCo Units, including us, in an amount sufficient to cause each OpCo unitholder to receive a distribution at least equal to (i) such OpCo unitholder’s allocable share of net taxable income as calculated with certain assumptions, multiplied by an assumed tax rate, and (ii) with respect to us, any payments required to be made by us under the Tax Receivable Agreement. The assumed tax rate for this purpose will be the combined maximum U.S. federal, state, and local rate of tax applicable to an individual resident in New York City, New York for the applicable taxable year. The amount of tax distributions to such unitholder for any year may be reduced by prior operating distributions made to that unitholder for such year. As a result of certain assumptions in calculating the tax distribution payments, including the assumed tax rate, we may receive tax distributions from OpCo that exceed our actual tax liability and our obligations under the Tax Receivable Agreement by a material amount.

The receipt of such excess distributions would complicate our ability to maintain certain aspects of our capital structure. Such cash, if retained, could cause the value of an OpCo Manager Unit to deviate from the value of a share of Class A Common Stock. If we retain such cash balances, the holders of Exchangeable OpCo Units would benefit from any value attributable to such accumulated cash balances as a result of their exercise of the OpCo Exchange Rights. We intend to take steps to eliminate any material cash balances. Such steps could include distributing such cash balances as dividends on the Class A Common Stock or reinvesting such cash balances in OpCo for additional OpCo Manager Units (with an accompanying stock dividend with respect to Class A Common Stock).

The tax distributions to the OpCo unitholders may be substantial and may, in the aggregate, exceed the amount of taxes that OpCo would have paid if it were a similarly situated corporate taxpayer. Funds used by OpCo to satisfy its tax distribution obligations will generally not be available for reinvestment in its business.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the selling securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. The selling securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such selling securityholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees, and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive up to an aggregate of approximately $158,700,000 from the exercise of all of the Warrants assuming the exercise in full of all such Warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our Warrants is below the $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect Warrant holders to exercise their Warrants and, therefore, we do not expect to receive cash proceeds from any such exercise.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the selling securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “ZEO” and “ZEOWW”, respectively. As of April 16, 2024, there were 23 holders of record of our Class A Common Stock and one holder of record of our Warrants. The actual number of holders of our Class A Common Stock and Warrants is greater than the number of record holders and includes holders of our Class A Common Stock and Warrants whose shares of Class A Common Stock or Warrants are held in street name by brokers and other nominees.

Dividend Policy

The Company has not paid any cash dividends on its shares of its common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of ESGEN and Sunergy, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ESGEN has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, assumes that the Business Combination occurred December 31, 2023. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, has been derived from:

•        The historical audited financial statements of ESGEN as of December 31, 2023; and

•        The historical audited financial statements of Sunergy as of December 31, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been derived from:

•        The historical audited financial statements of ESGEN for the year ended December 31, 2023; and

•        The historical audited financial statements of Sunergy for the year ended December 31, 2023.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date hereof which incorporates Transaction Accounting Adjustments. Sunergy and ESGEN have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Sunergy and ESGEN included herein and in the Current Report on Form 8-K filed by the registrant on March 20, 2024.

Description of the Transactions

Business Combination

On March 13, 2024, the registrant consummated its previously announced business combination, pursuant to the Business Combination Agreement. Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one ESGEN Class A Ordinary Share; and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation. In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Conversion of Securities and Transaction Consideration

Upon the Domestication, each then-outstanding ESGEN Class A Ordinary Share was cancelled and converted into one share of Zeo Class A Common Stock, and each then-outstanding ESGEN Public Warrant was assumed and converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and converted into one share of Zeo Class A Common Stock and one-half of one warrant of the registrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of Sunergy Convertible Interests existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into Sunergy Company Interests in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in the Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares of Zeo Class V Common Stock equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and (y) in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo which equaled the number of total shares of Zeo Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Manager Units which equaled the number of Warrants issued and outstanding immediately after the Closing. Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the Closing, as described above) pro rata to Sun Managers, in exchange for Class A Units (as defined in the SM LLCA) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Management Incentive Plan adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

The material terms and conditions of the Business Combination Agreement are described in greater detail in the Company’s definitive proxy statement/prospectus filed with the SEC pursuant to Rule 424(b)(3) under the Securities Act, on February 13, 2024, in the section entitled “The Business Combination Agreement” beginning on page 146, which information is incorporated herein by reference.

Related Agreements

Sponsor PIPE Investment

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into the Sponsor Subscription Agreement, pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 Convertible OpCo Preferred Units (and be issued an equal number of shares of Zeo Class V Common Stock concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the six months after Closing if called for by Zeo. Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units were issued to Sponsor in return for aggregate consideration of $15,000,000.

Amendments to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, on April 19, 2023, the Initial Shareholders entered into the Letter Agreement Amendment, pursuant to which, among other things, (i) the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Zeo Class A Common Stock ultimately issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Zeo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Zeo Class A Common Stock for cash, securities or other property, (ii) the Initial Shareholders agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Zeo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their SPAC Private Warrants (as defined in the Business Combination Agreement) in connection with Closing.

Side Letter

In connection with the Closing, ESGEN, the Sponsor, the Initial Shareholders and Sunergy entered into a side letter, pursuant to which 778,381 of the Sponsor Forfeited Shares were retained in the treasury of Zeo rather than being cancelled and such shares, following conversion into shares of Zeo Class A Common Stock, were available to be issued in connection with the Closing. At the Closing these shares were issued to K2 (as defined below), Piper (as defined below) and three other third-party investors.

NRA Agreement

On March 11, 2024, ESGEN entered into a non-redemption agreement (the “NRA”) with The K2 Principal Fund L.P. (“K2”), pursuant to which K2 agreed (i) to purchase at least 174,826 ESGEN Class A Ordinary Shares in the open market from investors who had elected to redeem such shares in connection with ESGEN’s extraordinary general meeting of shareholders held to approve the transactions contemplated by the Business Combination Agreement and (ii) not to redeem and to validly rescind any redemption requests on such purchased ESGEN Class A Ordinary Shares. K2 ultimately purchased 176,786 ESGEN Class A Ordinary Shares in accordance with the foregoing.

In exchange for the foregoing commitments to purchase and not redeem such Class A Ordinary Shares, ESGEN agreed to issue, for no consideration an aggregate of 225,174 shares of Zeo Class A Common Stock at the Closing.

Engagement Letter

On April 19, 2023, Piper Sandler & Co. (“Piper”) and Sunergy agreed to the withdrawal of Piper from its role as financial advisor to Sunergy with respect to the Business Combination, and on September 5, 2023, Piper changed its role to providing buy-side and debt advisory services to Sunergy pursuant to an amendment to its engagement letter with Sunergy. On March 8, 2024, Piper and Sunergy agreed to a second amendment to the engagement letter (as so amended, the “Engagement Letter”) which provided that (i) if the Closing occurred, Piper would be issued 50,000 shares of Zeo Class A Common Stock at the Closing (and be added as a party to the A&R Registration Rights Agreement) and be paid six equal installments of $500,000, to be paid every three months starting on July 15, 2024 in full satisfaction of amounts due pursuant to the Engagement Letter and (ii) subject to certain conditions, Piper was granted a right of first refusal on financial advisory services for a period of eighteen months following Closing. Accordingly, Zeo issued Piper 50,000 shares of Zeo Class A Common Stock at Closing.

A&R Registration Rights Agreement

On March 13, 2024, the Sellers, the Initial Shareholders, Piper (the “New PubCo Holders”) and Zeo entered into the A&R Registration Rights Agreement, pursuant to which, among other things, Zeo agreed to provide the New PubCo Holders certain registration rights with respect to certain shares of Zeo Class A Common Stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement or the Charter.

OpCo A&R LLC Agreement

Following the Business Combination, Zeo has been organized in an “Up-C” structure, such that OpCo and the subsidiaries of OpCo hold and operate substantially all of the assets and business of Zeo, and Zeo is a publicly listed holding company that holds common equity interests in OpCo, which holds all of the equity interests in Sunergy. Until any redemption of Exchangeable OpCo Units has occurred as described below, the Sellers generally hold the remainder of the common equity interests of OpCo through their ownership of the Exchangeable OpCo Units. In addition, as described above, the Sponsor owns all of the Convertible OpCo Preferred Units upon the Closing. Except for the consent rights of Sponsor noted below or as specifically set forth in the OpCo A&R LLC Agreement, Zeo has the full, exclusive and complete discretion to manage and control the business and affairs of OpCo.

Accordingly, on March 13, 2024, concurrently with the Closing, OpCo amended and restated its limited liability company agreement in its entirely to, among other things, provide a holder of Exchangeable OpCo Units the right to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Zeo Class V Common Stock, for shares of Zeo Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Charter. The OpCo A&R LLC Agreement also provides for mandatory OpCo Unit Redemptions in certain limited circumstances, including in connection with certain changes of control. Subject to certain conditions, the Convertible OpCo Preferred Units are redeemable by Zeo and following the first anniversary of the Closing may be converted by the Sponsor into Exchangeable OpCo Units (and then would be immediately converted, together with the accompanying shares of Zeo Class V Common Stock, into Zeo Class A Common Stock). The Convertible OpCo Preferred Units have accruing distributions of 10% per annum and the Sponsor as holder thereof has certain consent rights over the taking of certain actions of OpCo and its subsidiaries.

The following table summarizes the pro forma number of shares of Zeo Common Stock outstanding following the consummation of the Business Combination and the Domestication, discussed further in the sections below, excluding the potential dilutive effect of the Warrants and the Convertible OpCo Preferred Units.

Equity Capitalization Summary	Shares	%
Sunergy Stockholders	33,730,000	83.8%
ESGEN Public Stockholders	248,579	0.6%
Initial Stockholders	742,568	1.8%
ESGEN Sponsor Stockholders	4,757,436	11.8%
Advisor Shares	553,207	1.4
Backstop Investor Shares	225,174	0.6
Total common stock	40,256,964	100.0%

The following table shows the book equity per share of Zeo Common Stock held by non-redeeming holders of Zeo Common Stock:

Shares	40,256,964
Book equity per share	$0.21

Accounting for the Business Combination

The Business Combination was accounted for as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control in accordance with the guidance for common control transactions in ASC 805-50. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Sunergy.

Sunergy was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Based upon the evaluation of the OpCo A&R LLC Agreement, OpCo is considered to be a VIE, and ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, Zeo will consolidate OpCo and will be considered to the accounting acquirer; however, further consideration of whether the entities are under common control is required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if common control existed. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. The FASB ASC does not include a definition of common control. In practice, entities with a common parent entity, as determined under ASC 810, are generally considered to be under common control. EITF Issue 02-5, “Definition of ‘Common Control’ in Relation to FASB Statement No. 141”, which was never finalized or codified, has also been applied in practice to determine when entities are under common control. EITF Issue 02-5 indicates that common control would exist in any of the following situations:

•        An individual (including trusts in which the individual is the beneficial owner) or entity holds more than 50 percent of the voting ownership of each entity.

•        Immediate family members hold more than 50 percent of the voting ownership interest of each entity, and there is no evidence that those family members would vote their shares in any way other than in concert. Immediate family members include a married couple and their children, but not the married couple’s grandchildren. Entities might be owned in varying combinations among living siblings and their children. Those situations require careful consideration of the substance of the ownership and voting relationships.

•        A group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Prior to the Business Combination and the contributions to Sun Managers, Sunergy was majority owned by 5 entities (the “Primary Sellers”):

•        Southern Crown Holdings, LLC (wholly owned by Anton Hruby) — 230,000 Common Units (23%)

•        LAMADD LLC (wholly owned by Gianluca Guy) — 230,000 Common Units (23%)

•        JKae Holdings, LLC (wholly owned by Kalen Larsen) — 215,000 Common Units (21.5%)

•        Clarke Capital, LLC (wholly owned by Brandon Bridgewater) — 215,000 Common Units (21.5%)

•        White Horse Energy, LC (wholly owned by Timothy Bridgewater) — 90,000 Common Units (9%)

Each of the above parties entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN occurred within the term of the Voting Agreement.

Prior to the Business Combination and the contributions to Sun Managers, the Primary Sellers had 98% ownership in Sunergy. Immediately following the Business Combination, the Sellers owned 83.8% of the Common Stock of the registrant through their Zeo Class V Common Stock that have voting interests.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the registrant in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the Business Combination and their shares following the Business Combination and, therefore, there is no change of control before or after the Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•        Since the Business Combination, the Board has been comprised of one individual designated by ESGEN and five individuals designated by Sunergy.

•        Since the Business Combination, management of the Company has been the existing management at Sunergy immediately prior to the Business Combination. The individual that was serving as the chief executive officer and chief financial officer of Sunergy’s management team immediately prior to the Business Combination continues substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. The C Corporation (ESGEN) is considered to be a substantive entity, the LLC (OpCo) is a business and VIE, and the C Corporation is considered to be the accounting acquirer since it is the primary beneficiary of the LLC. In a transaction that is a combination of entities under common control, the acquirer (ESGEN) should recognize the acquired entity (OpCo and Sunergy) on the same basis as the entities’ common parent.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2023, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are based on the audited financial statements of ESGEN and Sunergy. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023(1)

	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$8,022,306	$60,518	$15,000,000	A	$18,069,401
			2,857,872	B
			(7,974,949)	C
			588,602	I
			(484,948)	O
Accounts receivable, less reserves	2,970,705	—	—		2,970,705
Inventories, net	350,353	—	—		350,353
Prepaid installation costs	4,705,519	—	—		4,705,519
Prepaid expenses and other assets	40,403	19,279	—		59,682
Total current assets	16,089,286	79,797	9,986,577		26,155,660
Non-current assets
Property, plant, and equipment	2,918,320	—	—		2,918,320
Operating lease ROU assets	1,135,668	—	—		1,135,668
Other assets	62,140	—	—		62,140
Goodwill	27,010,745	—	—		27,010,745
Intangible assets, net	771,028	—	—		771,028
Deferred tax asset, net	—	—	1,621,042	K	1,621,042
Marketable securities held in Trust Account	—	16,018,732	(2,857,872)	B	—
			(13,336,056)	L
			175,196	H
Total non-current assets	31,897,901	16,018,732	(14,397,690)		33,518,943
Total assets	$47,987,187	$16,098,529	$(4,411,113)		$59,674,603

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	7,660,452	5,669,349	(2,891,346)	C	10,438,455
Due to related party	—	339,193	20,000	I	—
			(359,193)	O
Promissory note – related party		1,783,744	588,602	I	—
			49,299	H
			(2,421,645)	O
Due to officer’s – related party	—	—	—		—
Current portion of long-term debt	404,871	—	—		404,871
Current portion of lease liabilities	539,599	—	—		539,599
Contract liabilities	5,023,418	—	—		5,023,418
Total current liabilities	13,628,340	7,792,286	(5,014,283)		16,406,343
Non-current liabilities
Long-term debt	1,389,545	—	—		1,389,545
Non-current operating lease liabilities	636,414	—	—		636,414
Convertible preferred securities	—	—	14,550,000	A	14,550,000
Warrant liabilities	—	1,113,600	(505,440)	N	608,160
Total non-current liabilities	2,025,959	1,113,600	14,044,560		17,184,119
Total liabilities	15,654,299	8,905,886	9,030,277		33,590,462

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023(1) — (Continued)

	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Class A ordinary shares subject to possible redemption	—	16,018,732	(2,857,872)	F	—
			175,196	H
			(13,336,056)	L
Redeemable noncontrolling interest	—	—	17,540,442	J	17,540,442

EQUITY
ESGEN preferred stock	—	—			—
Class V common stock			3,373	D	3,523
			150	A
Class A common stock			503	R	503
ESGEN Class A ordinary shares	—	562	25	F	—
			(162)	G
			55	P
			23	Q
			(503)	R
ESGEN Class B ordinary shares	—	128	(54)	G	—
			(74)	G
Additional paid-in capital	—	—	(1,808,685)	C	8,496,509
			29,520,315	D
			(13,349,019)	E
			2,857,847	F
			290	G
			(17,540,442)	J
			1,621,042	K
			114,000	M
			2,295,890	O
			449,850	A
			2,765,980	P
			1,569,440	Q
Members’ Equity	29,523,688		(29,523,688)	D	—
Accumulated deficit	2,809,200	(8,826,779)	(3,274,918)	C	43,165
			13,349,019	E
			(49,299)	H
			(20,000)	I
			(114,000)	M
			505,440	N
			(2,766,035)	P
			(1,569,463)	Q
Equity attributable to shareholders	32,332,888	(8,826,089)	(14,963,099)		8,543,700
Total equity and liabilities	$47,987,187	$16,098,529	$(4,411,113)		$59,674,603

____________

(1)      The unaudited pro forma condensed combined balance sheet as of December 31, 2023, combines the audited balance sheet of Sunergy as of December 31, 2023, with the audited balance sheet of ESGEN as of December 31, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023(2)

	Sunergy (US GAAP Historical)	ESGEN (US GAAP Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$94,601,749	$—	$—		$94,601,749
Revenue from related parties	15,464,852	—	—		15,464,852
Cost of sales	(88,030,259)	—	—		(88,030,259)
Gross profit	22,036,342	—	—		22,036,342
Sales and marketing	(1,157,910)	—	—		(1,157,910)
Depreciation and amortization expense	(1,860,188)	—	—		(1,860,188)
General and administrative expenses	(12,480,409)	—	(2,766,035)	HH	(16,815,907)
			(1,569,463)	II
Formation and operating costs	—	(5,059,125)	120,000	BB	(4,939,125)
Transaction costs			(2,622,594)	CC	(2,622,594)
Total operating expenses	(15,498,507)	(5,059,125)	(6,838,092)		(27,395,724)

Operating income (loss)	6,537,835	(5,059,125)	(6,838,092)		(5,359,382)

Other income (expense)
Total Other Income (Expense), Net	(183,401)	—	—		(183,401)
Interest expense	(123,996)	—	—		(123,996)
Stock-based compensation expense	—	—	(114,000)	FF	(114,000)
Change in fair value of warrant liabilities	—	(317,376)	160,056	GG	(157,320)
Interest income on marketable securities held in Trust Account	—	1,950,267	(1,950,267)	AA	—
Recovery of offering costs allocated to warrants/Transaction costs		425,040	—		425,040
Total other non-operating income and expenses	(307,397)	2,057,931	(1,904,211)		(153,677)

Net income before income tax	6,230,438	(3,001,194)	(8,742,303)		(5,513,059)

Income tax (expense) benefit	—	—	(682,297)	EE	(682,297)
Net income (loss)	6,230,438	(3,001,194)	(9,424,600)		(6,195,356)

Net income attributable to non-controlling interest	—	—	5,416,479	DD	5,416,479

Net income (loss)	$6,230,438	$(3,001,194)	$(4,008,121)		$(778,877)

Basic and diluted net loss per common unit	1,000,000
Basic net loss per share, Class A ordinary shares subject to possible redemption		$(1.32)

Basic net income per share, Class A and Class B ordinary shares		$0.29

Pro forma weighted average number of shares outstanding – basic and diluted					40,256,960 (1)

Pro forma loss per share – basic and diluted					$(0.02)

____________

(1)      Please refer to Note 7 (“Net Loss per Share”) for details.

(2)      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the audited statement of operations of Sunergy for year ended December 31, 2023, with the audited statement of operations of ESGEN for the year ended December 31, 2023.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Sunergy was determined to be the accounting acquirer, primarily due to the fact that Sunergy stockholders continue to control the combined Company. Under this method of accounting, although ESGEN acquired all of the outstanding equity interests of Sunergy in the Business Combination, ESGEN was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Sunergy issuing equity for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Sunergy.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 assumes that the Business Combination and related transactions occurred on December 31, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        ESGEN’s audited balance sheet as of December 31, 2023; and

•        Sunergy’s audited consolidated balance sheet as of December 31, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        ESGEN’s audited statement of operations for the year ended December 31, 2023; and

•        Sunergy’s audited consolidated statement of operations for the year ended December 31, 2023.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The historical financial statements of Sunergy have been prepared in accordance with U.S. GAAP. The historical financial statements of ESGEN have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Sunergy.

The pro forma adjustments reflect adjustments to record the tax receivable agreement liability. Upon the completion of the Business Combination, PubCo will be a party to a tax receivable agreement. Under the terms of that agreement 85% of the tax benefit to PubCo represents additional purchase price. The tax impacts of the transaction were estimated based on the applicable law and expected filing jurisdictions in effect on December 31, 2023.

The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income of appropriate character. Therefore, the recognition of deferred tax assets, including any valuation allowances, and the resulting impact on the tax receivable agreement liability is subject to change based on a final analysis upon completion of the transaction. The pro forma reflects adjustments to deferred tax assets to reflect the difference between the financial statement and tax basis in the investment in Sunergy. The realizability of the deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income of appropriate character. Therefore, the recognition of deferred tax assets, including any valuation allowance, and the resulting impact on the tax receivable agreement liability is subject to change based on a final analysis upon completion of the transaction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account ESGEN Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management has performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management has not identified differences between the accounting policies of the two entities which have a material impact on the financial statements of the combined Company. Based on its analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EFHAC has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. Sunergy and ESGEN have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2023, are as follows:

A.     Reflects the proceeds of $15,000,000 received from the initial draw of the Convertible Preferred Equity Security and the issuance of 1,500,000 Class V shares to the Sponsor.

B.      Reflects the liquidation and reclassification of $0.3 million of funds held in the Trust Account to cash that became available following the Business Combination.

C.     Reflects the payments of $1.0 of Business Combination related fees and expenses of Sunergy post December 31, 2023 and pre-closing of the Business Combination, the payment of $7.0 million of ESGEN Business Combination related fees and expenses at the closing of the Business Combination, and to accrue $0.7 million of ESGEN Business Combination related fees and expenses and $1.8 million of Sunergy Business Combination related fees and expenses to be paid post-closing of the Business Combination.

D.     Represents the exchange of outstanding Sunergy units into 33,730,000 shares of Class V common stock at a par value of $0.0001 per share at the Business Combination.

E.      Represents the elimination of ESGEN’s historical accumulated losses after recording the transaction costs to be incurred by ESGEN as described in (C) above, the recording of interest earned in the Trust and the administrative fee due to related party as described in (I) below, the recording of the accretion of ordinary shares subject to redemption as described in (H) below, recording of the stock based compensation as described in (M) below, the recording of the cancellation of ESGEN private warrants as described in (N) below and the recording of the shares issued to K2 as described in (Q) below.

F.      Reflects the reclassification of 248,579 shares of ESGEN ordinary shares subject to possible redemption to permanent equity.

G.     Reflects the forfeiture of 2,900,000 shares of ESGEN Class B ordinary shares and the conversion of the remaining ESGEN Class B ordinary shares into Class A ordinary shares on a one-for-one basis.

H.     Reflects the extension payments and interest earned in the Trust account subsequent to December 31, 2023 and to record the accretion of the ordinary shares subject to redemption.

I.       Reflects the additional draw of $0.1 million on the ESGEN October 2023 promissory note — related party, the $0.5 million draw on the ESGEN January 2024 promissory note — related party, and $0.2 million due to related party subsequent to December 31, 2023.

J.       Reflects the recognition of the non-controlling interest as a result of the Up-C structure. In accordance with ASC 480-10-S99 the non-controlling interest is classified as mezzanine equity as the units of the non-controlling interest are exchangeable for Class A Shares at ESGEN Acquisition Corp. (and surrender of the Class V share) or for a cash payment equal to the product of (x) the number of shares of Class A Common Stock that would be delivered to a Member in an Exchange if such Exchange were to be settled in shares of Class A Common Stock, multiplied by (y) the price per share of Class A Common Stock. The cash payment is at the discretion of the Manager (i.e. ESGEN Acquisition Corp.). However, in an Exchange of Class B Units, the price per share of Class A Common Stock shall only be determined by an underwritten offering undertaken by the Manager in anticipation of the Exchange (a “Liquidity Offering”).

K.     Reflects the adjustments to deferred tax assets to reflect the difference between the financial statement and tax basis in the investment in Sunergy and includes tax benefit related to future deductibility of ESGEN legal accruals. The adjustment is net of a valuation allowance related to outside basis in the investment of Sunergy that is capital in nature and is not believed to be realized in the foreseeable future.

L.      Reflects the redemption of 1,159,976 ESGEN Class A ordinary shares at a redemption price of $11.50 per share for an aggregate amount of approximately $13,336,056 on March 12, 2024.

M.     Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the ESGEN Class B Founders Shares transferred to independent directors.

N.     Reflects the cancellation of 14,040,000 ESGEN private placement warrants at the Business Combination.

O.      Reflects the forgiveness of $0.3 million of ESGEN due to related party, $1.9 million of ESGEN promissory note — related party and the payment of $0.5 million of the ESGEN promissory note issued in January 2024 at the closing of the Business Combination.

P.       Reflects the issuance of 553,207 shares of Class A common stock, par value $0.0001, at $5 per share to K2, Piper and three other third party advisors for services rendered in connection with the Business Combination.

Q.     Reflects the issuance of 225,174 shares of Class A common stock, par value $0.0001, at $6.97 per share, the closing price of Zeo Class A common stock on the day of the closing of the Business Combination, issued to K2 pursuant to the terms of the Non-Redemption Agreement.

R.     Reflects the Domestication by converting each outstanding ESGEN Class A ordinary share into Class A common stock of Zeo, par value $0.0001 per share, on a one-for-one basis.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2023 are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

BB.   To eliminate the administrative service fees that will be ceased to pay upon closing of the Business Combination.

CC.   Reflects the transaction costs of ESGEN.

DD.   Reflects the recognition of net income attributable to non-controlling interest as a result of the Up-C structure.

EE.   Reflects the pro forma federal and state income tax due at PubCo (consolidated).

FF.    Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the ESGEN Class B Founders Shares that were transferred to independent directors.

GG.  Reflects the reversal of the fair value adjustment due to the cancellation of the 14,040,000 ESGEN private placement warrants.

HH.  Reflects the expense related to the issuance of 553,207 shares of Class A common stock, par value $0.0001, at $5 per share to K2, Piper and three other third party advisors for services rendered in connection with the Business Combination.

II.     Reflects expense related to the issuance of 225,174 shares of Class A common stock, par value $0.0001, at $6.97 per share, the closing price of Zeo Class A common stock on the day of the closing of the Business Combination, issued to K2 pursuant to the terms of the Non-Redemption Agreement.

Note 3 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions of Public Shares by ESGEN’s Public Shareholders for the year ended December 31, 2023:

Three Months Ended March 31, 2024
Pro forma net loss	$(1,699,200)
Weighted average shares outstanding of common stock – basic and diluted	40,256,964
Net loss per share – basic and diluted	$(1.20)
Excluded securities:(1)
Convertible Preferred Shares(2)	1,363,636
Public Warrants	13,800,000

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

(2)      Assumes the conversion of $15,000,000 of the Convertible Preferred equity security at a conversion price of $11.00 per share.

The following table presents the computation of the basic and diluted income per share of Class A Common Stock for the period of March 13, 2024 (the Closing Date) to March 31, 2024:

Three months ended March 31, 2024
Numerator
Net income attributable to Class A common shareholders	$(1,188,531)
Denominator
Basic and diluted weighted-average shares of Class A common stock outstanding	994,345

Net income per share of Class A common stock – basic and diluted	$(1.20)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computation of diluted net earnings per share of Class A Common Stock.

Three Months Ended March 31, 2024
Warrants(1)	13,800,000
Series A Preferred Stock(2)	1,500,000

____________

(1)      Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.

(2)      Represents number of Preferred Units outstanding at the end of the period that were excluded using the if-converted method.

BUSINESS

Mission

Our company and personnel are passionate about delivering cost savings and increased independence and reliability to energy consumers. Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence.

Business Overview

We were originally incorporated under the name “ESGEN Acquisition Corp.” as a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. As discussed in this prospectus, we completed the Business Combination with Sunergy on March 13, 2024 and changed our name to “Zeo Energy Corp.”

Sunergy was created through the Contribution of Sunergy Solar and Sun First Energy to Sunergy on October 1, 2021. Sunergy Solar, formed in 2005, and initially focused on providing heating, ventilation and air conditioning products and services in Florida, later expanded into installing residential solar energy systems sold directly by the company and third-party sales dealerships. Sun First Energy was established in 2019, and, from its formation to the date of the Contribution, it sold residential solar energy systems in Florida that were installed by other companies. Prior to the Contribution, Sunergy Solar and Sun First Energy had collaborated on residential solar energy system installations and shared a commitment to quality, integrity and customer satisfaction. The Contribution established a vertically integrated company offering solutions that included sale, provision, installation, operation and maintenance of residential solar energy systems and other energy efficient equipment of services. Many of our solar energy system customers also purchase other energy efficiency-related equipment or services or roofing services from us.

We are a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois.

Since the Contribution, we have expanded operations by increasing the number of installations, sales, and administration personnel from approximately 180 as of the Contribution to approximately 532 as of March 31, 2024. In January 2022, we began selling and installing residential solar energy systems and other energy efficiency-related equipment in Texas, in January 2023, we expanded into Arkansas, in September 2023, we entered Missouri, and in February 2024, we entered Ohio and Illinois.

Products and Services

Residential Solar Energy Systems

Zeo’s primary business activity is selling and installing residential solar energy systems that homeowners use to supplement the amount of usable electricity required to power their homes. We currently operate in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois, and have experienced rapid growth in our business since 2020.

Other Energy Efficient Equipment and Services

In 2023, approximately 23% of our customers purchased one or more insulation services, such as adding insulation to a home’s attic or walls. In 2023, in approximately 53% of our sales our customers purchased adders that consisted of equipment designed to increase energy efficiency, including items such as hybrid electric water heaters or swimming pool pumps. During 2023, 1% of our customers purchased battery-based energy storage systems. These battery-based energy storage systems store energy generated from their residential solar energy systems to be used when the system generates less usable electricity than the home requires (such as at night or on cloudy days).

Roofing Services

We install roofs in Florida, where our subsidiary, Sunergy Roofing & Construction, Inc., is a licensed roofing contractor. In Texas, Arkansas, Ohio and Illinois, for some solar energy system customers that need roofing services, we contract with roofing companies for the services. We plan to continue growing our roofing operations, as we believe our roofing services complement our residential solar energy systems and for some customers helps to expedite solar system installations.

Subcontractors

We use subcontractors to install some of our residential solar energy systems at times when we do not have a sufficient number of our own installation teams to timely complete the project. We also use subcontractors to provide all of our insulation services and to install some of the roofing services and energy efficient equipment such as hybrid electric water heaters and pool pumps which we sell. Our subcontractor fees for residential solar energy system installations are typically based on total wattage installed, and our arrangements with installation subcontractors allow either party to terminate the agreement for convenience.

Marketing and Sales

We market our products and services to potential customers directly through in-home visits carried out by our internal sales agents and indirectly through external sales dealers. In the case of leases, a customer is approached by and communicates with the same sales personnel as if the customer were purchasing a system directly from Zeo. We also engage in digital marketing efforts on our own or through third-party marketing specialists, including search engine optimization and social media communications to strengthen our online marketing presence. Our code of conduct applies to our employees, independent contractors and dealers, and it requires adherence to high ethical standards when carrying out business activities.

Internal Direct Sales Force

We have established an internal team of sales agents that markets and sells directly to customers through door-to-door sales approaches. As of March 31, 2024 this team included approximately 337 sales agents, reflecting an approximately 25% agent increase from March 31, 2023. Our sales agents are engaged through full-time contracts lasting from April through August, which is our primary selling season. Sales made through our internal sales team have lower customer acquisition costs than sales sourced through our external dealers. In 2023, approximately 50% of the total systems we installed were sold through our internal sales team.

Sales Through External Dealers

We also install systems sold by external sales dealers that act as our sales representatives with potential customers. The number of dealers that have entered into a current arrangement to sell our solar panel systems was approximately 15 as of March 31, 2024 compared to approximately 30 as of December 31, 2023. The percentage of sales that originate with our external dealers increases during the fall and winter months when our internal sales efforts are diminished. We provide field support and training to these dealers on our sales offerings, sales processes and other business processes, including our software sales platform.

Upon our selection of and engagement with a dealer, the dealer executes our dealer agreement. The majority of our dealer agreements require the dealers to exclusively represent our business with respect to the particular products or services we sell. Dealers have the option of choosing to execute a contract that does not require this exclusivity, and some select this option. Our dealer contracts are terminable for convenience by either party. For each residential solar energy system that we install for a customer that was sold by a dealer, after we receive payment, we compensate the dealer with a commission based on the number of watts of solar panels installed.

We recruit and select dealers based on their experience in the market, ability to produce sales and general reputation for ethical behavior within the industry. As part of our dealer contract, we require our dealers to agree in writing to comply with our code of conduct when carrying out their marketing and other activities.

Customer and Leasing Agreements

A homeowner becomes our customer typically by signing a contract with us to purchase and receive installation of a solar energy system. We have also begun to install solar energy systems that are leased by the customer under an agreement between the customer and a third-party leasing company under which the leasing company will own and lease to a customer a solar energy system. A customer that chooses our products and services typically signs the contract after meeting with one of our sales agents or dealers in the customer’s home and receiving a preliminary system design for their home and pricing for the system. Whether the customer determines to purchase or lease the solar energy system, the sales agent or dealer determines the pricing to be offered to the customer based on product and services price information stored in our sales software for the system components included in a customer’s proposed system. After the customer signs the contract, we schedule and conduct a site survey. If during the site survey we discover property code compliance or other complications with the planned design and installation, we may issue a change order; if required changes represent additional costs to us or the customer, the party that would be responsible for those costs may choose to cancel the contract. After the site survey, we prepare formal design and engineering documents and apply for applicable permits from local government authorities. After required permits are obtained, we schedule and install the solar energy system and any other equipment purchased on the customer’s home.

Purchase Contract Warranties.    As the owner of the residential solar energy system under the purchase and installation agreement, customers receive a manufacturer’s limited warranty for system components. For the principal components of solar panels, inverter, and racking, the manufacturer’s limited warranty typically lasts 25 years. Manufacturers control whether the warranty periods they offer will change for equipment purchased in the future. Though we are not responsible for a manufacturer’s compliance with warranty obligations, we assist customers in contacting the manufacturer if a warranty issue arises. We provide customers at least a ten-year limited warranty for our installation work and at least a five-year limited warranty against roof penetrations. In most of our purchase and installation agreements that we used prior to 2023, we provided a 25-year limited warranty for installation work and against roof penetrations.

Purchase Contracts and Financed Sales.    For the period from January 1, 2024 through March 31, 2024, the large majority of our customers (at least 33%) who purchased residential solar energy systems from us entered into a loan arrangement with a third party to finance the purchase over an extended period of time. The loan agreement between the customer and the third-party lender typically has a repayment term of between 7 and 25 years and requires the customer to pay either a minimal or no down payment. The lender pays us our portion of the purchase payment after completion of system installation.

Purchase Contracts and Cash Sales.    For the period from January 1, 2024 through March 31, 2024, a small minority of our customers (less than 4.4%) have paid us in cash for the purchase of residential solar energy systems. For those sales, our purchase contract requires the customer to pay 25% of the purchase price upon execution of the purchase agreement, 50% when we begin installation, and the final 25% on the last day of installation. Installation is usually commenced and completed either in a single day or within several days.

System Leases.    In December 2022, we launched a program offering customers the option of leasing our solar energy systems from a third-party leasing company. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the residential solar energy system. Though we have plans to increase the number of leased systems we install, as of March 31, 2024, approximately 62% of the systems we have installed in 2024 are leased by the customer. The lease term between the leasing company and the customer is 25 years. The customer agrees to pay the leasing company a predetermined monthly fee for the electricity produced by the solar energy system. The monthly fee generally increases annually over the lease term at a predetermined rate, and the customer has the option to renew the lease for five to ten years. The potential advantage to the customer of a lease agreement is that a third-party owner of the residential solar energy system may take more advantage of available government tax incentives for solar energy production, which may allow them to lease the system to the customer at monthly rates that are lower for the customer than if the customer were financing its own purchase of the system. We installed the first leased solar energy system in April 2023 and during the quarter ended March 31, 2024, we installed approximately 361 leased solar energy systems. In the lease model offered to our customers, the third-party leasing company contracts with the homeowner customer to install a solar energy system owned by the leasing company and leased to the customer. The leasing company contracts with Zeo to purchase system equipment and install the solar energy system and to maintain and service the system on the leasing company’s behalf during the life of the lease.

As of the date of this prospectus, the majority of Zeo’s customers have entered into leasing agreements with third-party leasing companies established and managed by White Horse Energy, LC (“White Horse Energy”), a holding company of which Mr. Bridgewater, Zeo’s Chairman, Chief Executive Officer and Chief Financial Officer is the owner and manager. Subject to investor and customer demand, White Horse Energy intends to attract more investors to form third-party leasing companies. No assurance can be given that White Horse Energy will be able to do so or that arrangements can be made with other funds to act as lessors of Zeo’s solar energy systems in the future. Zeo has entered into leasing arrangements with several other unrelated third parties to offer customers a choice of purchase or lease options, and continues to explore similar arrangements with other unrelated third-parties.

Supply

The main components of our residential solar energy systems are solar panels, inverters and racking systems. Common related components or systems that we may additionally supply are battery-based energy storage systems, insulation, hybrid electric water heaters, swimming pool pumps and roofing. All of the products that we install are manufactured by third parties. We select products and system components, suppliers and distributors based on cost, reliability, warranty coverage, performance characteristics and ease of installation, among other factors.

While we procure products and components from multiple suppliers and distributors to reduce the likelihood that we experience an inability to procure those products and components, the primary supplier from which we purchase the equipment that we install is Greentech. Greentech also provides us inventory management services by holding equipment in its inventory until it delivers directly to the customer site for installation. We purchase from Greentech through a credit agreement under which Greentech extends us credit for purchases, and we are obligated to make payments by the 15th day of the month following each purchase. A purchase discount is available for early cash payment, and a service charge of 1.5% per month can be assessed for payments made more than 30 days after the invoice date. Our agreement with Greentech does not require either party to continue to conduct new business with the other party. During 2023, we purchased approximately 98% of the equipment that we installed through Greentech. We believe our relationship with Greentech, and the volume of business we do through them, has established us as a preferred customer and enables us to procure components at attractive terms. If our relationship with Greentech were to be terminated, there are other distributors of the same or similar equipment, and we believe we could readily obtain supplies from those other distributors, though they may take some time to develop the efficient logistics system Greentech employs now on our behalf delivering products to the customer installation sites.

Heightened inflation in the costs of labor and components beginning in 2020 and continuing today has contributed to fluctuating prices for solar energy equipment. At times, we have had to pay increased prices to obtain equipment. This has not yet prevented us from obtaining the products we need to install systems purchased by our customers, but there can be no assurance that this will continue. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

We have previously experienced price increases and temporary supply delays resulting from multiple market phenomena, including the COVID-19 pandemic. The majority of the solar panels and other equipment that we install are manufactured outside of the U.S., and most are manufactured in China. The general supply chain issues resulting from the COVID-19 pandemic have had specific impacts on our sources of supply for solar energy equipment. These issues have included increased price pressures on solar panel components such as polysilicon, pandemic-related port closures, port congestion and ship diversions, and increases in shipping rates from trans-Pacific ocean carriers due to factors that include limited availability of shipping capacity, shortages of shipping containers, shortages of dock workers and truck drivers and increases in fuel prices. These factors have contributed to price increases and price fluctuations in solar energy equipment, and at times have caused delays in supply. Government tariffs on solar energy equipment, including tariffs placed on solar equipment manufactured in China, have also contributed to higher prices on solar equipment. Additionally, Russia’s war against Ukraine caused price and supply pressure on solar energy equipment, as the war has impacted fuel prices and has led to increased demand in European markets for solar energy equipment as consumers and governments in Europe have sought to establish greater energy independence. In 2020, 2021, and 2022, we experienced periods of temporary delay in obtaining supplies. We believe these delays reduced the number of installations in comparison to what we would have been able to install without the delays. In 2023, we did not experience any appreciable delays in supply.

For more information on risks related to our supply chain, see “Risk Factors — Risks Related to Zeo’s Operations — Due to the limited number of suppliers in our industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in our ability to obtain components or technologies we use could result in sales and installation delays, cancellations and loss of customers” and “Risk Factors — Risks Related to Zeo’s Operations — Increases in the cost or reduction in supply of solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Seasonality

Historically, our sales volume and installation activity has been highest during late spring and summer. During this time, consumers in many locations see greater energy needs due to operating air conditioning systems and warm-weather appliances such as swimming pool pumps. Our door-to-door sales efforts are also aided during these months by daylight savings time providing increased daylight hours into the evening, and we have more sales personnel, many of whom are college students, working during these months, as described above. We typically have largely or entirely scaled down our internal sales efforts during the fall, winter, and early spring. Snow, cold weather or other inclement weather can also delay our installation of products and services.

Strategy

We plan to increase our market impact and grow our revenue and profits by pursuing the following strategic objectives:

Expand our operations into additional geographic markets.    We plan to continue to expand in new geographic markets, both organically and through strategic M&A, where favorable net metering policies exist, where the percentage of the addressable residential market that already has residential solar energy systems is generally below 7%, and where we do not believe the market is already oversaturated with competitors. We are actively considering additional markets to enter beyond Florida, Texas, Arkansas, Missouri, Ohio and Illinois, as we identify markets which we believe may have large addressable markets and significant customer demand for solar energy.

Increase capacity for efficient growth by investing in people and systems.    We have increased the number of solar energy systems we sell and install by growing and training our internal seasonal sales force, and we plan to continue to do so, as well as increasing our number of external dealers. We have also grown and plan to continue growing our installation capacity in markets we serve by hiring and training more skilled technicians and investing in technology. Where we do not yet have installation teams in place, we plan to continue to collaborate with subcontractors to fulfill our installation needs.

Continue to grow our external dealer sales channel.    We plan to increase the number of external dealers working to bring us customers. We believe we will continue to have success in attracting dealers to our business because of our scalable business platform that allows dealers to participate in the residential solar energy sales and installation life cycle with limited investments in personnel and capital.

Expand customer options for buying affordable solar energy.    We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the residential customer is in need of a roof replacement prior to installing solar systems. We believe offering customers the option to lease a residential solar energy system installed on their home will increase the number of systems we can sell and install due to the potential savings for some customers that cannot otherwise take full advantage of certain tax incentives. As described above, in December 2022, we launched a program offering customers the option of leasing residential solar energy systems from third parties that we install on the customer’s home.

Strengths

We are profitable.    We have a profitable business model, and over the last four years, we have increased revenue and earned profit.

In adopting the systems and costs of operating as a publicly traded company, we expect to face challenges to our ability to maintain or increase our profitability. However, we believe our strengths position us for accelerating our growth in an efficient manner that will produce profitable results.

Our Sales Model.    Our sales methodology produces a high volume of sales. We believe our internal sales process drives a high volume of sales per sales representative and results in low customer acquisition costs. The success of our sales processes starts with quality, hands-on training for each sales representative. Our self-produced digital learning platform presents our sales representatives with sample customer scenarios and guides them in learning effective communication techniques, as well as how to efficiently carry out administrative steps required for completing sales. Each sales representative’s responses to sample customer scenarios are reviewed and critiqued by managers of our internal sales team.

In our sales model, a majority of personnel knock on doors of potential customers and explain the benefits of solar energy and our offerings with the objective of scheduling a subsequent sales meeting. In the scheduled meetings, a more experienced sales representative or sales manager provides a homeowner additional information about system design, energy savings and other benefits, pricing, incentives and financing options.

We believe that the key elements to our successful business model include (i) effective training and time spent with senior sales managers, (ii) our use of our customer relationship management software platform which concurrently tracks key performance indicators across the sales cycle, and (iii) our multi-step setter-closer sales model, which enables senior sales personnel to focus on greater sales success in presentations, while setters focus on developing and filtering quality, qualified leads, all of which then contributes to maximizing the percentage of leads converted into sales and sales into installations because of satisfied customers throughout the process.

____________

(1)      As of March 31, 2024.

(2)      During the Company’s peak sales period in late Spring and Summer of 2023. See “Business — Seasonality” above.

Our vertical integration leads to customer satisfaction and personnel retention.    We believe our vertically integrated business model, in which we market, design, sell, procure, install and service systems, has a major benefit of enhancing the speed of project completion after an initial sale is made. It also allows us to price projects strategically with information from both the sales and installation sides of the process. Our greater control over the total process and our resulting success rates in navigating the local municipal permit process is intended to increase customer satisfaction and reduce potential sales force frustration from losing many jobs due to delays in the installation process. Our ratio of sales converted to completed installations is higher for sales that come from our internal agents than that that come from our dealer sales. We believe this higher rate helps increase the job satisfaction and retention rate for our personnel, as it enhances commissions that are paid out to sales personnel and managers, and provides work for installation teams.

Our scalable business platform allows us to grow efficiently.    We believe that we have established a scalable business platform for efficiently completing the life-cycle of tasks involved in offering and fulfilling customers’ residential solar power needs. This platform is principally: (a) software we use in designing, selling, installing and servicing systems, and in tracking key performance indicators across the sales cycle; and (b) the business processes of our employees that perform field work, system design, permitting, installation and back-office support tasks. This platform is intended to allow us to undergo rapid sales and installation growth by efficiently adding new personnel and collaborating effectively with external dealers who bring us additional customers. We have carefully designed these processes and our pre- and post-installation operations to be effective systems which can be easily explained to new employees and replicated in the new cities and regions in which we operate and expand.

Competition

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large electric utilities.

We consider our primary competitors to be electric utilities that supply electricity to our potential customers. We compete with these electric utilities primarily based on price (cents per kWh), predictability of future prices and the ease by which customers can switch to electricity generated by our residential solar energy systems. We may also compete with them based on other value-added benefits. These include reliability and carbon-friendly power, benefits which consumers have historically paid a premium to secure, but which customers can obtain by purchasing a solar energy system for monthly costs that are sometimes equal to or less than a traditional monthly power bill from the utility.

We also compete with retail electric providers and independent power producers that are not regulated like electric utilities, but which have access to the utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers can offer customers electricity solutions that are competitive with our residential solar energy system options on both price and usage of renewable energy technology while avoiding the physical installations that our current business model requires.

We compete with community solar products offered by solar companies or sponsored by local governments and municipal power companies, as well as utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber program instead of having a residential solar energy system installed on their home, which could affect our sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators) have power generation portfolios that are increasingly renewable in nature. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to have a residential solar energy system installed on their home or business, which could adversely affect our growth.

We also compete with solar energy companies with vertically integrated business models like our own, many of which are larger than we are. For example, some of our competitors offer their own consumer financing products to customers and/or produce one or more components of the residential solar energy system or energy storage system. In addition to financing and manufacturing, some other business models also include sales, engineering, installation, maintenance and monitoring services. Some of our competitors also have an established complementary construction, electrical contracting or roofing services.

Some competitors also offer customers the option of leasing a residential solar energy system installed on the customer’s residence. In such a scenario, the provider or a third party owns the residential solar energy system, and the customer typically pays a predetermined fee for the electricity produced by the residential solar energy system. The fee generally increases annually at a predetermined rate over the lease term, which is typically 20 to 25 years, with a renewal option. Such a lease program can take fuller advantage of some of the available tax incentives and, therefore, can reduce the customer’s monthly costs in comparison to owning the residential solar energy system.

We compete against companies that are not vertically integrated, such as companies that offer only installation services, or provide only equipment to be installed, or dealers that sell systems for which another entity or entities will provide and install equipment. Some of these entities finance products directly to consumers, inclusive of programs like Property-Assessed Clean Energy financing programs established by local governments. For example, we face competition from solar installation businesses that seek financing from external parties or utilize competitive loan products or state and local programs.

We expect the competition to evolve as the market continues to grow, evolve and attract new market entrants. We believe that with our business model and sales strategy, we can compete effectively and favorably within the industry.

For more information on risks relating to increased competition in our industry, see “Risk Factors — Risks Related to the Solar Industry — We face competition from electric utilities, retail electric providers, independent power producers, renewable energy companies and other market participants.”

Intellectual Property

We protect our intellectual property rights by relying on common law protections and through contractual arrangements. We typically require our personnel, consultants and third parties such as our suppliers with access to our proprietary information to execute confidentiality agreements. Our principal trade secrets and copyrighted materials consist of our sales methodologies and data regarding our personnel, customers and suppliers.

We also license third-party software and services that we use in operating our business. These third-party solutions include, among others, software that we use in selling and designing our products services, a customer relationship management system to actively track key performance indicators across the sales cycle and software to augment our sales and marketing efforts.

Insurance

We maintain the types and amounts of insurance coverage and on terms deemed adequate by management based on our actual claims experience and expectations for future claims. However, future claims could exceed our applicable insurance coverage. Our insurance policies cover employee-and contractor-related accidents and injuries, property damage, business interruption, storm damage, inventory, vehicles, fixed assets, facilities, and crime and general liability deriving from our activities. We have also obtained insurance policies covering directors, officers, employment practices, auto liability, and commercial general liability. We may also be covered in some circumstances for certain liabilities by insurance policies owned by third parties, including, but not limited to, our dealers and vendors.

Government Regulation

U.S. tariffs, duties and other trade regulations impact the prices of components in the residential solar energy systems and energy storage systems we sell, in addition to the pricing pressures caused by supply chain factors as discussed above. These U.S. government-based pricing influences currently include tariffs placed on crystalline silicon PV cells and solar panels imported into the U.S. Also, China is a major producer of solar modules, inverters and other components that we use in the systems that we install, and the U.S. currently assesses various tariffs and antidumping and countervailing duties on equipment produced in China, including solar modules and inverters. The U.S. has also placed certain geographic, company-specific and other trade restrictions on Chinese sources of supply based on foreign policy and national security interests. The scope and timing of these regulatory efforts change over time, and the government may introduce new regulations as world events occur and public policy evolves. In response to the market uncertainty and price fluctuations caused by these government actions and other supply chain pressures, we carefully and periodically evaluate our suppliers of system components and make purchasing decisions based on our judgments of product quality, warranties, pricing and availability.

For more information on risks relating to government tariffs, duties or trade restrictions, see “Risk Factors — Risks Related to Zeo’s Operations — Increases in the cost or reduction in supply of residential solar energy system and energy storage system components due to tariffs or trade restrictions imposed by the U.S. government could have an adverse effect on our business, financial condition and results of operations.”

Our operations are subject to various national, state and local laws and regulations. These include regulations regarding license requirements for electricians or other professionals involved in the installation of residential solar energy systems and energy storage systems. Many states and/or local governments and utilities have regulated procedures for interconnecting residential solar energy systems and related energy storage systems to the utility’s local distribution system. There are also local building codes or other local regulations for installing the products we sell on a customer’s property. We employ or contract with licensed professionals as needed to comply with regulatory requirements, and as part of our process of installing residential solar energy systems and related equipment, we assist our customers in obtaining interconnection permission from the applicable local electric distribution utility, and applicable permits from other local offices.

Our operations, as well as those of our suppliers and subcontractors, are subject to stringent and complex U.S. federal, state, territorial and local laws, including regulations governing the occupational health and safety of employees, wage regulations and environmental protection. For example, we and our suppliers and subcontractors are subject to the regulations OSHA, the U.S. Department of Transportation (“DOT”), the U.S. Environmental Protection Agency

(“EPA”) and comparable state entities that protect and regulate employee health and safety and the protection of the environment. Various environmental, health and safety laws can result in the imposition of costs and liability in connection with system and equipment installation, the repair or replacement of parts, and disposal of hazardous substances (such as the disposal and recycling of batteries).

We and the dealers that supply us with sales opportunities or completed sales are also subject to laws and regulations related to interactions with consumers, including those applicable to sales and trade practices, privacy and data security, equal protection, consumer financial and credit transactions, consumer collections, mortgages and re-financings, home or business improvements, trade and professional licensing, warranties, and various means of customer solicitation, as well as specific regulations pertaining to solar installations.

Government Incentives

There are U.S. federal, state and local governmental bodies that provide incentives to owners, distributors, installers and manufacturers of residential solar energy systems to promote solar energy. These incentives include an investment tax credit and income tax credit offered by the federal government, as well as other tax credits, rebates and Solar Renewable Energy Credits associated with solar energy generation. The U.S. federal Energy Policy Act of 2005, as amended, established what came to be known as the Residential Energy Efficient Property Credit, an incentive that provides homeowners a 30% tax credit for the cost of purchasing and installing qualified residential alternative energy equipment, including solar electricity equipment. The IRA renamed this credit as the Residential Clean Energy Credit and extended the 30% credit through 2032. The credit rate falls to 26% in 2033, 22% for 2034 and expires at the end of 2034. The IRA also provides other incentives for homeowners to adopt energy-efficient systems and appliances that include: (a) a 30% tax credit with an annual limit for certain upgrades such as installing energy-efficient hybrid water heaters, doors and windows, insulation, and upgrading electrical breaker boxes; and (b) up to $14,000 in point-of-sale rebates for low- and moderate-income households for certain electric appliances and home upgrades.

Our business model also relies on multiple tax exemptions offered at the state and local levels. For example, some states have property tax exemptions that exempt the value of residential solar energy systems in determining values for calculation of local and state real and personal property taxes, and there are some state and local tax exemptions that apply to the sale of equipment. State and local tax exemptions can have sunset dates or triggers for loss of the exemption, and the exemptions can be changed by state legislatures and other regulators.

A majority of states have adopted net metering policies, including our sales areas of Florida, Texas, Arkansas, Missouri, Ohio and Illinois. Net metering policies allow homeowners to serve their own energy load using on-site generation while avoiding the full retail volumetric charge for electricity. Electricity that is generated by a residential solar energy system and consumed on-site avoids a retail energy purchase from the applicable utility, and excess electricity that is exported back to the electric grid generates a retail credit within a homeowner’s monthly billing period. At the end of the monthly billing period, if the homeowner has generated excess electricity within that month, the homeowner typically carries forward a credit for any excess electricity to be offset against future utility energy purchases. At the end of an annual billing period or calendar year, utilities either continue to carry forward a credit or reconcile the homeowner’s final annual or calendar year bill using different rates (including zero credit) for the exported electricity.

Utilities, their trade associations, and other entities are currently challenging net metering policies in various locations by seeking to eliminate them, cap them, reduce the value of the credit provided to homeowners for excess generation or impose charges on homeowners that have net metering. States where we sell now or in the future may change, eliminate or reduce net metering benefits. On April 26, 2022, the Florida governor vetoed legislation that would have established a date for reducing and ending net metering in Florida.

We rely on a mix of the incentives mentioned above to reduce the net price our customers that are eligible for incentives would otherwise pay for our solar offerings or per kilowatt hour used.

Employees and Human Capital Management

As of March 31, 2024, we have approximately 195 full-time employees that work year-round processing orders, installing and servicing systems and fulfilling administrative tasks. We also engage sales agents as independent contractors as described in “Business — Internal Direct Sales Force” above. None of our employees are covered by collective bargaining agreements, and we have not experienced any work stoppages due to labor disputes.

Facilities

Our corporate headquarters are located in Florida under a lease that expires at the end of October 2026. We maintain offices for operations in Texas and Arkansas, and we have sales, marketing and executive offices in Utah and throughout Florida. We currently lease the office and warehouse spaces that we use in our operations, and we do not own any real property. We believe that our facility space adequately meets our needs and that we will be able to obtain any additional operating space that may be required on commercially reasonable terms.

Litigation

We are not currently a party to any material litigation or governmental or other proceeding. However, from time to time, we have been, are and will likely continue to be involved in legal proceedings, administrative proceedings and claims that arise in the ordinary course of business with customers, subcontractors, suppliers, regulatory bodies or others. In general, litigation claims or regulatory proceedings can be expensive and time consuming to bring or defend against, which may result in the diversion of management’s attention and resources from our business and business goals and could result in settlement or damages that could significantly affect financial results and the conduct of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with Sunergy’s financial statements and related notes included elsewhere in this prospectus. This discussion and analysis should also be read in conjunction with Unaudited Pro Forma Condensed Combined Financial Information. In addition to historical information, this discussion and analysis includes certain forward-looking statements which reflect our current expectations. Our actual results may materially differ from these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.

Overview

Our mission is to expedite the country’s transition to renewable energy by offering our customers an affordable and sustainable means of achieving energy independence. We are a vertically integrated provider of residential solar energy systems, other energy efficient equipment and related services currently serving customers in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois. Sunergy was created on October 1, 2021 through the contribution of Sun First Energy, LLC, a rapidly growing solar sales management company, and Sunergy Solar LLC, a large solar installation company based in Florida, to Sunergy Renewables, LLC.

We believe that we have built (and continue to build) the infrastructure and capabilities necessary to rapidly acquire and serve customers in a low-cost and scalable manner. Today, our scalable regional operating platform provides us with a number of advantages, including the marketing of our solar service offerings through multiple channels, including our diverse sales partner network and direct-to-consumer vertically integrated sales and installation operations. We believe that this multi-channel model supports rapid sales and installation growth, allowing us to achieve capital-efficient growth in the regional markets we serve.

Since our founding, we have continued to invest in a platform of services and tools to enable large scale operations for us and our partner network, which includes sales partners, installation partners and other strategic partners. The platform includes processes and software, as well as fulfillment and acquisition of marketing leads. We believe our platform empowers our in-house sales team and external sales dealers to profitably serve our regional and underpenetrated markets and helps us compete effectively against larger, more established industry players without making significant investment in technology and infrastructure.

We have focused to date on a simple, capital light business strategy utilizing, as of March 31, 2024, approximately 337 sales agents and approximately 15 independent sales dealers to produce a growing sales pipeline. We engineer and design projects and process building permit applications on behalf of our customers to timely install their systems and assist their connection to the local utility power grid. Most of the equipment we install is drop-shipped to the installation site by our regional distributors, requiring minimal inventory to be held by the Company during any given period. We depend on our distributors to timely handle logistics and related requirements in moving equipment to the installation sites. In addition to our main offering of residential solar energy systems, we sell and install products such as roofing, insulation, energy efficient appliances and battery storage systems for the residential market.

We believe that continued government policy support of solar and increasing conventional utility costs provide the solar energy market with material headwinds for accelerating adoption in the United States, which currently lags other international markets, including Australia and Europe. We offer our products and services throughout Florida, Texas, Arkansas, Missouri, Ohio and Illinois, and plan to enter new markets selectively where favorable net metering policies exist and solar penetration is below 7% of the addressable residential market. Most of our sales were generated in Florida through March 31, 2024 and 2023 with the remainder for each period generated in Texas, Arkansas, Missouri, Ohio and Illinois. We have focused on improving our operational efficiency to meet the growing demand for our services and have increased our installation capacity by investing in new equipment and technology. We have also expanded our workforce by hiring more skilled technicians and training them extensively to ensure that they meet our high standards for quality and safety.

Our core solar service offerings are generated by customer purchases and financing through third-party long-term lenders that provide customers with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. Most of our customers finance their purchases with affordable loans from third-party lenders that require minimal or no upfront capital or down payment. We have also launched a leasing program where a third-party purchases the residential solar energy system that we install on the customer’s property. Our Chief Executive Officer is also the Chief Executive Officer and minority owner of one of the third-parties that provides the lease financing to the customer. For these transactions, the Company’s performance obligation remains the same as if the transaction was financed with a third-party lender. We believe this leasing option may better suit some homeowners in a higher interest rate environment who may not have a need for the investment tax credits associated with investing in renewable energy.

Business Combination

On the Closing Date, we consummated the Business Combination. Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding ESGEN Class B ordinary share was converted into one ESGEN Class A ordinary share; and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation. In connection with the Closing, we changed our name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Following the Domestication, each then-outstanding ESGEN Class A ordinary share was converted into one share of Class A Common Stock, and each then-outstanding ESGEN Public Warrant converted automatically into a Warrant, exercisable for one share of Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and separated into one share of Class A Common Stock and one-half of one Warrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise conferred on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares of Class V Common Stock, which are non-economic, voting shares of Zeo, equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and (y) in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “OpCo Manager Units”) which equaled the total number of shares of Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase OpCo Manager Units which equaled the number of Warrants issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”)) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Class A Common Stock and Class V Common Stock.

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into the Sponsor Subscription Agreement, pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 Convertible OpCo Preferred Units convertible into Exchangeable OpCo Units (and be issued an equal number of shares of Class V Common Stock) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Class V Common Stock) during the six months after Closing if called for by Zeo. Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units and an equal number of shares of Class V Common Stock were issued to Sponsor pursuant to the Sponsor Subscription Agreement for aggregate consideration of $15,000,000.

Accounting for the Business Combination

Following the Business Combination, we are organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy hold and operate substantially all of the assets and businesses of the registrant, and the registrant is a publicly listed holding company that holds a certain amount of equity interests in OpCo, which holds all of the equity interests in Sunergy. The Class A Common Stock and public warrants are traded on Nasdaq under the ticker symbols “ZEO” and “ZEOWW,” respectively.

The Business Combination was accounted for as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control in accordance with the guidance for common control transactions in ASC 805-50. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Sunergy.

Sunergy was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Based upon the evaluation of the OpCo A&R LLC Agreement, the Sellers contributed their interests of Sunergy into OpCo. OpCo’s members did not have substantive kickout or participating rights and therefore OpCo is a VIE. Consideration of OpCo as a VIE was necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN was considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN will consolidate OpCo and is considered to the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy was under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists. Prior to the Business Combination, Sunergy was majority owned by five entities (the “Primary Sellers”), who entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN occurred within the term of the Voting Agreement.

Prior to the Business Combination and the contributions to Sun Managers as described above, the Primary Sellers had 98% ownership in Sunergy. Immediately following the Business Combination, the Sellers now own 83.8% of the equity of the Company.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the Company in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the Business Combination and their shares following the Business Combination and, therefore, there was no change of control before or after the

Business Combination. This conclusion was appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•        Since the Business Combination, the Board has been comprised of one individual designated by ESGEN and five individuals designated by Sunergy.

•        Since the Business Combination, management of the Company has been the existing management at Sunergy immediately prior to the Business Combination. The individual that was serving as the chief executive officer and chief financial officer of Sunergy’s management team immediately prior to the Business Combination continues substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing equity for the net assets of ESGEN, accompanied by a recapitalization.

Public Company Costs

Following the Business Combination, we have ongoing reporting and other compliance requirements relating to our Exchange Act registration and Nasdaq listing. We expect to see an increase in general and administrative costs, compared to historic results, to support the legal and accounting requirements of the combined publicly traded company. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, internal control compliance, and additional costs for investor relations, accounting, audit, legal and other functions.

Key Operating and Financial Metrics and Outlook

We regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. We believe the operating and financial metrics presented below are useful in evaluating our operating performance, as they are similar to measures by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, as they are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net (loss) income or net (loss) income margin, respectively, calculated in accordance with GAAP. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation of these non-GAAP measures to the most comparable GAAP measures.

The following table sets forth these metrics for the periods presented:

	Three Months Ended March 31,
(In thousands, except percentages)	2024	2023
Revenue, net	19,488	18,731
Gross profit	1,842	3,490
Gross margin	9.5%	18.6%
Operating profit	(1,614)	1,613
Net (loss) income	(1,789)	1,603
Adjusted EBITDA	(1,151)	2,046
Adjusted EBITDA margin	(5.9)%	10.9%

	Year Ended December 31,
(In thousands, except percentages)	2023	2022
Revenue, net	110,067	88,964
Gross profit	20,176	16,049
Gross margin	18.3%	18.0%
Operating profit	6,538	8,646
Net income	6,230	8,666
Adjusted EBITDA	11,219	10,352
Adjusted EBITDA margin	11.9%	11.6%

Gross Profit and Gross Margin

We define gross profit as revenue, net less direct costs of revenue and depreciation and amortization, and define gross margin, expressed as a percentage, as the ratio of gross profit to revenue, net. Gross profit and margin can be used to understand our financial performance and efficiency and allows investors to evaluate our pricing strategy and compare against competitors. Our management uses these metrics to make strategic decisions, identify areas for improvement, set targets for future performance and make informed decisions about how to allocate resources going forward.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest expense, PPP loan forgiveness, other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude merger and acquisition expenses (“M&A expenses”). We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. See “— Non-GAAP Financial Measures” for a reconciliation of GAAP net loss to Adjusted EBITDA and a ratio of GAAP net loss to revenue, net.

Key Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of our operations are summarized below.

Expansion of Residential Sales into New Markets.    Our future revenue growth is, in part, dependent on our ability to expand our product offerings and services in the select residential markets where we operate in Florida, Texas, Arkansas, Missouri, Ohio, and Illinois. We primarily generate revenue from our sales, product offerings and services in the residential housing market. To continue our growth, we intend to expand our presence in the residential market into additional states based on markets underserved by national sales and installation providers that also have favorable incentives and net metering policies. We believe that our entry into new markets will continue to facilitate revenue growth and customer diversification.

Expansion of New Products and Services.    In fiscal year 2023 we sold over $6.8 million in roofing replacements to facilitate our solar installations and to repair rooftops on homes in Florida damaged by severe weather. In the quarter ended March 31, 2024, we sold over $1.3 million in roofing replacements to facilitate our solar installations and to repair rooftops on homes in Florida damaged by severe weather. We plan to expand our roofing business in all markets we enter in the future. Roofing facilitates a faster processing time for our solar installations in cases where the customer is in need of a roof replacement prior to installing a solar system. In addition, to provide more financing options for our prospective residential solar energy customers, in fiscal year 2023, we launched a program that allows customers to choose a leasing option to finance their systems from a third party. We expect selling systems utilizing third party leases under this and other similar programs to be a growing portion of our customer finance offerings in the future.

Adding New Customers and Expansion of Sales with Existing Customers.    We intend to approximately double our in-house sales force and external sales dealers in 2024 in order to target new customers in the Southern U.S. regional residential markets. We provide competitive compensation packages to our in-house sales teams and external sales dealers, which incentivizes the acquisition of new customers.

Inflation.    We are seeing an increase in the costs of labor and components as the result of higher inflation rates. In particular, we are experiencing an increase in raw material costs and supply chain constraints, and trade tariffs imposed on certain products from China, which may continue to put pressure on our operating margins and increase our costs. We do not have information that allows us to quantify the specific amount of cost increases attributable to inflationary pressures.

Interest rates.    Interest rate increases for both short-term and long-term debt have increased sharply. Historically, most of our customers have financed the purchase of their solar systems. Higher interest rates have resulted in higher monthly costs to customers, which has the effect of slowing the financing related sales of solar systems in the areas in which we sell and operate. We do not have information that allows us to quantify the adverse affects attributable to increased interest rates.

Managing our Supply Chain.    We rely on contract manufacturers and suppliers to produce our components. We have seen supply chain challenges and logistics constraints increase, including component shortages, which have, in certain cases, caused delays in the delivery of critical components and inventory, created longer lead times, and resulted in increased costs on jobs that were impacted by these issues. We experienced material shortages and an increase in pricing for in 2022 and the beginning of 2023. In the second half of 2023 we have seen a correction in the supply chain. Our suppliers are generally meeting our materials needs and we are realizing a decrease in pricing for our solar components. Our ability to grow depends, in part, on the ability of our contract manufacturers and suppliers to provide high quality services and deliver components and finished products on time and at reasonable costs. In the event we are unable to mitigate the impact of delays and/or price increases in raw materials, electronic components and freight, it could delay the manufacturing and installation of our systems, which would adversely impact our cash flows and results of operations, including revenue and gross margin.

Components of Consolidated Statements of Operations

Revenue, net

Our primary source of revenue is the sale of our residential solar systems. Our systems are fully functional at the time of installation and require an inspection prior to interconnection to the utility power grid. We sell our systems primarily direct to end user customers for use in their residences. Upon installation inspection, we satisfy our performance obligation and recognize revenue. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue is recorded net of these financing fees (and/or dealer fees). The volume of sales and installations of rooftop solar systems, our primary product, increase from April to September when a majority of our sales teams are most active in our areas of service. In addition to sales of solar systems, “adders” or accessories to a sale may include roofing, energy efficient appliances, upgraded insulation and/or energy storage systems. All adders consisted of less than 10% of the total revenue, net in each of the three months ended March 31, 2024 and 2023.

Our revenue is affected by changes in the volume and average selling prices of our solutions and related accessories, supply and demand, sales incentives and fluctuating interest rates that increase or decrease the monthly payments for customers purchasing systems through third party financing. Less than 5% of our sales were paid in cash by the customer in each of the three months ended March 31, 2024 and 2023. Our revenue growth is dependent on our ability to compete effectively in the marketplace by remaining cost competitive, developing and introducing new sales teams within existing and new territories, scaling our installation teams to keep up with demand and maintaining a strong internal operations team to process orders while working with building departments and utilities to permit and interconnect our customers to the utility grid.

Cost of Goods Sold

Our cost of goods sold consists primarily of product costs (including solar panels, inverters, metal racking, connectors, shingles, wiring, warranty costs and logistics costs), sales commissions, installation labor and permitting costs.

During 2023 and 2022, supply chain challenges and an increase in demand for our products resulted in increased equipment costs and delays. As a result, our installation and sales growth was less than we had projected. Additionally, in October 2022 our primary market in Florida was hit with Hurricane Ian, which also slowed permitting and installations of our systems in Florida and required some crews to divert to repairing roofs and damaged solar systems.

The Company uses primarily U.S. suppliers for its materials and supplies. However, these supplies may be originally sourced from outside of the United States, mainly China. The supply chain and prices may be impacted by changes in the geo-political environment.

Revenue, net less cost of goods sold may vary from period-to-period and is primarily affected by our average selling prices, finance dealer fees, fluctuations in equipment costs and our ability to effectively and timely deploy our field installation teams to project sites once the permitting departments have approved the design and engineering of systems on customer sites.

Operating Expenses

Operating expenses consist of sales and marketing and general and administrative expenses. Personnel-related costs are the most significant component of each of these expense categories and include salaries, benefits and payroll taxes. In the future, the Company intends to provide more benefits to its employees, including an employee stock purchase plan, which will increase operating expenses.

Sales and marketing expenses consist primarily of personnel-related expenses, as well as advertising, travel, trade shows, marketing, customer support and other indirect costs. We expect to continue to make the necessary investments to enable us to execute our strategy to increase our market penetration geographically and enter into new markets by expanding our base sales teams, installers and strategic sales dealer and partner network.

General and administrative expenses consist primarily of personnel-related expenses for our executive, finance, human resources, information technology, and software, facilities costs and fees for professional services. Fees for professional services consist primarily of outside legal, accounting and information technology consulting costs.

Depreciation and amortization consist primarily of deprecation of our vehicles, furniture and fixtures, internally developed software and amortization of our acquired intangibles.

Other (expenses) income, net

Other (expenses) income, net primarily consist of interest expense and fees under our equipment and vehicle term loans. Other expense, net also includes interest income on our cash balances, and accrued interest on tariffs previously paid and approved for refund.

Results of Operations

Three Months Ended March 31, 2024 Compared to Year Ended March 31, 2023

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Three Months ended March 31,		Change
	2024	2023	$	%
Revenue, net	$19,488,190	$18,731,489	$756,701	4.0%
Costs and expenses:
Cost of goods sold	17,183,740	14,809,215	2,374,525	16.0%
Depreciation and amortization	462,701	432,599	30,102	7.0%
Sales and marketing	118,983	549,605	(430,622)	(78.4)%
General and administrative	3,336,841	1,326,587	2,010,254	151.5%
Total operating expenses	21,102,265	17,118,006	3,984,259	23.3%
(Loss) income from operations	(1,614,075)	1,613,483	(3,227,558)	(200.0)%
Other (expense) income, net:
Other expense, net	—	5,000	(5,000)	100.0%
Change in fair value of warrant liabilities	(138,000)	—	(138,000)	—%
Interest expense	(37,054)	(15,544)	(21,510)	138.4%
Total other (expenses) income, net	(175,054)	(10,544)	(164,510)	1,560.2%
Net (loss) income	$(1,789,129)	$1,602,939	$(3,392,068)	(211.6)%

Revenue, net

Revenue, net increased by approximately $0.8 million as a result of our increase in sales volume in 2023 compared 2022. The Company’s first quarter benefits from the sales made in the prior year where the revenue recognition process is not yet complete. The Company had more sales at the end of 2023 that were in the installation process and completed the revenue recognition process in 2024 than they had at the end of 2022 and completed the revenue recognition process in the first quarter of 2023.

Cost of Goods Sold

Cost of goods sold increased by $2.4 million as a result of the increase in revenues as noted above and an increase in the cost of labor and materials during the three months ended March 31, 2024 as compared to 2023. As a percentage of revenue, the cost of goods sold increased by 9.1%, from 79.1% for the three months ended March 31, 2023 to 88.2% for the three months ended March 31, 2024. The increase was driven primarily by an increase in the costs associated with the growth of the business in 2023 which are not as easily reduced when the Company has a decrease in revenue as we did in the first quarter compared to the 2nd half of 2023.

Depreciation and amortization

Depreciation and amortization increased by a nominal amount, from $432,599 for the three months ended March 31, 2023 to $462,701 for the three months ended March 31, 2024. The increase was due to an increase in our vehicle fleet in 2023 and the associated depreciation of the new vehicles.

General and Administrative expenses

General and administrative expenses increased by $5.1 million from $1.3 million for the three months ended March 31, 2023 to $6.4 million for the three months ended March 31, 2024. The increase in expenses is related primarily to investments the Company is making in customer support, technology and costs associated with operating a public company.

Sales and Marketing

Sales and marketing expenses increased by $0.4 million, from $0.5 million for the three months ended March 31, 2023 to $0.1 million for the three months ended March 31, 2024. The decrease was a result of efforts to drive the associated increase in revenues.

Other (expense) income, net

Other expense (income), net decreased from $10,544 to $175,054 was due an increase in interest expense due to the financing of additional vehicles during 2023.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table sets forth a summary of our consolidated statements of operations for the periods presented:

	Year ended December 31,		Change
	2023	2022	$	%
Revenue, net	$110,066,601	$88,963,855	$21,102,746	19.2%
Costs and expenses:
Cost of goods sold	88,030,259	71,208,982	16,821,277	19.1%
Depreciation and amortization	1,860,188	1,706,243	153,945	8.3%
Sales and marketing	1,157,910	1,399,452	(241,542)	(20.9)%
General and administrative	12,480,409	6,003,412	6,476,997	51.9%
Total operating expenses	103,528,766	80,318,089	23,210,677	22.4%
Income from operations	6,537,835	8,645,766	(2,107,931)	(32.2)%
Other income (expense), net:
Other expense, net	(183,401)	(2,510)	(180,891)	98.6%
PPP loan forgiveness	—	73,809	(73,809)	(100.0)%
Interest expense	(123,996)	(51,295)	(72,701)	58.6%
Total other income (expenses), net	(307,397)	20,004	(327,401)	106.5%
Net income	$6,230,438	$8,665,770	$(2,435,332)	(39.1)%

Revenue, net

Revenue, net increased by approximately $21.1 million as a result of increases in sales volume from our internal sales teams and decreases in sales volume from sales by our dealer network.

Cost of Goods Sold

Cost of goods sold increased $16.8 million as a result of the increase in revenues as noted above. As a percentage of revenue, the cost of goods sold was 80.0% for the year ended December 31, 2023 which was consistent with the year ended December 31, 2022.

Depreciation and amortization

The $0.2 million increase was a result of the increase in our vehicle fleet in 2023 and the associated depreciation of the new vehicles.

General and Administrative expenses

The $6.5 million increase is primarily due to an increase in headcount and infrastructure related expenses to support the increase in revenues in the year and expenses related to the business combination.

Sales and Marketing

The $0.2 million decrease was a result of efforts to focus on sales and marketing spending in our most efficient areas. Therefore, we were able to increase sales in the year without increasing the sales and marketing expenses.

Other expense, net

The $0.2 million increase was due primarily to the loss on the disposition of assets of $103,000 in 2023 and the realization of $74,000 of income from the forgiveness of a PPP loan in 2022.

Liquidity and Capital Resources

Our primary source of funding to support operations have historically been from cash flows from operations. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenses. Our principal long-term working capital uses include ensuring revenue growth, expanding our sales and marketing efforts and potential acquisitions.

As of March 31, 2024 and December 31, 2023, our cash and cash equivalents balance were approximately $7.7 million and $8.0 million, respectively. The Company maintains its cash in checking and savings accounts.

As of December 31, 2023 and 2022, our approximate cash and cash equivalents balance was $8.0 million and $2.3 million, respectively. The Company maintains its cash in checking and savings accounts.

Our future capital requirements depend on many factors, including our revenue growth rate, the timing and extent of our spending to support further sales and marketing, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally.

In order to finance these opportunities and associated costs, it is possible that we will need to raise additional capital through either debt or equity financing if the proceeds realized from the Business Combination are insufficient to support our business needs.

While we believe that the proceeds realized through the Business Combination will be sufficient to meet our currently contemplated business needs for the next twelve months, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our business, results of operations and financial condition would be materially and adversely affected.

The shares of Class A Common Stock being offered for resale by the selling securityholders pursuant to this prospectus represent more than 99% of our outstanding shares of Common Stock as of May 23, 2024.

Given the substantial number of shares of Class A Common Stock being registered for potential resale by selling securityholders pursuant to this prospectus, the sale of such shares by the selling securityholders, or the perception in the market that the selling securityholders intend to sell their shares, could harm the prevailing market price of the shares of Class A Common Stock. The selling securityholders will be able to sell all of their shares of Class A Common Stock for so long as the registration statement, of which this prospectus forms a part, is available for use or pursuant to an exemption from registration under the Securities Act and any applicable lock-up restrictions expire. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As a result, we may not be able to raise sufficient capital and may raise additional capital through the sale of additional equity or debt securities. Any additional capital raised through the sale of equity or debt securities with an equity component may dilute our existing equity owners. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or include other unfavorable terms.

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $158.7 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Public Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our shares of Class A Common Stock. If the market price for our shares of Class A Common Stock is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On May 22, 2024, the closing prices for our shares of Class A Common Stock and Public Warrants on Nasdaq were $4.88 per share and $0.07 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the warrant agreements. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease. We will continue to evaluate the probability of Warrant exercises and the merit of including potential cash proceeds from the exercise of the Warrants in our future liquidity projections, but we do not currently expect to rely on the cash exercise of Warrants to fund our operations.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	For the three months ended March 31,
	2024	2023	Change
Net cash (used in) provided by operating activities	$(10,153,821)	$1,589,777	$(11,743,598)
Net cash used in investing activities	(226,076)	(605,874)	379,798
Net cash provided by financing activities	10,088,715	166,680	9,922,035

Cash flows (used in) provided by operating activities

Net cash used in operating activities was approximately $10.2 million during the three months ended March 31, 2024 compared to a net cash provided by operating activities of approximately $1.6 million during three months March 31, 2024. The decrease was primarily due to a decrease in net income due to the closing of the Business Combination.

Cash flows used in investing activities

Net cash used in investing activities was approximately $0.2 million for the three months ended March 31, 2024, primarily relating to purchases of property and equipment of $0.3 million. Net cash used in investing activities for the three months ended March 31, 2023 was approximately $0.6 million primarily relating to purchases of vehicles.

Cash flows provided by financing activities

Net cash provided by financing activities was approximately $10.1 million for the three months ended March 31, 2024, primarily relating to cash acquired from the Business Combination of $10.4 million offset by repayments of debt and distributions of stockholders. Net cash provided by financing activities for the three months ended March 31, 2023 was approximately $0.2 million, primarily relating to proceeds from the issuance of debt offset by distributions to members.

Current Indebtedness

The Company has utilized internally generated positive cashflow to grow the business. The Company has $3.0 million payable for professional services related to the business combination to be paid over the next six quarters; $2.8 million in trade credit with solar equipment distributors; $1.7 million of debt related to service vehicles valued at approximately $2.1 million net of depreciation.

The following table summarizes our cash flows for the periods presented:

	For the year ended December 31,
	2023	2022	Change
Net cash provided by operating activities	$11,963,994	$10,719,945	$1,244,049
Net cash used in investing activities	(1,780,458)	(1,077,628)	(702,830)
Net cash used in financing activities	(4,429,536)	(7,824,857)	3,395,321

Cash flows from operating activities

Net cash provided by operating activities was approximately $12.0 million during 2023 compared to approximately $10.7 million during 2022. The increase in net cash provided by operating activities was primarily due to an increase in net income excluding depreciation and amortization of approximately $0.9 million as well as an increase in our contract liabilities of approximately $3.9 million offset by an increase in accounts receivable of $4.1 million and an increase in prepaid installation costs of $6.2 million.

Cash flows from investing activities

Net cash used in investing activities was approximately $1.8 million for the year ended December 31, 2023 primarily relating to purchases of property and equipment, primarily vehicles. Net cash provided by investing activities for the year ended December 31, 2022 was approximately $1.1 million primarily relating to purchases of vehicles.

Cash flows used in financing activities

For the year ended December 31, 2023, net cash used in financing activities was approximately $4.4 million, which primarily represented the distribution to members, which was offset by issuance of debt less repayments. This compares to net cash used in financing activities for the year ended December 31, 2022 of approximately $7.8 million, which primarily represented the distributions to members, which was offset by issuance costs.

Current Indebtedness

The Company has utilized internally generated positive cashflow to grow the business. Other than approximately $0.7 million in trade-credit with solar equipment distributors, Sunergy has only approximately $1.1 million of debt on service trucks and vehicles.

Non-GAAP Financial Measures

The non-GAAP financial measures below have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. In addition, Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies.

Our management uses these non-GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things: (i) monitor and evaluate the performance of our business operations and financial performance; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of our management team; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Adjusted EBITDA

For the three months ended March 31, 2024, we define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest and other income (expenses), net, income tax expense, and depreciation and amortization. For the year ended December 31, 2023, we define Adjusted EBITDA, a non-GAAP financial measure, as net income (loss) before interest expense, PPP loan forgiveness and other expenses, net, income tax expense, depreciation and amortization, as adjusted to exclude M&A expenses. We utilize Adjusted EBITDA as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. We believe that Adjusted EBITDA is useful to investors, as it is used by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define Adjusted EBITDA differently.

The following tables provide a reconciliation of net income (loss) to Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
	2024	2023
Net income (loss)	$(1,699,200)	$1,602,939
Adjustment:
Other income (expense), net	175,054	10,544
Income tax expense	(89,929)	—
Depreciation and amortization	462,701	432,599

Adjusted EBITDA	(1,151,374)	2,046,082
	Year Ended December 31,
	2023	2022
Net income	$6,230,438	$8,665,770
Adjustment:
Interest expenses	123,996	51,295
PPP loan forgiveness	—	(73,809)
Other expenses, net	183,401	2,510
Depreciation and amortization	1,860,188	1,706,243
M&A expenses	2,820,605	—
Adjusted EBITDA	$11,218,628	$10,352,009

Adjusted EBITDA Margin

We define Adjusted EBITDA margin, a non-GAAP financial measure, expressed as a percentage, as the ratio of Adjusted EBITDA to revenue, net. Adjusted EBITDA margin measures net income (loss) before interest and other income (expenses), net, depreciation and amortization, and M&A expenses. In the tables above, Adjusted EBITDA is reconciled to the most comparable GAAP measure, net income (loss). We utilize Adjusted EBITDA margin as an internal performance measure in the management of our operations because we believe the exclusion of these non-cash and non-recurring charges allow for a more relevant comparison of our results of operations to other companies in our industry. We believe that Adjusted EBITDA Margin is useful to investors, as it is used by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects.

The following tables set forth our calculations of Adjusted EBITDA margin for the periods presented:

	Three Months Ended March 31,
	2024	2023
Numerator: Adjusted EBITDA	(1,151,374)	2,046,082
Denominator: Revenue, net	19,488,190	18,731,489
Ratio of Adjusted EBITDA to revenue, net	(5.9)%	10.9%
	Year Ended December 31,
	2023	2022
Numerator: Adjusted EBITDA	11,218,628	10,352,009
Denominator: Revenue, net	110,066,601	88,963,855
Ratio of Adjusted EBITDA to revenue, net	10.2%	11.6%

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. These financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with those charged with governance. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 3 (“Summary of Significant Accounting Policies”) to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe these financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Valuation of Business Combinations

The Company recognizes and measures the assets acquired and liabilities assumed in a business combination based on their estimated fair values at the acquisition date. Any excess or surplus of the purchase consideration when compared to the fair value of the net tangible assets acquired, if any, is recorded as goodwill or gain from a bargain purchase. The fair value of assets and liabilities as of the acquisition date are often estimated using a combination of approaches, including the income approach, which requires us to project future cash flows and apply an appropriate discount rate; and the market approach which uses market data and adjusts for entity-specific differences. We use all available information to make these fair value determinations and engage third-party consultants for valuation assistance. The estimates used in determining fair values are based on assumptions believed to be reasonable but which are inherently uncertain. Accordingly, actual results may differ materially from the projected results used to determine fair value.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired.

Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment recorded for the years ended December 31, 2023 and 2022.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2023 and 2022.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2023 and 2022:

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Timothy Bridgewater Chairman, CEO and CFO	2023	—	—	—	$756,000	$756,000
	2022	—	—	—	$760,422	$760,422
Anton Hruby COO	2023	—	—	—	$1,900,000	$1,900,000
	2022	—	—	—	$1,943,352	$1,943,352
Gianluca Guy Chief Installation and Strategy Officer	2023	—	—	—	$1,900,000	$1,900,000
	2022	—	—	—	$1,943,352	$1,943,352

____________

(1)      For 2022, the amounts in this column represent the distributions paid to the NEOs with respect to their partnership interests in Sunergy. For 2023, the amounts in this column represent the estimated distributions for 2023 to be paid to the NEOs with respect to their partnership interests in Sunergy.

(2)      Mr. Hruby was COO until November 2023, and Mr. Larsen then became an executive officer upon Mr. Hruby’s departure.

Narrative to Executive Compensation Table

Employment Agreement with Timothy Bridgewater

The Company (or one of its subsidiaries) has entered into an Executive Employment Agreement (the “Bridgewater Agreement”) with Mr. Timothy Bridgewater, the Company’s Chief Executive Officer. The period of the Bridgewater Agreement commenced on the Closing and continues through the third anniversary of the Closing, and is subject to automatic renewals for one (1) year periods, unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Bridgewater’s responsibilities as the Company’s Chief Executive Officer, and based on comparison to peer organizations with similar activities and risk profiles, the Company agreed to pay Mr. Bridgewater a base salary of $390,000.

For each year the Bridgewater Agreement is in effect, the Compensation Committee of the Board may choose to provide a discretionary cash bonus to Mr. Bridgewater, and such bonus shall be performance based and the performance goals shall be as set forth by the Compensation Committee.

In addition, Mr. Bridgewater is eligible to receive certain grants of vested shares under the 2024 Plan in accordance with the following schedule:

•        50,000 vested shares to be granted on the date that is 12 months after the effective date of the Bridgewater Agreement;

•        50,000 vested shares to be granted on the date that is 24 months after the effective date of the Bridgewater Agreement; and

•        50,000 vested shares to be granted on the date that is 35 months after the effective date of the Bridgewater Agreement.

Further, if, within three (3) years of the effective date of the Bridgewater Agreement, (i) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $7.50 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company, (ii) the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $12.50 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted additional vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company, (iii) and the volume-weighted average price of shares of the publicly traded stock of the Company exceeds $15.00 for 20 or more days of any consecutive 30-day period, then Mr. Bridgewater will be granted additional vested equity from the 2024 Plan equal to 1% of the total issued and outstanding capital stock of the Company.

In addition, Mr. Bridgewater is eligible to participate in the Company’s employee benefits plan for its senior executives or employees, including the Company’s medical plans. Mr. Bridgewater is also entitled to receive six (6) weeks of paid time off in accordance with the Company’s policy for its senior executives. In addition, Mr. Bridgewater is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment. Reimbursable expenses include, but are not limited to, business travel expenses.

The Company may terminate Mr. Bridgewater’s employment with or without Cause (as defined in the Bridgewater Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Bridgewater if he is terminated without Cause (or base salary in lieu of such notice), but no notice is required if he is terminated for Cause. For termination for Cause, Mr. Bridgewater (with his attorney) shall have the opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Bridgewater may terminate his employment with or without Good Reason (as defined in the Bridgewater Agreement). If Mr. Bridgewater intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Bridgewater has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, after which the Company will have thirty (30) days to cure the Good Reason event, and, if not cured, Mr. Bridgewater will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Bridgewater shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Bridgewater was entitled to under plan terms.

If the Company terminates Mr. Bridgewater without Cause or Mr. Bridgewater terminates for Good Reason, and there is no Change of Control (as defined in the Bridgewater Agreement), the Company has agreed to also provide Mr. Bridgewater the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) one year’s base salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding completed years (provided, however, that if Mr. Bridgewater has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years), and (z) any other target long-term incentive award granted to Mr. Bridgewater for the year in which the termination occurs;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

If the Company terminates Mr. Bridgewater without Cause or Mr. Bridgewater terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Bridgewater Agreement), the Company has agreed to also provide Mr. Bridgewater the following:

(i)     pro-rated, based on the number of days worked during the year in which the termination occurs, the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years;

(ii)    a lump sum cash payment equal to the sum of the following: (x) one year’s base salary, (y) any unpaid annual bonus for the preceding calendar year, and (z) any other target long-term incentive award granted for the year in which termination occurs;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

Employment Agreement with Kalen Larsen

The Company (or one of its subsidiaries) has entered into an Executive Employment Agreement (the “Larsen Agreement”) with Mr. Kalen Larsen, the Company’s Chief Operations Officer. The period of the Larsen Agreement commenced on the Closing and continues through the third anniversary of the Closing, and is subject to automatic renewals for one (1) year periods unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Larsen’s responsibilities as the Company’s Chief Operations Officer, and based on comparison to peer organizations with similar activities and risk profiles, the Company agreed to pay Mr. Larsen a minimum salary of at least $684 per week or such greater amount as required to qualify for an exemption from overtime under Section 13(a)(1) of the Fair Labor Standards Act. From the second year the Larsen Agreement is in effect, the Compensation Committee of the Board may choose to provide a discretionary cash bonus to Mr. Larsen, and such bonus shall be performance based and the performance goals shall be as set forth by the Compensation Committee.

In addition, Mr. Larsen is eligible to participate in the Company’s employee benefits plan for its senior executives or employees, including the Company’s medical plans. Mr. Larsen is also entitled to receive six (6) weeks of paid time off in accordance with the Company’s policy for its senior executives. In addition, Mr. Larsen is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment. Reimbursable expenses include, but are not limited to, business travel expenses.

The Company may terminate Mr. Larsen’s employment with or without Cause (as defined in the Larsen Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Larsen if he is terminated without Cause (or base salary in lieu of such notice), but no notice is required if he is terminated for Cause. For termination for Cause, Mr. Larsen (with his attorney) shall have the opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Larsen may terminate his employment with or without Good Reason (as defined in the Larsen Agreement). If Mr. Larsen intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Larsen has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, the Company will have thirty (30) days to cure the Good Reason, and, if not cured, Mr. Larsen will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Larsen shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Larsen was entitled to under plan terms.

If the Company terminates Mr. Larsen without Cause or Mr. Larsen terminates for Good Reason, and there is no Change of Control (as defined in the Larsen Agreement), the Company has agreed to also provide Mr. Larsen the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) the greater of $350,000 or Mr. Larsen’s then-current base salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus, if any, for the three preceding completed years (provided, however, that if Mr. Larsen has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years; a cash bonus does not refer to a distribution of cash made to Mr. Larsen as a result of Mr. Larsen’s ownership interests in the Company or any affiliated entity), and (z) and any target long-term incentive award granted to Mr. Larsen for the year in which termination occurs;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

If the Company terminates Mr. Larsen without Cause or Mr. Larsen terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to Change of Control (as defined in the Larsen Agreement), the Company has agreed to also provide Mr. Larsen the following:

(i)     pro-rated, based on the number of days worked during the year in which the termination occurs, the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years (a cash bonus does not refer to a distribution of cash made to Mr. Larsen as a result of Mr. Larsen’s ownership interests in the Company or any affiliated entity);

(ii)    a lump sum cash payment equal to the sum of the following: (x) the greater of $350,000 or Mr. Larsen’s then-current base salary, and (y) any unpaid annual bonus for the preceding calendar year;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

Employment Agreement with Gianluca Guy

The Company (or one or its subsidiaries) has entered into an Executive Employment Agreement (the “Guy Agreement”) with Mr. Gianluca Guy, the Company’s Chief Installation and Strategy Officer. The period of the Guy Agreement commenced on the Closing and continues through the third anniversary of the Closing, and is subject to automatic renewals for one (1) year periods unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Guy’s responsibilities as the Company’s Chief Installation and Strategy Officer, and based on comparison to peer organizations with similar activities and risk profiles, the Company agreed to pay Mr. Guy a minimum salary of at least $684 per week or such greater amount as required to qualify for an exemption from overtime under Section 13(a)(1) of the Fair Labor Standards Act. From the second year the Guy Agreement is in effect, the Compensation Committee of the Board may choose to provide a discretionary cash bonus to Mr. Guy, and such bonus shall be performance based and the performance goals shall be as set forth by the Compensation Committee.

In addition, Mr. Guy is eligible to participate in the Company’s employee benefits plan for its senior executives or employees, including the Company’s medical plans. Mr. Guy is also entitled to receive six (6) weeks of paid time off in accordance with the Company’s policy for its senior executives. In addition, Mr. Guy is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment. Reimbursable expenses include, but are not limited to, business travel expenses.

The Company may terminate Mr. Guy’s employment with or without Cause (as defined in the Guy Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Guy if he is terminated without Cause (or base salary in lieu of such notice), but no notice is required if he is terminated for Cause. For termination for Cause, Mr. Guy (with his attorney) shall have the opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Guy may terminate his employment with or without Good Reason (as defined in the Guy Agreement). If Mr. Guy intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Guy has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, the Company will have thirty (30) days to cure the Good Reason, and, if not cured, Mr. Guy will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Guy shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Guy was entitled to under plan terms.

If the Company terminates Mr. Guy without Cause or Mr. Guy terminates for Good Reason, and there is no Change of Control (as defined in the Guy Agreement), the Company has agreed to also provide Mr. Guy the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) the greater of $350,000 or Mr. Guy’s then-current base salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus, if any, for the three preceding completed years (provided, however, that if Mr. Guy has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years; a cash bonus does not refer to a distribution of cash made to Mr. Guy as a result of Mr. Guy’s ownership interests in the Company or any affiliated entity), and (z) and any target long-term incentive award granted to Mr. Guy for the year in which termination occurs;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

If the Company terminates Mr. Guy without Cause or Mr. Guy terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Guy Agreement), the Company has agreed to also provide Mr. Guy the following:

(i)     pro-rated, based on the number of days worked during the year in which the termination occurs, the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years (a cash bonus does not refer to a distribution of cash made to Mr. Guy as a result of Mr. Guy’s ownership interests in the Company or any affiliated entity);

(ii)    a lump sum cash payment equal to the sum of the following: (x) the greater of $350,000 or Mr. Guy’s then-current base salary, and (y) any unpaid annual bonus for the preceding calendar year;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

Employment Agreement with Brandon Bridgewater

The Company (or one of its subsidiaries) has entered into an Executive Employment Agreement (the “Brandon Bridgewater Agreement”) with Mr. Brandon Bridgewater, the Company’s Chief Sales Officer. The period of the Brandon Bridgewater Agreement commenced on the Closing and continues through the third anniversary of the Closing, and is subject to automatic renewals for one (1) year periods unless either party terminates employment or provides ninety (90) day notice of intent not to renew.

In recognition of Mr. Brandon Bridgewater’s responsibilities as the Company’s Chief Sales Officer, and based on comparison to peer organizations with similar activities and risk profiles, the Company agreed to pay Mr. Brandon Bridgewater a minimum salary of at least $684 per week or such greater amount as required to qualify for an exemption from overtime under Section 13(a)(1) of the Fair Labor Standards Act. From the second year the Brandon Bridgewater Agreement is in effect, the Compensation Committee of the Board may choose to provide a discretionary cash bonus to Mr. Brandon Bridgewater, and such bonus shall be performance based and the performance goals shall be as set forth by the Compensation Committee.

In addition, Mr. Brandon Bridgewater is eligible to participate in the Company’s employee benefits plan for its senior executives or employees, including the Company’s medical plans. Mr. Brandon Bridgewater is also entitled to receive six (6) weeks of paid time off in accordance with the Company’s policy for its senior executives. In addition, Mr. Brandon Bridgewater is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with this employment. Reimbursable expenses include, but are not limited to, business travel expenses.

The Company may terminate Mr. Brandon Bridgewater’s employment with or without Cause (as defined in the Brandon Bridgewater Agreement). The Company has agreed to provide thirty (30) days in notice to Mr. Brandon Bridgewater if he is terminated without Cause (or base salary in lieu of such notice), but no notice is required if he is terminated for Cause. For termination for Cause, Mr. Brandon Bridgewater (with his attorney) shall have the opportunity to respond to all relevant allegations upon which a contemplated termination for Cause is based.

Mr. Brandon Bridgewater may terminate his employment with or without Good Reason (as defined in the Brandon Bridgewater Agreement). If Mr. Brandon Bridgewater intends to terminate his employment without Good Reason, he has agreed to provide thirty (30) days’ written notice. For termination for Good Reason, Mr. Brandon Bridgewater has agreed that he will provide the Company with notice within thirty (30) days after receiving notice of a Good Reason event, the Company will have thirty (30) days to cure the Good Reason, and, if not cured, Mr. Brandon Bridgewater will terminate employment within fifteen (15) days following the expiration of the cure period.

In the event of termination for any reason, Mr. Brandon Bridgewater shall continue to receive his full salary through the date of termination, any unreimbursed and approved business expenses, accrued but unused paid time off days, and any payments, benefits, or fringe benefits Mr. Brandon Bridgewater was entitled to under plan terms.

If the Company terminates Mr. Brandon Bridgewater without Cause or Mr. Brandon Bridgewater terminates for Good Reason, and there is no Change of Control (as defined in the Brandon Bridgewater Agreement), the Company has agreed to also provide Mr. Brandon Bridgewater the following:

(i)     a lump sum cash payment, payable on the date of termination, equal to the sum of the following: (x) one year’s base salary, and (y) any unpaid annual bonus for the preceding calendar year, and the greater of (I) any annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding completed years (provided, however, that if Mr. Brandon Bridgewater has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to any target annual cash bonus opportunity was paid in the missing years), and (z) any other target long-term incentive award granted to Mr. Brandon Bridgewater for the year in which the termination occurs;

(ii)    accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iii)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

If the Company terminates Mr. Brandon Bridgewater without Cause or Mr. Brandon Bridgewater terminates for Good Reason, and such termination occurs within two (2) years following or six (6) months prior to a Change of Control (as defined in the Brandon Bridgewater Agreement), the Company has agreed to also provide Mr. Brandon Bridgewater the following:

(i)     pro-rated, based on the number of days worked during the year in which the termination occurs, the greater of any annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years;

(ii)    a lump sum cash payment equal to the sum of the following: (x) one year’s base salary, (y) any unpaid annual bonus for the preceding calendar year, and (z) any other target long-term incentive award granted for the year in which termination occurs;

(iii)   accelerated vesting of any outstanding equity grants so that such equity grants vest completely as of the date of termination; and

(iv)   to the extent eligible, continuation health insurance coverage under COBRA for twelve (12) months following termination.

Potential Payments on Termination or Change in Control

Sunergy has not previously offered or had in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control.

The compensation of the Company’s directors after the consummation of the Business Combination will be determined by the Compensation Committee.

Equity-Based Awards

Sunergy did not have any equity-based plans or awards in 2023.

Sunergy Compensation of Directors

Sunergy had four managers that made up its Board of Managers (Anton Hruby, Gianluca Guy, Kalen Larsen, and Brandon Bridgewater). None of the directors received any separate payments that solely relate to their roles as directors of Sunergy for the year that ended December 31, 2023. Any amounts they received consisted solely of distributions of company profits with respect to their individual LLC’s ownership shares of Sunergy.

MANAGEMENT

Our officers and directors are as follows:

Name	Age	Position
Timothy Bridgewater	62	Chief Executive Officer, Chief Financial Officer and Director
Kalen Larsen	29	Chief Operating Officer
Gianluca “Luke” Guy	46	Chief Installation and Strategy Officer and Director
Brandon Bridgewater	28	Chief Sales Officer
Stirling Adams	58	General Counsel and Secretary of the Board
Dr. Abigail M. Allen	39	Director
James P. Benson	64	Director
Neil Bush	68	Director
Mark M. Jacobs	61	Director

Timothy Bridgewater.    Mr. Bridgewater has served as Sunergy’s Chief Executive Officer, Chief Financial Officer and chairman of the board since its creation in October 2021. He served as a founder and manager for Sunergy’s predecessor company Sun First Energy since October 2019 until the Contribution of Sun First Energy, LLC into Sunergy in October 2021. From July 2002 to the present, Mr. Bridgewater has been a founder and managing director of Capitol Financial Strategies, LLC (also known as Interlink Capital Strategies), an investment advisory services company, where he has advised on debt and private equity investments in industries ranging from mining, building materials, renewable energy, and automotive component manufacturing to electronics and software technologies in the U.S. and Asia. Mr. Bridgewater is the manager of Sunergy Solar LLC. From October 2018 to September 2020, Mr. Bridgewater held the position of manager at Micro Bolt, an energy development company. Since April 2020, he has served as a manager at Prometheus Power Partners, LLC, a commercial and utility-scale solar energy development company. From November 2019 to April 2021, Mr. Bridgewater served as the Chief Financial Officer of Tintic Consolidated Metals, LLC, a mining company, and from November 2019 to November 2021, he served as a Vice President for that company. Mr. Bridgewater earned his B.S. in Finance from Brigham Young University and completed graduate studies in International Economics from University of Utah. We believe that Mr. Bridgewater is qualified to serve both as a member of our management team and the Board because of his visionary leadership of Sunergy from inception to date, his experience in energy development, and his over 30 years of commercial and international banking, international finance and business development experience working in the U.S., Asia and Latin America.

Kalen Larsen.    Mr. Larsen serves as Zeo’s Chief Operating Officer, overseeing regional sales, dealer relations, operations, and process enhancements. He served as Sunergy’s Chief of Sales and Marketing from October 2021 until Closing. In September 2019, he co-founded Sun First Energy and co-managed sales and operations there until its Contribution that formed Sunergy in October 2021. Mr. Larsen began his solar career in October 2016 at Vivint Solar, LLC and worked there until October 2017. He worked at and co-managed a sales office at Vivint Inc. from October 2017 to March 2019, and subsequently, he managed a sales office for Atlantic Key Energy, LLC from March 2019 to October 2019. Mr. Larsen holds an associate degree from Weber State University with an emphasis in Spanish. We believe Mr. Larsen is qualified to serve as a member of our management team because of his sales and operations experience and proven track record in the solar energy industry.

Gianluca “Luke” Guy.    Mr. Guy serves as Zeo’s Chief Installation and Strategy Officer, and has served as a director since the Closing of the Business Combination Mr. Guy also currently serves as the Financially Responsible Officer at Sunergy Roofing & Construction, Inc., a subsidiary of Zeo, which he co-founded in November 2020. Mr. Guy is also the co-founder of Sunergy Solar, and oversaw sales, finance, and construction operations until its Contribution that formed Sunergy in October 2021. From January 2013 to August 2015, Mr. Guy operated JHL Group, LLC, a company he founded that provided marketing and sales for solar energy installation companies. Mr. Guy holds a construction financial officer license in the state of Florida. We believe that Mr. Guy is qualified to serve as a member of our management team and the Board because of his pivotal role in driving Sunergy’s business expansion through his expertise in sales, finance, construction, and strategic leadership.

Brandon Bridgewater.    Mr. Bridgewater has served as Sunergy’s Chief Sales Officer since October, 2021 and is the son of Timothy Bridgewater, Zeo’s Chairman, Chief Executive Officer and Chief Financial Officer. Mr. Bridgewater co-founded Sun First Energy, LLC, as its President and Chief Sales Officer, in September 2019 until its Contribution that formed Sunergy in October 2021. From September 2017 to December 2018, Mr. Bridgewater served as a Sales

Manager at Vivint Smart Home, Inc., a smart home company in the United States and Canada. From August 2015 to September 2017, he served as an Area Manager for Aptive Environmental, LLC, a pest control solution company. Mr. Bridgewater earned his Bachelor of Science in Business Finance (with an emphasis in Real Estate) from Brigham Young University’s Marriott School of Business in 2019. We believe that Mr. Bridgewater is qualified to serve as a member of our management team because of his track record in the solar energy industry and range of sales experience.

Stirling Adams.    Mr. Adams serves as Zeo’s General Counsel and Secretary. Mr. Adams brings 30 years of legal experience to the executive team. He has worked as a sole practitioner attorney since November 2022, focusing on renewable energy and nuclear energy ventures and financing. From August 2016 to October 2022, he served as Vice President, Associate General Counsel, and Head of Intellectual Property at Micro Focus International plc (now owned by OpenText Corporation), where he oversaw the company’s efforts to develop and protect intellectual property. Prior to that, he spent 21 years as in-house counsel at Novell, Inc., which was acquired by Micro Focus in 2014 through The Attachmate Group, where he served in various roles, including at times supervising legal affairs for one or more of Novell’s business units, for its consulting services arm, and for its Latin American and emerging markets businesses. Throughout most of his career, Mr. Adams has been engaged in international business transactions, technology licensing, and M&A transactions. He has lived and worked in Europe, South America, and China. He has taught as an adjunct professor of law at Brigham Young University, and holds a J.D. degree from Boston University, along with a B.S. in Computer Science and Statistics from Brigham Young University. We believe that Mr. Adams is qualified to serve as a member of our management team because of his extensive legal expertise.

Dr. Abigail M. Allen.    Dr. Allen serves as a director of Zeo. Dr. Allen is a tenured associate professor of accounting at the Marriott School of Management at Brigham Young University. Dr. Allen holds a doctorate in business administration from Harvard Business School, as well as undergraduate and master’s degrees in accounting from the University of Southern California. She is a licensed CPA. Prior to BYU, Dr. Allen was a Lecturer in the Accounting and Management Unit at Harvard Business School. Prior to academia, Dr. Allen worked as an external auditor for Deloitte. Dr. Allen’s research focuses on the political economy and economic consequences of accounting standard setting, as well as corporate governance and diversity. Her work has been published in the Journal of Accounting and Economics, the Journal of Accounting Research, Management Science and the Journal of Law Finance and Accounting and has been cited and discussed in Forbes Magazine, Harvard Business Review, Columbia Law School Blue Sky blog, and the Institute for Truth in Accounting.

James P. Benson.    Mr. Benson serves as a director of Zeo. Mr. Benson is a founding partner of Energy Spectrum, where he oversees Energy Spectrum’s efforts in sourcing investments, transaction evaluation, negotiation, executing and financing, monitoring of portfolio companies and the firm’s management and strategy. With approximately 37 years of venture capital and private equity, investment banking, financial advisory and commercial banking experience, Mr. Benson brings extensive relationships and his network across the energy industry to the company. Mr. Benson currently serves as a director on the boards of multiple Energy Spectrum portfolio companies and has been on two public boards in the past. Prior to co-founding Energy Spectrum in 1996, Mr. Benson served for ten years as a Managing Director at R. Reid Investments Inc., where his experience included energy-related private placements of debt and equity, acquisitions and divestitures. Mr. Benson began his career at InterFirst Bank Dallas, where he served for four years and was responsible for various energy financings and financial recapitalizations. Mr. Benson received his Bachelor of Science degree from the University of Kansas and his Master of Business Administration degree in Finance from Texas Christian University. Due to his extensive investment experience in the energy industry, we believe Mr. Benson is well qualified to serve on our board of directors.

Neil Bush.    Mr. Bush serves as a director of Zeo. Mr. Bush has served on the board of directors of FutureTech II Acquisition Corp. since February 2022. Mr. Bush has been the sole member of Neil Bush Global Advisors, LLC since January 1998. Additionally, Mr. Bush has been on the board of directors for Hong Kong Finance Investment Holding Group since 2012. Mr. Bush has also served as the co-chairman for CIIC since 2006 and as an adviser to CP Group since 2015. Further, Mr. Bush has served as a partner for Asia & America Consultants since March 2016 and the chairman of Singhaiyi since April 2013. Mr. Bush served on the board of Greffex, Inc. since June 2020 and the Points of Light Foundation. Mr. Bush was appointed director of Rebound International, LLC in early 2022. Due to his extensive investment experience in the energy industry, we believe Mr. Bush is well qualified to serve on our board of directors.

Mark M. Jacobs.    Mr. Jacobs serves as a director of Zeo. Mr. Jacobs brings more than 30 years of executive management, operations and investment banking experience across multiple segments within the broader energy industry. Since his retirement, Mr. Jacobs has served as an independent outside consultant serving the energy industry and privately-held entities undertaking a change in control as well as serving as board chair for a number of nonprofit organizations. Mr. Jacobs previously served as CEO, President and Director of Reliant Energy, a publicly-traded, Fortune 500 energy company. During Mr. Jacobs’ tenure, he led the company through a series of crises including the impact of Hurricane Ike and the financial market crisis in 2008. He initiated and negotiated a merger-of-equals with Mirant Corporation to form GenOn Energy in 2010 where he served as President, Chief Operating Officer and a Director of the largest competitive generator in the U.S. Mr. Jacobs was originally recruited to Reliant Energy in 2002 to serve as Chief Financial Officer. In that role, Mr. Jacobs brokered a landmark $6.2B debt restructuring transaction, leading the company away from a potential bankruptcy filing and repositioned the company to compete in the emerging competitive electricity market. Prior to Reliant Energy, Mr. Jacobs served as a Managing Director within the Natural Resources Group and Mergers & Acquisitions Department at Goldman Sachs & Co. where he provided strategic advice for large public and private corporations related to M&A and capital markets. Mr. Jacobs received a B.B.A. from Southern Methodist University and a Master of Management from the J.L. Kellogg Graduate School of Management at Northwestern University. Due to his extensive operational and leadership experience in the energy industry, we believe Mr. Jacobs is well qualified to serve on our board of directors.

Family Relationships

Timothy Bridgewater is the father of Brandon Bridgewater. There are no other family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

Zeo’s business affairs are managed under the direction of its board of directors, which consists of six members. Under our bylaws, each director will hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Pursuant to our charter, the number of directors on the Board will be fixed exclusively by one or more resolutions adopted from time to time by the board. Any vacancies on the Board and any newly created directorships resulting from any increase in the number of directors will also be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Director Independence

As a result of Zeo’s Class A common stock being listed on Nasdaq, Zeo is required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has undertaken a review of the independence of the individuals named above and have determined that each of Dr. Abigail M. Allen, Neil Bush, James P. Benson and Mark M. Jacobs qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

The Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. Zeo has a standing audit committee and compensation committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when it deems it necessary or advisable to address specific issues. Current copies of Zeo’s committee charters are posted on its website (investors.zeoenergy.com), as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Zeo has an audit committee consisting of Dr. Abigail M. Allen, James P. Benson and Mark M. Jacobs, and Dr. Allen serves as the chair of the audit committee. The Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act and Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Zeo’s audit committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board examined each proposed audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board has determined that Dr. Abigail M. Allen qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Board considered formal education and previous and current experience in financial and accounting roles. Both Zeo’s independent registered public accounting firm and management periodically meet privately with Zeo’s audit committee.

The audit committee’s responsibilities include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Zeo’s independent registered public accounting firm;

•        discussing with Zeo’s independent registered public accounting firm their independence from management;

•        reviewing with Zeo’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by Zeo’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Zeo’s independent registered public accounting firm the interim and annual financial statements that Zeo files with the SEC;

•        reviewing and monitoring Zeo’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Zeo has a compensation committee consisting of Neil Bush, James P. Benson and Mark M. Jacobs, and Mr. Bush serves as the chair of the compensation committee. All members are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board has determined that each proposed member is “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•        reviewing and setting or making recommendations to the Board regarding the compensation of Zeo’s executive officers;

•        making recommendations to the Board regarding the compensation of Zeo’s directors;

•        reviewing and approving or making recommendations to the Board regarding Zeo’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Zeo’s compensation committee meets the requirements for independence under the current Nasdaq listing standards.

Director Nominations

Zeo does not have a nominating committee. However, Zeo will form a nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the Zeo independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Dr. Abigail M. Allen, James P. Benson, Neil Bush and Mark M. Jacobs. In accordance with Rule 5605(e)(1)(A) of Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by its stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Zeo’s stockholders that wish to nominate a director for election should follow the procedures set forth in our bylaws.

Zeo has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board will consider educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of its stockholders.

Code of Ethics

Zeo has a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on Zeo’s website (investors.zeoenergy.com).

Compensation Committee Interlocks and Insider Participation

None of Zeo’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Company’s common stock as of May 22, 2024 by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The percentage of beneficial ownership is based on 5,805,345 shares of Class A Common Stock issued and outstanding and 35,230,000 shares of Class V Common Stock issued and outstanding as of the Closing Date.

In accordance with SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the Closing are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654. Unless otherwise indicated and subject to community property laws and similar laws, except as otherwise indicated below, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares of Class A Common Stock	% of Shares of Class A Common Stock	Number of Shares of Class V Common Stock	% of Shares of Class V Common Stock	% of total voting power
Directors and Executive Officers
Directors and executive officers(1)
Timothy Bridgewater(2)	—	—	10,460,410	29.7%	26.0%
Gianluca Guy	—	—	5,900,478	16.7%	14.7%
Brandon Bridgewater	—	—	5,515,664	15.7%	13.7%
Kalen Larsen	—	—	5,515,664	15.7%	13.7%
Stirling Adams	—	—	—	—	—
Dr. Abigail M. Allen	—	—	—	—	—
James P. Benson	—	—	—	—	—
Neil Bush	—	—	—	—	—
Mark Jacobs	80,000	1.6%	—	—	*
All directors and executive officers as a group (9 individuals)	80,000	1.6%	27,392,216	77.8%	68.2%

Five Percent Holders
Anton Hruby	—		5,900,478	16.7%	14.7%
ESGEN LLC(3)	3,257,436	64.8%	1,500,000	4.3%	11.8%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the directors and officers is 7625 Little Rd, Suite 200A, New Port Richey, FL 34654.

(2)      The total number of shares of Class V Common Stock owned by Timothy Bridgewater comprise (i) 2,308,883 shares of Class V Common Stock owned of record by LCB Trust, his family trust entity and (ii) 8,151,527 shares of Class V Common Stock held of record by Sun Managers, LLC for which as the manager he has voting and investment power. Sun Managers, LLC is expected to use such shares in connection with a management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares held by Sun Managers, LLC.

(3)      James P. Benson, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest. The business address of ESGEN LLC is 5956 Sherry Lane, Suite 1400, Dallas, Texas 75225.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ESGEN Related Party Transactions

ESGEN Class B Ordinary Shares

On April 27, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of ESGEN’s offering and formation costs in consideration of 7,187,500 ESGEN Class B ordinary shares. The Sponsor transferred 138,000 ESGEN Class B ordinary shares to each of ESGEN’s independent directors and 866,923 ESGEN Class B ordinary shares to the Westwood Client Accounts.

ESGEN Private Placement Warrants

The Sponsor purchased an aggregate of 11,240,000 ESGEN Private Placement Warrants for a purchase price of $1.00 per whole warrant, or $11,240,000 in the aggregate, in a private placement that occurred simultaneously with the closing of the IPO. Each ESGEN Private Placement Warrant entitled the holder to purchase one Class A ordinary share at $11.50 per share, subject to adjustment. The ESGEN Private Placement Warrants (including the ESGEN Class A ordinary shares issuable upon exercise thereof) could not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

Pursuant to the Amended Letter Agreement entered into on January 24, 2024, the Sponsor and the other Initial Shareholders agreed to forfeit, for no consideration, all ESGEN Private Placement Warrants held by them in connection with Closing.

Promissory Notes

No compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, its officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of our initial business combination. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on ESGEN’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ESGEN’s audit committee reviewed on a quarterly basis all payments that were made by it to the Sponsor, and its officers, directors or their affiliates and determined which expenses and the amount of expenses were reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

The Sponsor advanced $262,268 to cover expenses related to the IPO under the April 2021 Promissory Note. As of December 31, 2023, $171,346 of such covered expenses remained outstanding and was due to the Sponsor.

On April 5, 2023, ESGEN issued the April 2023 Promissory Note in the principal amount of up to $1,500,000 to the Sponsor, which was amended and restated by the October 2023 Promissory Note, which could be drawn down by ESGEN from time to time prior to the consummation of its initial business combination. The October 2023 Promissory Note, the April 2021 Promissory Note and the April 2023 Promissory Note were not repaid and were cancelled at Closing. As of January 31, 2024, ESGEN had drawn $1,787,048 and $171,346 under the October 2023 Promissory Note and April 2021 Promissory Note, respectively.

On January 24, 2024, ESGEN issued the January 2024 Promissory Note in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note could be drawn down by ESGEN from time to time prior to the consummation of its initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note did not bear interest, matured on the date of consummation of the Business Combination and was subject to customary events of default. The principal amount under the January 2024 Promissory Note was paid at Closing from funds that ESGEN had available to it outside of its Trust Account.

Office Space, Secretarial and Administrative Services

Until Closing, ESGEN incurred $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. No amounts were paid for these services. As of each of December 31, 2023 and December 31, 2022, ESGEN reported on the balance sheets $120,000 pursuant to this agreement, in “Due to related party.”

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, (i) each of the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property, (ii) each of the Initial Shareholders agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

Lock-Up Agreement

At the Closing, Zeo and each of the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer any of its respective Exchangeable OpCo Units and corresponding shares of Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

PIPE Financing

At Closing, the Sponsor purchased $15,000,000 of Convertible OpCo Preferred Units in the Sponsor PIPE Investment.

Sunergy Related Party Transactions

The majority of Zeo’s customers who have entered into leasing agreements have done so with third-party leasing companies established and managed by White Horse Energy, a holding company of which Timothy Bridgewater, Zeo’s Chairman, Chief Executive Officer and Chief Financial Officer, is the owner and manager. Mr. Bridgewater, through White Horse, holds 1% or less of the membership interests of the third-party leasing companies that own the installed solar energy systems leased by Zeo Customers, with the remainder of the membership interests being held by third parties. For the quarter ended March 31, 2024, the third-party leasing companies managed by White Horse Energy had purchased approximately $5.8 in solar energy systems from Zeo for their leasing customers. As of that date, those third-party leasing companies had entered into leasing agreements with customers for approximately $8.8 million in leased systems to be installed by Zeo, if the development and installation of all of those systems continued to completion, For the year ended December 31, 2023, the third-party leasing companies managed by White Horse Energy had purchased approximately $19.0 million in solar energy systems from Zeo for their leasing customers. As of that date, those third-party leasing companies had entered into leasing agreements with customers for approximately $6.0 million in leased systems to be installed by Zeo, if the development and installation of all of those systems continued to completion. Subject to investor and customer demand, White Horse Energy intends to attract additional investors to form third-party leasing companies that will be able to fund additional installations of solar systems by Zeo.

Policies and Procedures for Related Person Transactions

The Board has adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, Zeo’s audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, Zeo’s audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Zeo’s policy requires Zeo’s audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to Zeo and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to Zeo of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

Zeo’s audit committee will only approve those transactions that are in, or are not inconsistent with, Zeo’s best interests and those of Zeo’s stockholders, as Zeo’s audit committee determines in good faith. In addition, under Zeo’s code of business conduct and ethics, its employees, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

SELLING SECURITYHOLDERS

This prospectus relates to the resale from time to time of up to 40,118,434 shares of Class A Common Stock, which includes:

•        4,000,004 outstanding shares of Class A Common Stock issued to the Sponsor and certain former holders of ESGEN Class B ordinary shares, issued to such holders at an equity consideration value of $10.00 per share;

•        50,000 outstanding shares of Class A Common Stock issued to Piper Sandler & Co. at an equity consideration value of $5.00 per share;

•        1,838,430 shares of Class A Common Stock issuable upon exchange of an equivalent number of Convertible OpCo Preferred Units and Class V Common Stock issued to the Sponsor pursuant to the Sponsor Subscription Agreement at an equity consideration value of $10.00 per share;

•        33,730,000 shares of Class A Common Stock issuable upon exchange of an equivalent number of Exchangeable OpCo Units and Class V Common Stock issued to the Sellers pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share; and

•        500,000 shares of Class A Common Stock issuable to Sun Managers, LLC upon potential forfeiture of an equivalent number of shares of Class A Common Stock previously issued to Sponsor and certain former holders of ESGEN Class B ordinary shares at an equity consideration value of $10.00 per share.

The selling securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees, and others who later come to hold any of the selling securityholders’ interest in the Class A Common Stock other than through a public sale. Such selling securityholders may currently hold shares of our Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part, or may receive shares of Class A Common Stock registered pursuant to the registration statement of which this prospectus forms a part upon cancellation of shares of Class V Common Stock.

The below table provides additional details regarding the selling securityholders. The percentages are based on 40,256,964 shares of Common Stock issued and outstanding as May 22, 2024, and the shares of Class A Common Stock assume exchange of the applicable securityholder’s Class V Common Stock for Class A Common Stock.

Name of Selling Holders	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(12)
	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
SANJAY BISHNOI(1)	80,000	*	0	0%
LARRY L HELM(1)	80,000	*	0	0%
MARK M JACOBS(2)	80,000	*	0	0%
IKE CLAYPOOL	17,947	*	0	0%
SCOTT CRIST	17,947	*	0	0%
CLAY DAVIS	35,898	*	0	0%
DONLIN FINANCIAL LLC	44,877	*	0	0%
KENNY FENG	44,874	*	0	0%
MICHAEL HANDEL & KELLY HANDEL	17,947	*	0	0%
HUNDY HOLDINGS LLC	17,950	*	0	0%
JJN INVESTMENTS NO 2 LP	35,898	*	0	0%
KRIS VAN NORMAN	17,947	*	0	0%
DENNIS RAINOSEK	17,947	*	0	0%
DAVID ROSENFIELD	17,947	*	0	0%
GERALD W SCHLIEF	44,874	*	0	0%
SOUTHPAW INTERESTS LLC	44,874	*	0	0%
STACIE FERGUSON EXEMPT TRUST	17,947	*	0	0%

Name of Selling Holders	Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering(12)
	Shares of Class A Common Stock	%	Shares of Class A Common Stock	%
WADE HAMPTON PARTNERS LP	44,874	*	0	0%
WISE FAMILY HOLDINGS LP	62,820	*	0	0%
ESGEN LLC(3)	5,095,866	12.7%	0	0%
Southern Crown Holdings, LLC(4)	5,900,478	14.7%	0	0%
LAMADD LLC(5)	5,900,478	14.7%	0	0%
JKae Holdings, LLC(6)	5,515,664	13.7%	0	0%
Clarke Capital, LLC(7)	5,515,664	13.7%	0	0%
LCB Trust(8)	2,308,883	5.7%	0	0%
Live Your Label, LLC(9)	218,653	*	0	0%
Triple E Companies USA LLC(10)	218,653	*	0	0%
Sun Managers, LLC(11)	8,651,527	21.5%	0	0%
PIPER SANDLER & CO.	50,000	*	0	0%

____________

*        Indicates beneficial ownership of less than 1%.

(1)      Mr. Bishnoi is a former director of ESGEN.

(2)      Mr. Jacobs is a director of Zeo.

(3)      Consists of 3,257,436 shares of Class A Common Stock and 1,838,430 shares of Class A Common Stock issuable upon the conversion of Class V Common Stock. James P. Benson, a director of Zeo, Michael C. Mayon and Andrea Bernatova are the managers of ESGEN LLC, and each of them disclaims beneficial ownership over any securities owned by ESGEN LLC in which he or she does not have any pecuniary interest.

(4)      Anton Hruby, the former Chief Operating Officer of Sunergy, is the beneficial owner of these shares. Consists of 5,900,478 shares of Class A Common Stock issuable upon the conversion of 5,900,478 shares of Class V Common Stock.

(5)      Gianluca Guy, the Chief Installation and Strategy Officer and a director of Zeo, is the beneficial owner of these shares. Consists of 5,900,478 shares of Class A Common Stock issuable upon the conversion of 5,900,478 shares of Class V Common Stock.

(6)      Kalen Larsen, the Chief Operating Officer of Zeo, is the beneficial owner of these shares. Consists of 5,515,644 shares of Class A Common Stock issuable upon the conversion of 5,515,644 shares of Class V Common Stock.

(7)      Brandon Bridgewater, the Chief Sales Officer of Zeo, is the beneficial owner of these shares. Consists of 5,515,644 shares of Class A Common Stock issuable upon the conversion of 5,515,644 shares of Class V Common Stock.

(8)      Timothy Bridgewater, the Chief Executive Officer, Chief Financial Officer and director of Zeo, is the beneficial owner of these shares. Consists of 2,308,883 shares of Class A Common Stock issuable upon the conversion of 2,308,883 shares of Class V Common Stock.

(9)      Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.

(10)    Consists of 218,653 shares of Class A Common Stock issuable upon the conversion of 218,653 shares of Class V Common Stock.

(11)    Consists (i) of 8,151,527 shares of Class A Common Stock issuable upon the conversion of 8,151,527 shares of Class V Common Stock held by Sun Managers, LLC and (ii) 500,000 shares of Class A Common Stock issuable if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted, for which Timothy Bridgewater is the beneficial owner. Sun Managers, LLC is expected to use such shares in connection with a management equity program. Mr. Bridgewater disclaims beneficial ownership over any such shares held by Sun Managers, LLC.

(12)    Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the selling securityholders acquire additional shares of Common Stock after the date of this prospectus and prior to completion of this offering.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of Class A Common Stock.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of securities registered on its behalf. A selling securityholder may sell or otherwise transfer all, some, or none of such securities in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the selling securityholders, see “Certain Relationships and Related Person Transactions.”

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, including the provisions included in our Charter, Bylaws, Certificate of Designation and the Warrant Agreement. This description is not complete and is qualified by reference to the full text of our Charter, Bylaws, Certificate of Designation and the Warrant Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the DGCL.

Authorized Capitalization

General

Zeo has authority to issue is 410,000,000 shares, consisting of:

•        400,000,000 shares of common stock, divided into (i) 300,000,000 shares of Class A Common Stock and (ii) 100,000,000 shares of Class V Common Stock; and

•        10,000,000 shares of Preferred Stock.

The following summary describes certain material provisions of Zeo’s capital stock. We urge you to read the Organizational Documents.

Common Stock

Class A Common Stock

Voting Rights.    Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the Class A Common Stock in a manner that is disproportionately adverse as compared to Class V Common Stock.

To the fullest extent permitted by law, holders of shares of each class of Class A Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of Zeo that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”), unless:

(i)     a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(ii)    the Stock Adjustment has been reflected in the same economically equivalent manner on all OpCo Units and Convertible OpCo Preferred Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Zeo, after payment or provision for payment of the debts and other liabilities of Zeo and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock is entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock is entitled to receive the remaining assets of Zeo available for distribution ratably in proportion to the number of shares of Class A Common Stock.

Class V Common Stock

Shares of Class V Common Stock may, together with the corresponding Exchangeable OpCo Units, be exchanged for shares of Class A Common Stock, subject to the terms and conditions discussed in the OpCo A&R LLC Agreement.

Voting Rights.    Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class V Common Stock are entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of Class V Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations.    Except as described under the heading “Description of Zeo’s Capital Stock — Common Stock — Class A Common Stock — Dividends; Stock Splits or Combinations,” dividends of cash or property may not be declared or paid on shares of Class V Common Stock.

Liquidation.    Without limiting the rights of the holders of Exchangeable OpCo Units to exchange their Exchangeable OpCo Units or the requirement of holders of Convertible OpCo Preferred Units to exchange the Exchangeable OpCo Units such holders would receive upon conversion of their Convertible OpCo Preferred Units, as applicable, along with the surrender for cancellation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the OpCo A&R LLC Agreement, the holders of shares of Class V Common Stock, as such, are not entitled to receive, with respect to such shares, any assets of Zeo, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Zeo.

Cancellation of Class V Common Stock.    No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Exchangeable OpCo Units or Convertible OpCo Preferred Units in accordance with the provisions of the OpCo A&R LLC Agreement. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Exchangeable OpCo Unit or Convertible OpCo Preferred Unit (provided, that in the event of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, there will be a number of shares of Class V Common Stock issued or retired in relation to such conversion as necessary such that the number of shares of Class V Common Stock held by the converting person equals the number of Exchangeable OpCo Units issued to such converting person in such conversion), including any share of Class V Common Stock exchanged for a share of Class A Common Stock pursuant to the OpCo A&R LLC Agreement, such share shall automatically and without further action on the part of Zeo or any holder of Class V Common Stock be transferred to Zeo for no consideration and retired and restored to the status of an authorized but unissued share of Class V Common Stock.

Further Issuances of Class V Common Stock.    No shares of Class V Common Stock shall be issued at any time after the effective date of this Charter, except (i) to one or more new or existing members of OpCo to whom Exchangeable OpCo Units (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in the preceding paragraph with respect to the corresponding Class V Common Stock will apply) or Convertible OpCo Preferred Units are also issued, (ii) to a member of OpCo holding Exchangeable OpCo Units or Convertible OpCo Preferred Units in a number necessary to maintain a one-to-one ratio between the collective number of Exchangeable OpCo Units or Convertible OpCo Preferred Units outstanding, on the one hand, and the number of shares of Class V Common Stock outstanding or (iii) for the issuance of shares of Class V Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of the Charter.

Preemptive Rights.    To the extent Exchangeable OpCo Units or Convertible OpCo Preferred Units are issued pursuant to the OpCo A&R LLC Agreement (provided that in the event of an issuance of Exchangeable OpCo Units as a result of a conversion of Convertible OpCo Preferred Units into Exchangeable OpCo Units, the requirement set forth in two paragraphs above with respect to the corresponding Class V Common Stock will apply) to anyone other than Zeo or a wholly owned subsidiary of Zeo, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth in the Charter) shall be issued at par to the same holder to whom such Exchangeable OpCo Units or Convertible OpCo Preferred Units, as applicable are issued.

Authorized But Unissued Common Stock

The number of authorized shares of any particular class of Common Stock may not be decreased below the number of shares of such class then outstanding. In the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all Exchangeable OpCo Units, along with an equal number of shares of Class V Common Stock, pursuant to the OpCo A&R LLC Agreement and (ii) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Preferred Stock

The Board has the authority, without action by the stockholders, to create and issue shares of Preferred Stock in one or more series, and, with respect to each such series, establish the designation of such series and the number of shares to be included in such series and fix the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing the Board to issue Preferred Stock and determine the rights and preferences of any series of Preferred Stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Zeo outstanding voting stock. Additionally, the issuance of Preferred Stock may adversely affect the holders of Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or subordinating the dividend or liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of Class A Common Stock.

Warrants

Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrant will expire five years after the completion of our initial business combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant are not entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the warrant agreement; provided, that if our shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (i) the quotient obtained by dividing (A) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (B) the fair market value and (ii) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of Class A Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00

Once the Warrant become exercisable, we may redeem the outstanding Zeo Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price Per Class A Common Stock Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants:

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided, that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below) except as otherwise described below; and

•        if, and only if, the closing price of the shares of Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of the shares of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Warrants — Anti-Dilution Adjustments” below. If the number of shares of Class A Common Stock issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “Warrants — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Warrants — Anti-Dilution Adjustments” and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “Warrants — Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of shares of Class A Common Stock
	≤ 10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any share of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “Warrants — Redemption of Warrant When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, Zeo (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a capitalization or share dividend paid in shares of Class A Common Stock to all or substantially all holders of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering made to all or substantially all holders of ESGEN ordinary shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering and (b) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (i) as described above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (i) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (iii) the volume weighted average trading price of the ESGEN Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “Warrants — Redemption of Warrants When the Price Per Share of Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “Warrants — Redemption of Warrant When the Price Per Share of Class A Common Stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement.

If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under a warrant agreement between CST, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants and the warrant agreement set forth in ESGEN’s prospectus, or defective provision, (ii) amending the provisions relating to cash dividends on ESGEN ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants; provided, that the approval by the holders of at least 50% of the then-outstanding Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Transfer Agent and Warrant Agent

The transfer agent for Class A Common Stock and warrant agent for Warrants is CST.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of the Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of Board and in the policies formulated by Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Special Meeting of Stockholders.    Subject to the special rights of any holders of any series of Preferred Stock, meetings of stockholders of Zeo may be called, for any purpose or purposes, at any time, only by or at the direction of the Board, the chairperson of the Board or the Chief Executive Officer of Zeo, and the ability of the stockholders or any other person to call a special meeting of the stockholders is specifically denied. However, as long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of Zeo collectively holding shares of capital stock of Zeo representing a majority of the total voting power of the outstanding shares of capital stock of Zeo entitled to vote generally in the election of directors of Zeo. Following the Closing, the holders of shares of Class V Common Stock held approximately 87.5% of the total voting power of stock of Zeo entitled to vote generally in election of directors.

Election and Removal of Directors.    Subject to any limitations imposed by applicable law and except for additional directors of Zeo elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the Charter, any director of Zeo or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of Zeo entitled to vote generally in the election of directors of Zeo, voting together as a single class. In case any one or more directors of Zeo should be so removed, an except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders of Zeo.

Other Limitations on Stockholder Actions.    Our Bylaws also impose certain procedural requirements on stockholders who wish to:

•        make nominations in the election of directors; or

•        propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to Zeo’s secretary containing, among other things, the following:

•        the name and record address of each stockholder proposing business (such person, a “Proposing Person”), as they appear in Zeo’s books;

•        the class or series and number of shares of stock of Zeo, directly or indirectly, held of record and beneficially by the Proposing Person or any its affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act);

•        the Proposing Person’s Disclosable Interests (as such term is defined in the Bylaws);

•        the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•        a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

•        a description of the business or nomination to be brought before the meeting, the text of the proposal, the reasons for conducting such business at the meeting and any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; and

•        a statement whether or not the stockholder giving the notice and/or the other Proposing Person or Proposing Persons, if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of Zeo required under applicable law to approve the business proposal.

Our Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for the Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders. There shall be no cumulative voting in the election of directors for the Board.

Limitation on Liability and Indemnification of Officers and Directors

The Organizational Documents provide indemnification for Zeo’s directors and officers to the fullest extent permitted by the DGCL. Zeo has entered into indemnification agreements with each of its directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of Zeo’s directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The effect of this provision is to restrict Zeo’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director, except that a director or officer will be personally liable for:

•        any breach of his or her duty of loyalty to us or our stockholders;

•        acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•        unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•        any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Exclusive Forum

The Charter provides that, unless Zeo consents in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action, suit or proceeding brought on behalf of Zeo; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Zeo to Zeo or to Zeo’s stockholders; (iii) any action, suit or proceeding asserting a claim against Zeo, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Organizational Documents; and (iv) any action, suit or proceeding asserting a claim against Zeo, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine.

Further, unless Zeo consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. If any action the subject matter of which is within the scope of the exclusive forum provisions of the Charter is filed in a court other than the Delaware Court of Chancery (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Delaware Court of Chancery in connection with any action brought in any such court to enforce such exclusive forum provisions of the Charter; and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. There is uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of Zeo shall be deemed to have notice of and consented to the exclusive forum provisions of the Charter.

Registration Rights at Closing

A&R Registration Rights Agreement

On March 13, 2024, the Sellers, the Zeo Holders and Zeo entered into the A&R Registration Rights Agreement, pursuant to which, among other things, Zeo agreed to provide the New PubCo Holders certain registration rights with respect to certain shares of Class A Common Stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement or the Charter.

Description of Applicable Lock-Up Periods

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, (i) each of the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property, (ii) each of the Initial Shareholders agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

Lock-Up Agreement

At the Closing, Zeo and each of the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer any of their respective Exchangeable OpCo Units and corresponding shares of Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Zeo’s stockholders will have appraisal rights in connection with a merger or consolidation of Zeo involving the payment of only cash consideration in respect of their shares. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Zeo’s stockholders may bring an action in Zeo’s name to procure a judgment in Zeo’s favor, also known as a derivative action; provided, that the stockholder bringing the action is a holder of Zeo’s shares at the time of the transaction to which the action relates, or such stockholder’s stock thereafter devolved by operation of law.

Listing of Securities

Shares of our Class A Common Stock and Warrants are traded on Nasdaq under the symbols “ZEO” and “ZEOWW” respectively. Our Class V Common Stock is not listed on any exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock for at least six months but who are the Company’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock or warrants then outstanding, as applicable; or

•        the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Amendment to the Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Amendment to the Letter Agreement, pursuant to which, among other things, (i) each of the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock issuable in exchange for such ESGEN Class B ordinary shares pursuant to the Business Combination Agreement) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property, (ii) each of the Initial Shareholders agreed to waive any adjustment to the conversion ratio set forth in the governing documents of ESGEN with respect to the ESGEN Class B ordinary shares prior to the earlier of the ESGEN Share Conversion or the Closing, (iii) the Sponsor agreed to irrevocably surrender and forfeit 2,361,641 ESGEN ordinary shares, (iv) the Initial Shareholders other than Sponsor agreed to irrevocably surrender and forfeit 538,359 ESGEN ordinary shares, (v) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing) and (vi) the Initial Shareholders agreed to forfeit all of their ESGEN Private Placement Warrants in connection with Closing.

Lock-Up Agreement

At the Closing, Zeo and each of the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer any of their respective Exchangeable OpCo Units and corresponding shares of Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing Date and (ii) subsequent to the Closing Date, (a) if the last sale price of Class A Common Stock quoted on Nasdaq is greater than or equal to $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any period of 30 consecutive trading days commencing at least 90 days after the Closing Date or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

PLAN OF DISTRIBUTION

The selling securityholders, which as used herein includes donees, pledgees, transferees, distributees, or other successors-in-interest selling shares of our Class A Common Stock or interests in our Class A Common Stock received after the date of this prospectus from the selling securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their shares of Class A Common Stock or interests in our Class A Common Stock on any stock exchange, market, or trading facility on which shares of our Class A Common Stock, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers who may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share or warrant; or

•        a combination of any such methods of sale.

The selling securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock owned by them and, if a selling securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the selling securityholders to include the pledgee, transferee, or other successors-in-interest as the selling securityholders under this prospectus. The selling securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of shares of our Class A Common Stock offered by them will be the purchase price of such securities, less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling securityholders.

The selling securityholders also may in the future resell a portion of our Class A Common Stock in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The selling securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any selling securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the selling securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of shares of our Class A Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the selling securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares of Class A Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the A&R Registration Rights Agreement, we have agreed to indemnify the selling securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the selling securityholders may be required to make with respect thereto. In addition, we and the selling securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreement. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The selling securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The selling securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock. This prospectus and any accompanying prospectus supplement will identify the selling securityholders, the terms of our Class A Common Stock, and any material relationships between us and the selling securityholders. The selling securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the selling securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock.

A selling securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable shares of Class A Common Stock pursuant to the distribution through a registration statement.

Except as set forth above, we are required to pay all fees and expenses incident to the registration of shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of Class A Common Stock. This discussion only applies to investors that will hold their Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status including:

•        the Sponsor;

•        banks, financial institutions, or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that will actually or constructively own five percent or more of the Company’s voting stock or five percent or more of the total value of all classes of the Company’s stock (except as specifically addressed below);

•        persons that acquire the Company’s securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold the Company’s securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        persons subject to the alternative minimum tax;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        controlled foreign corporations and passive foreign investment companies; and

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on U.S. federal income tax law as in effect on the date hereof. Such law is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described in this prospectus. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion. The Company has not sought, and does not intend to seek, a ruling from the IRS as to any U.S. federal income tax consideration described in this prospectus. The IRS may disagree with the discussion in this prospectus, and its determination may be upheld by a court. Furthermore, this discussion does not address any U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or U.S. state or local or non-U.S. tax laws.

This discussion does not consider the U.S. federal income tax treatment of entities and arrangements treated as partnerships for U.S. federal income tax purposes that hold Class A Common Stock. If a partnership is a beneficial owner of Class A Common Stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partner and such partnership. If you are a partnership or a partner in a partnership that holds Class A Common Stock, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Class A Common Stock.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IN the CLASS A COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used in this prospectus, a “U.S. Holder” is a beneficial owner of Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

The following describes U.S. federal income tax considerations to a U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock.

Distributions on the Class A Common Stock

In general, distributions with respect to the Class A Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Class A Common Stock. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Dispositions of Shares of Class A Common Stock.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its basis in the shares of stock in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares of stock in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Sale, Exchange or Other Disposition of Shares of Class A Common Stock

A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of shares of Class A Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its the Company securities generally will equal the U.S. Holder’s acquisition cost, subject to certain adjustments.

Non-U.S. Holders

As used in this prospectus, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Class A Common Stock who or that is not a U.S. Holder. The following describes U.S. federal income tax considerations to a non-U.S. Holder relating to the ownership and disposition of shares of Class A Common Stock.

Distributions on the Class A Common Stock

In general, distributions with respect to the Class A Common Stock will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a non-U.S. Holder’s Class A Common Stock. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Disposition of Shares of Class A Common Stock.”

Taxable dividends paid to a non-U.S. Holder of the Class A Common Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of the Class A Common Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A non-U.S. Holder of Class A Common Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Class A Common Stock

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of Class A Common Stock unless:

(i)     such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)   the Company is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of such class of stock. There can be no assurance that any class of stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of shares of Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Class A Common Stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. The Company does not expect it to be classified as a “U.S. real property holding corporation” in the foreseeable future. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether the Company will be a U.S. real property holding corporation with respect to a non-U.S. Holder at any future time.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of Class A Common Stock, and U.S. backup withholding on such payments may be possible. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Class A Common Stock) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All investors should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock.

EXPERTS

The financial statements of ESGEN Acquisition Corporation (the “Company”) as of December 31, 2023 and 2022 and for the years then ended included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

The financial statements of Sunergy Renewables, LLC as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.zeoenergy.com/. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2024	As of December 31, 2023
Assets
Current assets
Cash and cash equivalents	$7,731,124	$8,022,306
Accounts receivable, including $3,089,328 and $396,488 from related parties, net of allowance for credit losses of $2,420,620 and $2,270,620, as of March 31, 2024 and December 31, 2023, respectively	7,392,075	2,970,705
Inventories	379,321	350,353
Prepaid installation costs	424,792	4,705,519
Prepaid expenses and other current assets	4,004,532	40,403
Total current assets	19,931,844	16,089,286
Other assets	207,846	62,140
Property, equipment and other fixed assets, net	2,938,703	2,918,320
Operating lease right of use assets	982,951	1,135,668
Intangibles, net	514,020	771,028
Goodwill	27,010,745	27,010,745
Total assets	$51,586,109	$47,987,187

Liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$4,604,583	$3,785,755
Accrued expenses and other current liabilities, including $267,006 and $2,415,966 with related parties at March 31, 2024 and December 31, 2023, respectively	2,788,460	3,874,697
Current portion of long-term debt	412,834	404,871
Current operating lease liabilities	487,348	539,599
Contract liabilities, including $106,585 and $1,160,848 with related parties as of March 31, 2024 and December 31, 2023, respectively	585,809	5,023,418
Total current liabilities	8,879,034	13,628,340
Non-current operating lease liabilities	529,015	636,414
Other liabilities	1,500,000	—
Warrant liabilities	1,656,000	—
Long-term debt	1,283,022	1,389,545
Total liabilities	13,847,071	15,654,299
Commitments and contingencies (Note 14)

Redeemable noncontrolling interests
Convertible preferred units	15,079,167	—
Class B units	192,261,000	—

Stockholders’ equity (deficit)
Class V common stock	3,523	3,373
Class A common stock	503	—
Additional paid in capital	—	31,152,491
(Accumulated deficit) Retained earnings	(169,605,155)	1,177,024
Total stockholders’ equity	(169,601,129)	32,332,888
Total liabilities, redeemable noncontrolling interests and stockholders’ equity (deficit)	$51,586,109	$47,987,187

The accompanying notes are an integral part of these consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2024	2023
Revenue, net of financing fees of $4,081,358 and $6,269,033 for the three months ended March 31, 2024 and 2023, respectively	$10,675,421	$18,731,489
Related party revenue, net of financing fees of $3,856,219 and $0 for the three months ended March 31, 2024 and 2023, respectively	8,812,769	—
Total revenue	19,488,190	18,731,489
Operating costs and expenses:
Cost of goods sold (exclusive of items shown below)	17,183,740	14,809,215
Depreciation and amortization	462,701	432,599
Sales and marketing	118,983	549,605
General and administrative	3,336,841	1,326,587
Total operating expenses	21,102,265	17,118,006
(Loss) income from operations	(1,614,075)	1,613,483
Other (expenses) income, net:
Other income, net	—	5,000
Change in fair value of warrant liabilities	(138,000)	—
Interest expense	(37,054)	(15,544)
Total other expense, net	(175,054)	(10,544)
Net (loss) income before taxes	(1,789,129)	1,602,939
Income tax (expense) benefit	89,929	—
Net (loss) income	(1,699,200)	1,602,939
Net (loss) attributable to Sunergy Renewables LLC prior to the Business Combination	(759,936)	(1,602,939)
Net (loss) income for the period March 13, 2024 through March 31, 2024	(939,264)	—
Less: Net income attributable to noncontrolling interest	249,267	—
Net (loss) income attributable to Class A common stock	$(1,188,531)	$—

Basic and diluted net (loss) income per share	$(1.20)	—
Weighted average units outstanding, basic and diluted	994,345	—

The accompanying notes are an integral part of these consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

	Redeemable noncontrolling interest									Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Convertible Preferred units		Class B Units	Common Units		Class V Common Stock		Class A Common Stock
	Shares	Amount		Units	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2023	—	$—	$—	1,000,000	$31,155,864	—	$—	—	$—	$—	$1,177,024	$32,332,888
Retroactive application of Business Combination (Note 3)	—	—	—	(1,000,000)	(31,155,864)	33,730,000	3,373	—	—	31,152,491	—	—
Balance, December 31, 2023	—	—	—	—	—	33,730,000	3,373	—	—	31,152,491	1,177,024	32,332,888
Stockholder distributions	—	—	—	—	—	—	—	—	—	—	(90,000)	(90,000)
Net loss prior to the Business Combination				—	—	—	—	—	—	—	(759,936)	(759,936)
Effects of Business Combination
Issuance of Class A Shares to third party advisors	—	—	—	—	—	—	—	553,207	55	2,765,980	—	2,766,035
Issuance of Class A Shares to backstop investor	—	—	—	—	—	—	—	225,174	23	1,569,440	—	1,569,463
Reverse Recapitalization (Note 3)	1,500,000	6,855,076	—	—	—	1,500,000	150	4,248,583	425	(1,678,167)	—	(1,677,592)
Transaction Costs										(2,317,632)		(2,317,632)
Establishment of redeemable noncontrolling interest	—	—	27,399,463	—	—	—	—	—	—	(27,399,463)	—	(27,399,463)
Activities subsequent to business combination
Subsequent measurement of redeemable noncontrolling interest	—	—	172,836,361	—	—	—	—	—	—	(4,092,649)	(168,743,712)	(172,836,361)
Net income	—	8,224,091	(7,974,824)	—	—	—	—	—	—	—	(1,188,531)	(1,188,531)
Balance, March 31, 2024	1,500,000	$15,079,167	$192,261,000	$—	$—	35,230,000	$3,523	5,026,964	$503	$—	$(169,605,155)	$(169,601,129)

The accompanying notes are an integral part of these consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE NONCONTROLLING
INTEREST AND STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023

	Redeemable noncontrolling interest			Common Units		Class V Common Stock		Class A Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Convertible Preferred units		Class B Units
	Shares	Amount		Units	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	—	$—	$—	1,000,000	$31,155,864	—	$—	—	$—	$—	$119,982	$31,275,846
Retroactive application of Business Combination (Note 3)	—	—	—	(1,000,000)	(31,155,864)	33,730,000	3,373	—	—	31,152,491	—	—
Balance, December 31, 2022	—	—	—	—	—	33,730,000	3,373	—	—	31,152,491	119,982	31,275,846
Stockholder distributions	—	—	—	—	—	—	—	—	—	—	(166,323)	(166,323)
Net income	—	—	1,602,939	—	—	—	—	—	—	—	—	—
Balance, March 31, 2023	—	$—	$1,602,939	—	$—	33,730,000	$3,373	—	$—	$31,152,491	$(46,341)	$31,109,523

The accompanying notes are an integral part of these consolidated financial statements.

ZEO ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net (loss) income	$(1,699,200)	$1,602,939
Adjustment to reconcile net (loss) income to cash (used in) provided by operating activities
Depreciation and amortization	462,701	432,599
Change in fair value of warrant liabilities	138,000	—
Provision for credit losses	150,000	240,486
Changes in operating assets and liabilities:
Accounts receivable	(1,878,529)	(770,981)
Accounts receivable due from related parties	(2,692,841)	—
Inventories	(28,968)	(53,674)
Prepaid installation costs	4,280,727	—
Prepaids and other current assets	(1,420,528)	(180,286)
Other assets	(84,704)	—
Accounts payable	(330,661)	(1,914)
Accrued expenses and other current liabilities	(456,316)	313,286
Accrued expenses and other current liabilities due to related parties	(2,148,960)	—
Contract liabilities	(3,383,346)	(14,789)
Contract liabilities due to related parties	(1,054,263)	—
Operating lease payments	(6,933)	22,111
Net cash (used in) provided by operating activities	(10,153,821)	1,589,777

Cash flows from Investing Activities
Purchases of property, equipment and other assets	(226,076)	(605,874)
Net cash used in investing activities	(226,076)	(605,874)

Cash flows from Financing Activities
Proceeds from the issuance of debt	—	408,003
Repayments of debt	(98,560)	(75,000)
Proceeds from Business Combination, net of transaction costs	10,277,275	—
Distributions to members	(90,000)	(166,323)
Net cash provided by financing activities	10,088,715	166,680
Net (decrease) increase in cash and cash equivalents	(291,182)	1,150,583
Cash and cash equivalents, beginning of period	8,022,306	2,268,306
Cash and cash equivalents, end of the period	$7,731,124	$3,418,889

Supplemental Cash Flow Information
Cash paid for interest	$35,894	$15,544

Non-cash transactions
Transaction costs	$3,269,039	$—
Issuance of Class A common stock to vendors	$2,478,480	$—
Issuance of Class A common stock to backstop investors	$1,569,440	$—
Accretion of Preferred Units	$8,224,091	$—

The accompanying notes are an integral part of these consolidated financial statements.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION

Zeo Energy Corp. (formerly known as ESGEN Acquisition Corporation or “ESGEN”), collectively with its subsidiaries (the “Company” or “Zeo”) is in the business of marketing, sales and installation, warranty coverage and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction.

Zeo Energy Corp. was a blank check company originally incorporated on April 19, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 22, 2021, ESGEN consummated an initial public offering, after which its securities began trading on the Nasdaq Stock Market LLC (“Nasdaq”).

Business Combination

On March 13, 2024 (the “Closing Date”), the Company consummated its previously announced business combination (the “Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company(“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equity holders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “Business Combination”). Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Upon the Domestication, each then-outstanding ESGEN Class A Ordinary Share was cancelled and converted into one share of Class A common stock of the Company, par value $0.0001 per share (“Zeo Class A Common Stock”), and each then-outstanding ESGEN Public Warrant was assumed and converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and converted into one share of Zeo Class A Common Stock and one-half of one warrant of the Company.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account (the “Trust Account”) as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN stockholders), and (2) a number of newly issued shares of Class V common stock of the registrant, par value $0.0001 per share, which generally have only voting rights (the “Zeo Class V Common Stock”), equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) (the “Seller Class V Shares”). In exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “Manager OpCo Units”) which equaled the number of total shares of the Zeo Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase Manager OpCo Units which equaled the number of SPAC Warrants (as defined in the Business Combination Agreement) issued and outstanding

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the Closing, the Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the Sun Managers limited liability company agreement (the “SM LLCA”) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement (as defined below)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing. As of March 31, 2024, no such grants have occurred.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 OpCo preferred units (and be issued an equal number of shares of Zeo Class V Common Stock) (“Convertible OpCo Preferred Units”) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the six months after Closing if called for by Zeo (the “Sponsor PIPE Investment”). Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,000 Convertible OpCo Preferred Units were issued to Sponsor in return for aggregate consideration of $15,000,000.

Accounting for the Business Combination

The Business Combination was accounted for as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control in accordance with the guidance for common control transactions in Accounting Standards Codification (“ASC”) 805-50, Business Combinations — Related Issues (“ASC 805-50”). Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the Business Combination treated as the equivalent of Sunergy issuing stock for the net assets of ESGEN, accompanied by a recapitalization. The net assets of ESGEN were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination were those of Sunergy.

Sunergy was determined to be the accounting acquirer based on evaluation of the following facts and circumstances;

Based upon the evaluation of the OpCo A&R LLC Agreement, OpCo is considered to be a Variable Interest Entity (“VIE”) and ESGEN is considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, Zeo will consolidate OpCo and will be considered the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the Company evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if common control existed. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. The Financial Accounting Standards Board (“FASB”) ASC does not include a definition of common control. In practice, entities with a common parent entity, as determined under ASC 810, Consolidation, are generally considered to be under common control. Emerging Issues Task force (“EITF”) Issue 02-5, “Definition of ‘Common Control’ in Relation to FASB Statement No. 141 (“EITF Issue 02-5”)”, which was never finalized or codified, has also been applied in practice to determine when entities are under common control. EITF Issue 02-5 indicates that common control would exist in any of the following situations:

•        An individual (including trusts in which the individual is the beneficial owner) or entity holds more than 50 percent of the voting ownership of each entity.

•        Immediate family members hold more than 50 percent of the voting ownership interest of each entity, and there is no evidence that those family members would vote their shares in any way other than in concert. Immediate family members include a married couple and their children, but not the married couple’s grandchildren. Entities might be owned in varying combinations among living siblings and their children. Those situations require careful consideration of the substance of the ownership and voting relationships.

•        group of stockholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a majority of the entities’ shares in concert exists.

Prior to the Business Combination and the contributions to Sun Managers, Sunergy was majority owned by five entities (the “Primary Sellers”):

•        Southern Crown Holdings, LLC (wholly owned by Anton Hruby) — 230,000 Common Units (23%)

•        LAMADD LLC (wholly owned by Gianluca Guy) — 230,000 Common Units (23%)

•        JKae Holdings, LLC (wholly owned by Kalen Larsen) — 215,000 Common Units (21.5%)

•        Clarke Capital, LLC (wholly owned by Brandon Bridgewater) — 215,000 Common Units (21.5%)

•        White Horse Energy, LC (wholly owned by Timothy Bridgewater) — 90,000 Common Units (9%)

Each of the above parties entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN occurred within the term of the Voting Agreement.

Prior to the Business Combination and the contributions to Sun Managers, the Primary Sellers had 98% ownership in Sunergy. Immediately following the Business Combination, they owned 83.8% of the Common Stock of the registrant through their Zeo Class V Common Stock that have voting interests. The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the registrant in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the Business Combination and their shares following the Business Combination and, therefore, there is no change of control before or after the Business Combination. This conclusion is appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 1 — ORGANIZATION AND BUSINESS OPERATION (cont.)

Additional factors that were considered include the following:

•        Since the Business Combination, the Board has been comprised of one individual designated by ESGEN and five individuals designated by Sunergy.

•        Since the Business Combination, management of the Company has been the existing management at Sunergy immediately prior to the Business Combination. The individual that was serving as the chief executive officer and chief financial officer of Sunergy’s management team immediately prior to the Business Combination continues substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. The C Corporation (ESGEN) is considered to be a substantive entity, the LLC (OpCo) is a business and VIE, and the C Corporation is considered to be the accounting acquirer since it is the primary beneficiary of the LLC. In a transaction that is a combination of entities under common control, the acquirer (ESGEN) should recognize the acquired entity (OpCo and Sunergy) on the same basis as the entities’ common parent.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and principles of Consolidation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. These statements should be read in conjunction with Sunergy’s audited financial statements for the fiscal year ended December 31, 2023 as included in Form 8-K/A filed with the SEC on March 25, 2024. The results reported in these unaudited condensed consolidated financial statements are not necessarily indicative of results for the full fiscal year.

Our condensed consolidated financial statements include the accounts of Zeo Energy Corp, the accounts of Sun First Energy, LLC, Sunergy Solar LLC and Sunergy Roofing and Construction, LLC, all wholly owned subsidiaries, and ESGEN Opco, a variable interest entity (“VIE”) for which the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation. The December 31, 2023 balances reported herein are derived from the condensed consolidated financial statements of Sunergy as included with the Company’s definitive proxy statement filed with the SEC on March 25, 2024.

Emerging Growth Company

The Company is an emerging growth company (“EGC”), as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company did not opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an EGC, can adopt the new or revised standard at the time private companies adopt the new or revised standard. The effective dates shown in this Note 2 below reflect the election to use the extended transition period.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include fair value of warrant liabilities, redemption value of non-controlling interest, subsequent realizability of intangible assets, useful lives of depreciation and amortization and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of future operations in future periods.

Segments Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by our chief executive officer, who is the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating and reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and cash equivalents and approximates the fair value.

Accounts receivable, net of allowance for credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for credit losses based on the creditworthiness of each customer, historical collections experience, forward looking information and other information including the aging of the receivables. This analysis resulted in an allowance for credit losses as of March 31, 2024 and December 31, 2023 of $2,420,620 and $2,270,620, respectively. Additionally, the Company had no write-offs and no recoveries for each of the three months ended March 31, 2024 and 2023. The majority of our customers finance their purchase and installation of solar panels through various financing companies, who then remit payment to Sunergy typically within 3 days after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

Prepaid installation costs

Prepaid installation costs include costs incurred prior to completion of installations of solar systems. Such costs include the cost of engineering, permits, governmental fees, advances for sales commissions, and other related solar installation costs. These costs are charged to Cost of goods sold when each installation is completed.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of employee advances, prepaid insurance, prepaid sales commissions and other current assets.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits. The amounts over these insured limits as of March 31, 2024 and December 31, 2023 were $7,321,621 and $6,979,011, respectively. The Company mitigates this concentration of credit risk by monitoring the credit worthiness of the financial institutions. No losses have been incurred to date on any deposits.

The Company performs periodic credit evaluations of its customers’ financial condition and also monitors the financial condition of the financial counterparties that finance customer transactions and generally does not require collateral. As of March 31, 2024, one customer accounted for 41% of accounts receivable. No one customer or financing counterparty exceeded 10% of accounts receivable as of December 31, 2023.

Inventories

Inventories are primarily comprised of solar panels and other related items necessary for installations and service needs. Inventories are accounted for on a first-in-first-out basis and are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as cost of goods sold in the condensed consolidated statements of operations. As of March 31, 2024 and December 31, 2023, inventory was $379,321 and $350,353, respectively.

Property, equipment and other fixed assets

Property, equipment and other fixed assets are carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated Statements of Income.

Software that is developed for internal use and is accounted for pursuant to ASC 350-40, Intangibles, Goodwill and Other-Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life. All other expenditures, including those incurred in order to maintain an intangible asset’s current level of performance, are expensed as incurred. When these assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gain or losses are included in the consolidated statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years, across all asset classes.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with depreciation and amortization in the condensed consolidated statements of operations.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and at least annually. No impairment provisions were recorded by the Company during the three months ended March 31, 2024 and 2023.

Business Combinations

The Company accounts for an acquisition as a business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with ASC Topic 805. Such acquisitions are accounted using the acquisition method by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statements of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment for the three months ended March 31, 2024 and 2023.

Intangible assets subject to amortization

Intangible assets include tradenames, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the three months ended March 31, 2024 and 2023.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company determines whether an arrangement contains a lease based on the conveyed rights and obligations at the inception date. If an agreement contains an operating or financing lease, at the commencement date, we record a Right of Use (“ROU”) asset and a corresponding lease liability based on the present value of the minimum lease payments. As most of our leases do not provide an implicit borrowing rate, to determine the present value of lease payments, the Company uses its hypothetical secured borrowing rate based on information available at lease commencement. Further, management made a number of estimates and judgments regarding the lease term and lease payments.

Lease Term — Leases with an initial term of 12 months or less are not recorded on the balance sheet and we recognize lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one month to one year or more. Additionally, some of our leases include an option for early termination. The Company includes renewal periods and exclude termination periods from our lease term if, at commencement, it is reasonably likely that it will exercise the option.

Lease Payments — Certain of the Company’s lease agreements include rental payments that are adjusted periodically for inflation or passage of time. These step payments are included within our present value calculation as they are known adjustments at commencement. Some of its lease agreements include variable payments that are excluded from the present value calculations.

Warrant Liabilities

The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 815-40, Derivatives and Hedging (“ASC 815-40”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company accounts for the Public Warrants (as defined in Note 10) (the “Warrants”) in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the consolidated statements of operations. The Warrants for periods where no observable traded price was available are valued using a binomial lattice model. The quoted market price is utilized as the fair value as of each relevant date.

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•        Step 1 — Identification of the contract, or contracts, with a client.

•        Step 2 — Identification of the performance obligations in the contract.

•        Step 3 — Determination of the transaction price.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Step 4 — Allocation of the transaction price to the performance obligations in the contract

•        Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which govern the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed, and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at this point in time in its accounting records. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion recorded. In accordance with ASC 340, Other Assets and Deferred Costs, installation-related costs are recorded as prepaid expenses and other current assets and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with the completion of each project.

	For the three months ended March 31,
	2024	2023
Solar Systems Installations, gross	$26,050,578	$23,372,617
Financing Fees	(7,937,577)	(6,250,528)
Solar Systems Installations, net	18,113,001	17,122,089
Roofing Installations	1,375,189	1,609,400
Total net revenues	$19,488,190	$18,731,489

Contract liabilities

The Company receives both customer lender advances and, when the customer does not utilize third-party financing, customer advances. These amounts are listed on the balance sheet as contract liabilities and are considered a liability of the Company until the installation is completed. When an installation is delayed, the lender may withdraw their lender advances until the project installation is completed. The contract liabilities amounts are expected to be recognized as revenue within a few months of the Company’s receipt of the funds. The following table summarizes the change in contract liabilities:

	For the three months ended March 31,
	2024	2023
Contract liabilities, beginning of the period	$5,023,418	$1,149,047
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(5,023,418)	(1,149,047)
Cash received prior to completion of performance obligation	585,809	1,134,258
Contract liabilities, as of the end of the period	$585,809	$1,134,258

Contract acquisition costs

The Company pays sales commissions to sales representatives based on a percentage of the sales contracts entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are included as cost of goods sold on the condensed consolidated statement of operations. Since sales commission

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

Earnings per share

The Company reports both basic and diluted earnings per share. Basic earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and excludes the dilutive effect of warrants, stock options, and other types of convertible securities. Diluted earnings per share is calculated based on the weighted average number of shares of Class A Common Stock outstanding and the dilutive effect of warrants and other types of convertible securities are included in the calculation. Dilutive securities are excluded from the diluted earnings per share calculation if their effect is anti-dilutive, such as in periods where a net loss has been reported.

Prior to the Business Combination, the membership structure of Sunergy Renewable, LLC included membership units. In conjunction with the closing of the Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of ESGEN Opco, LLC, and Zeo Energy Corp. implemented a revised class structure including Class A Common Stock having one vote per share and economic rights and Class V Common Stock having one vote per share and no economic rights. The Company has determined that the calculation of loss per unit for periods prior to the Business Combination would not be meaningful to the users of these consolidated financial statements. As a result, loss per share information has not been presented for periods prior to the Business Combination.

Fair value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, accounts payable, and debt approximate fair value due to their relatively short maturities.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Redeemable Noncontrolling Interests

Noncontrolling interests represent the portion of ESGEN Opco, LLC that Zeo Energy Corp. controls and consolidates but does not own. The noncontrolling interests was created as a result of the Business Combination and represents 33,730,000 common units issued by Zeo Energy Corp to the prior investors. As of the Close of the Business Combination, Zeo Energy Corp. held a 13.0% interest in ESGEN Opco LLC with the remaining 87.0% interest held by ESGEN OpCo’s prior investors. The prior investors’ interests in ESGEN Opco. LLC represent a redeemable noncontrolling interest. At its discretion, the members have the right to exchange their common units in ESGEN Opco LLC (along with the cancellation of the paired shares of Zeo Energy Corp or the Class V Common Stock) for either shares of Class A Common Stock on a one-to-one basis or cash proceeds of equal value at the time of redemption. Any redemption of ESGEN Opco, LLC Common Units in cash must be funded through a private or public offering of Class A Common Stock and is subject to the Company’s Board’s approval. As of March 31, 2024, the prior investors of ESGEN Opco LLC hold the majority of the voting rights on the Board.

As the redeemable noncontrolling interests are redeemable upon the occurrence of an event that is not solely within the Company’s control, the Company classifies redeemable noncontrolling interests as temporary equity. The redeemable noncontrolling interests in common units were initially measured at the ESGEN Opco, LLC prior investors’ share in the net assets of the Company upon consummation of the Business Combination. Subsequent remeasurements of the Company’s redeemable noncontrolling interests are recorded as a deemed dividend each reporting period, which reduces retained earnings, if any, or additional paid-in capital of Zeo Energy Corp. Remeasurements of the Company’s redeemable noncontrolling interests are based on the fair value of our Class A Common Stock.

Redeemable Convertible Preferred Units

The Company records redeemable convertible preferred units at fair value on the dates of issuance, unless an exception applies, net of issuance costs. The redeemable convertible preferred units have been classified outside of stockholders’ equity (deficit) as temporary equity on the accompanying condensed consolidated balance sheets because the shares contain certain redemption features that are not solely within the control of the Company. See Note 9 — Redeemable Noncontrolling Interest and Equity. Because the Class A convertible preferred units are held by the Sponsor at the OpCo level, the preferred units are presented as a noncontrolling interest on the condensed consolidated balance sheets.

Income Taxes

Zeo Energy Corp. is a corporation and thus is subject to United States (“U.S.”) federal, state and local income taxes. ESGEN Opco, LLC is a partnership for U.S. federal and most state and local income tax purposes and therefore is generally not subject to U.S. federal and most state and local income taxes. Instead, the ESGEN Opco, LLC unitholders, including Zeo Energy Corp., are liable for U.S. federal income tax on their respective shares of Zeo Energy Corp.’s taxable income. ESGEN Opco, LLC is liable for income taxes in those states that treat partnerships as the ultimate taxpayer for U.S. federal income tax purposes. Otherwise, the income still flows to the LLC owners.

We use the asset and liability method of accounting for income taxes for the Company. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss (“NOL”) and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in the results of operations in the period that includes the enactment date. The realizability of deferred tax assets is evaluated quarterly based on a “more likely than not” standard and, to the extent this threshold is not met, a valuation allowance is recorded.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. Management has evaluated the Company’s tax positions, including its previous status as a pass-through entity for federal and state tax purposes, and has determined that the Company has taken no uncertain tax positions that require adjustment to the condensed consolidated financial statements. The Company’s reserve related to uncertain tax positions was zero as of March 31, 2024 and December 31, 2023. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. The open tax years for the U.S. federal and state income tax purposes are 2019 and forward.

The Company has calculated the provision for income taxes during the interim reporting period by applying an estimate of the Annual Effective Tax Rate (AETR) for the full fiscal year to “ordinary” income or loss (pretax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. Our effective tax rate (ETR) from continuing operations was 5.0% for the three months ended March 31, 2024, and 0% percent for the three months ended March 31, 2023. The ETR for the three months ended differs from statutory rates primarily due to the non-controlling interest portion of ESGEN Opco, LLC, which is a partnership for federal tax purposes.

Tax Receivable Agreement

In conjunction with the consummation of the Transactions, Zeo Energy Corp entered into a Tax Receivable Agreement (the “TRA”) with ESGEN Opco, LLC and certain ESGEN Opco, LLC members (the “TRA Holders”). Pursuant to the TRA, Zeo Energy Corp. is required to pay the TRA Holders 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax (computed using simplifying assumptions to address the impact of state and local taxes) that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the Business Combination as a result of, as applicable to each such TRA Holder, (i) certain increases in tax basis that occur as a result of the acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s Exchangeable OpCo Units pursuant to the exercise of the OpCo Exchange Rights or a Mandatory Exchange and (ii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments it makes under the Tax Receivable Agreement. All such payments to the TRA Holders are the obligations of Zeo Energy Corp., and not that of ESGEN Opco, LLC. As of March 31, 2024, there have been no exchanges of ESGEN Opco, LLC units for Class A Common Stock of Zeo Energy Corp. and, accordingly, no TRA liabilities currently exist. Future exchanges will result in incremental tax attributes and potential cash tax savings for Zeo Energy Corp. Depending on the Company’s assessment on realizability of such Tax Attributes, the arising TRA liability will be recorded through income. As of March 31, 2024, the Company has concluded, based on applicable accounting standards, that it was more likely than not that its deferred tax assets subject to the TRA would not be realized; therefore, the Company has not recorded a liability related to the tax savings it may realize from utilization of such deferred tax assets. As of March 31,2024, the total unrecorded TRA liability is approximately $48.8 million. If utilization of the deferred tax assets subject to the TRA becomes more likely than not in the future, the Company will record a liability related to the TRA which will be recognized as expense within its consolidated statements of operations.

New Accounting Pronouncements

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting-Improvements to Reportable Segment Disclosures (Topic 280) (“ASU 2023-07”), which requires an enhanced disclosure of segments on an annual and interim basis, including the title of the chief operating decision maker, significant segment expenses, and the composition of

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

other segment items for each segment’s reported profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted, and adoption of ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of this standard.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740) — Improvements to income tax disclosures (“ASU 2023-09”), expanding the disclosures requirement for income taxes primarily by requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual periods beginning after December 15, 2024. Early adoption is permitted, and adoption of ASU 2023-09 can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this standard.

NOTE 3 — REVERSE RECAPITALIZATION

As discussed in Note 1, “Nature of Operations”, the Business Combination was consummated on March 13, 2023, which, for accounting purposes, was treated as the equivalent of Zeo issuing stock for the net assets of ESGEN, accompanied by recapitalization. Under this method of accounting, ESGEN was treated as the acquired company for financial accounting and reporting purposes under GAAP.

Transaction Proceeds

Upon closing of the Business Combination, the Company received gross proceeds of $17.7 million from the Business Combination, offset by total transaction costs and other fees totaling $7.4 million. The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statement of changes in stockholders’ deficit for the period ended December 31, 2023:

Cash-trust and cash, net of redemptions	$2,714,091
Less: transaction costs, promissory note and professional fees, paid	(7,350,088)
Proceeds from pipe subscription	15,000,000
Net proceeds from the Business Combination	10,364,003
Less: liabilities assumed	(12,041,595)
Reverse recapitalization, net	$(1,677,592)

The number of shares of Common Stock issued immediately following the consummation of the Business Combination was:

	Class V Common Stock	Class A Common Stock
ESGEN Class A common stock, outstanding prior to the Business Combination	—	7,027,636
Forfeiture of Class A founder shares	—	(2,900,000)
Less redemptions	—	(1,159,976)
Class A common stock of ESGEN	—	2,967,660
ESGEN Class B common stock, outstanding prior to the Business Combination	—	1,280,923
Business Combination shares	—	4,248,583
Sunergy Shares	33,730,000	—
Issuance of Class A Shares to third party advisors	—	553,207
Issuance of Class A Shares to backstop investor	—	225,174
Shares issued to sponsor	1,500,000	—
Common Stock immediately after the Business Combination	35,230,000	5,026,964

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 3 — REVERSE RECAPITALIZATION (cont.)

Public and private placement warrants

The 13,800,000 Public Warrants issued at the time of ESGEN’s initial public offering remained outstanding and became warrants for the Company and the 14,040,000 Private Placement Warrant were forfeited.

Redemption

Prior to the closing of the Business Combination, certain ESGEN public stockholders exercised their right to redeem certain of their outstanding shares for cash, resulting in the redemption of 1,159,976 shares of ESGEN Class A common stock for an aggregate payment from the Trust of $13,336,056.

NOTE 4 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As of March 31, 2024	As of December 31, 2023
Internally-developed software	$799,400	$691,745
Furniture	126,007	126,007
Equipment and vehicles	3,084,381	2,965,961
Property and equipment	4,009,788	3,783,713
Accumulated depreciation	(1,071,085)	(865,393)
	$2,938,703	$2,918,320

Depreciation expense related to the Company’s property and equipment was $205,693 and $108,016 for the three months ended March 31, 2024 and 2023, respectively, which were included in the consolidated statements of operations.

NOTE 5 — INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net as of March 31, 2024 and December 31, 2023:

	Weighted Average Useful Life (in years)	March 31, 2024
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	0.75	$3,084,100	$2,570,080	$514,020
Customer lists	0	496,800	496,800	—
Non-compete	0	224,000	224,000	—
		$3,804,900	3,290,880	$514,020
	Weighted Average Useful Life (in years)	December 31, 2023
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	1.5	$3,084,100	$2,313,072	$771,028
Customer lists	0	496,800	496,800	0
Non-compete	0	224,000	224,000	0
		$3,804,900	$3,033,872	$771,028

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 5 — INTANGIBLE ASSETS (cont.)

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the years ended March 31, 2024 and 2023. Amortization expense relating to the Company’s intangible assets was $257,008 and $324,583 for the three months ended March 31, 2024 and 2023, respectively, which were included in depreciation and amortization expenses in the consolidated statements of operations.

NOTE 6 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	March 31, 2024	December 31, 2023
Credit card accrual	$115,549	$58,963
Accrued payroll	283,686	—
Accrued commissions	83,765	856,360
Accrued dealer fees	267,006	2,415,966
Transaction Costs	1,743,715	—
Accrued Other	294,739	543,408
	$2,788,460	$3,874,697

NOTE 7 — LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. Leases are viewed and recorded as operating leases and as such periodic payments (monthly) are expensed according to the period for which payment is made. Operating lease costs recorded in general and administrative expenses in the consolidated statements of operations were $163,965 and $130,942 for the three months ended March 31, 2024 and 2023, respectively.

The following amounts were recorded in the Company’s balance sheet relating to its operating lease and other supplemental information:

	March 31, 2024	December 31, 2023
Operating lease ROU assets	$982,951	$1,135,668
Current operating lease liabilities	487,348	539,599
Non-current operating lease liabilities	529,015	636,414
Total lease liabilities	$1,016,363	$1,176,013

Other supplemental information:
Weighted average remaining lease term (years)	2.81	2.86
Weighted average discount rate	4.23%	4.26%

The following table summarizes the supplemental cash flow information related to leases:

	March 31, 2024	March 31, 2023
Cash paid for amounts included in lease liabilities	$170,898	$108,832
Right-of-use assets obtained in exchange for operating lease liabilities, net	$—	$75,378

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 7 — LEASES (cont.)

The following table presents the maturity analysis of operating lease liabilities as of December 31, 2023:

Years	Operating Leases
2024	$575,547
2025	291,270
2026	186,931
2027	138,284
2028	58,566
Total lease payments	1,250,598
Less interest	74,585
Present value of lease liabilities	1,176,013

The Company has deposited security payments related to the facility leases of $56,515 included in the Consolidated Balance Sheets as other assets.

NOTE 8 — DEBT

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed. For the three months ended March 31, 2024 and 2023 the Company entered into new vehicle financing arrangements totaling $0 and $380,686, respectively. Payments of debt obligations are based on level monthly payments for 60 months and include interest rates ranging from 4.94% – 11.09%. As of March 31, 2024, the weighted average interest rate on the Company’s short debt obligations was 7.55%. The combined amounts of these financial obligations are included in the Consolidated Balance Sheets as Current portion of long-term debt and Long-term debt. The company does not have debt covenants associated with these arrangements.

The following table presents the maturity analysis of the long-term debt as of December 31, 2024:

Years
2024	$306,311
2025	436,976
2026	451,457
2027	285,134
2028	215,978
Total debt	1,695,856
Less current portion	412,834
Long-term debt	$1,283,022

NOTE 9 — REDEEMABLE NONCONTROLLING INTEREST AND EQUITY

Business Combination

The consolidated statements of stockholders’ deficit, mezzanine equity and noncontrolling interests reflect the reverse recapitalization and Business Combination as described in Note 1 — Business Description and Note 3 — Reverse Recapitalization. As Sunergy was deemed to be the accounting acquirer in the Business Combination, all periods prior to the consummation of the Business Combination reflect the balances and activity of Sunergy Renewables, LLC. The consolidated balances as of December 31, 2023 from the financial statements of Sunergy Renewables, LLC as of that date and membership unit activity in the consolidated statements of change in stockholders’ deficit, as well as mezzanine and noncontrolling interests, prior to the consummation of the Business Combination have not been retroactively adjusted.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 9 — REDEEMABLE NONCONTROLLING INTEREST AND EQUITY (cont.)

Upon consummation of the Transactions, the Company’s capital stock consisted of (i) 3,257,436 shares of Class A Common Stock held by the Sponsor, (ii) 1,026,960 shares of Class A Common Stock issued to public stockholders, net of redemptions as well as certain service providers, (iii) 742,568 shares of Class A Common Stock issued to Sunergy Renewables, LLC initial Stockholders other than Sponsor, (iv) 32,230,000 shares of Class V Common Stock issued to Sun Managers and other prior investors of Sunergy; and (v) 1,500,000 shares of Series A Preferred Stock and 1,500,000 shares of Class V Common Stock issued to Sponsor investors pursuant to the Sponsor PIPE Investment.

Private Placement

As described in Note 1 — Business Description, pursuant to the Sponsor Subscription Agreement, at the Closing, a total of 1,500,000 Convertible OpCo Preferred Units (including an equal number of shares of the Company’s Class V Common Stock) were issued to the Sponsor in return for aggregate consideration of $15,000,000.

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, on April 19, 2023, the Sponsor, ESGEN’s independent directors at the time of its initial public offering (“IPO”) and one or more client accounts of Westwood Group Holdings, Inc. (successor to Salient Capital Advisors, LLC) (the “Westwood Client Accounts” and, together with the Sponsor and certain independent directors of ESGEN, the “Initial Shareholders”), entered into an amendment to that certain Letter Agreement, dated as of October 22, 2021 (the “Letter Agreement”) (and as further amended on January 24, 2024, the “Letter Agreement Amendment”), pursuant to which, among other things, (i) the Initial Shareholders agreed not to transfer his, her or its ESGEN Class B ordinary shares (or the Class A Common Stock) prior to the earlier of (a) six months after the Closing or (b) subsequent to the Closing (A) if the last sale price of the Zeo Class A Common Stock quoted on Nasdaq is greater than or equal to $12 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-consecutive trading day period commencing at least 90 days after Closing, or (B) the date on which Zeo completes a liquidation, merger, share exchange or other similar transaction that results in all of Zeo’s stockholders having the right to exchange their Zeo Class A Common Stock for cash, securities or other property; and (ii) the Initial Shareholders and Sponsor agreed to forfeit an additional 500,000 shares of Zeo Class A Common Stock if, within two years of Closing, the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after Closing).

On March 13, 2024, concurrently with the Closing, the Sellers entered into the Lock-Up Agreement, pursuant to which each of the Sellers agreed not to transfer its Exchangeable OpCo Units and corresponding shares of Zeo Class V Common Stock received in connection with the Business Combination until the earlier of (i) six months after the Closing and (ii) subsequent to the Closing, (a) satisfaction of the Early Lock-Up Termination or (b) the date on which Zeo completes a PubCo Sale (as defined in the Lock-Up Agreement).

Registration Rights

Also concurrent with the Closing, on March 13, 2024, the Sellers, the Initial Shareholders, Piper (the “New PubCo Holders”) and Zeo entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which, among other things, Zeo will provide the stockholders certain registration rights with respect to certain shares of Class A Common Stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, the OpCo A&R LLC Agreement (as defined below) or the Company’s certificate of incorporation filed on March 13, 2024 (the “Zeo Charter”).

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 9 — REDEEMABLE NONCONTROLLING INTEREST AND EQUITY (cont.)

The table below reflects share information about the Company’s capital stock as of March 31, 2024.

	Par Value	Authorized	Issued	Treasury Stock	Outstanding
Class A Common Stock	$0.0001	300,000,000	5,026,964	—	5,026,9674
Class V Common Stock	$0.0001	100,000,000	35,230,000	—	35,230,000
Class A Preferred Stock	$0.0001	1,500,000	1,500,000	—	1,500,000
Total shares		410,000,000	41,756,964	—	41,756,964

Class A Common Stock

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL. The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class A Common Stockholders have rights to the economics of the Company and to receive dividend distributions, subject to applicable laws and the rights and preferences of holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock. In the event of liquidation, dissolution or winding up of the affairs of Company, Class A Common Stock has rights to assets and funds of the Company available for distribution after making provisions for preferential and other amounts to the holders of Series A Preferred Stock or any other series of stock having preference over or participation rights with Class A Common Stock.

Class V Common Stock

Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record in person or by proxy on all matters which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law, each holder has no voting power with respect to, and will not be entitled to vote on, any amendment to its Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL. The holders of the outstanding shares of Class V Common Stock are entitled to vote separately upon any amendment to its Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock. Except as otherwise required in its Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

Class V Common Stockholders do not have rights to the economics of the Company nor to receive dividend distributions, and would not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 9 — REDEEMABLE NONCONTROLLING INTEREST AND EQUITY (cont.)

Class A Convertible Preferred Units (Redeemable noncontrolling interest)

The Class A Convertible Preferred Unitholders have no voting rights and only have certain consent rights. However, as outlined above, the Preferred Units were issued in conjunction with Class V Units, which entitle the holders to voting rights. The Class A Convertible Preferred Unitholders are to be paid dividends, quarterly in arrears at the rate of 10% per annum of the original price per share, plus the amount of previously accrued, but unpaid dividends, compounded monthly On each Dividend Payment Date, the Company must: (i) pay the Sponsor an amount equal to 30% of the Preferred Unit Dividends that have accrued for such Dividend Period (or portion of a Dividend Period, as applicable) and (ii) may elect to either (A) pay the remainder of the Preferred Unit Dividends that have accrued for the applicable Dividend Period in cash or (B) to the extent the remaining portion of any such Preferred Unit Dividends are not paid on the Dividend Payment Date in cash, the remaining portion of the Preferred Unit Dividends will continue to accrue and compound, as described above.

Following the first anniversary of the Class A Convertible Preferred Unit Original Issue Date and continuing until the earlier of (A) March 13, 2027, the “Maturity Date,” (B) a Required Redemption (as described in the OPCO A&R LLC Agreement), (C) the date the Sponsor elects for a Put Option Redemption, or (D) a Transaction Event Conversion (as described in the OPCO A&R LLC Agreement) , the Sponsor has the option to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units into such number of Class B Units (an “Optional Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through the date the conversion occurs, by $11.00 (the “Optional Conversion Price”). The Sponsor must elect to convert all, but not less than all, of the outstanding Class A Convertible Preferred Units.

Each Class A Convertible Preferred Unit that is outstanding on the Maturity Date will be converted into such number of Class B Units (a “Maturity Date Conversion”) as is determined by dividing the Class A Convertible Preferred Unit Original Issue Price plus the aggregate accumulated and unpaid Class A Convertible Preferred Unit Accruing Dividends with respect to such Class A Convertible Preferred Units, if any, through and until the Maturity Date, by the Market Price (the “Maturity Date Conversion Price”). The “Market Price” shall mean the average of the daily VWAP of the Class A Common Stock during the five (5) Trading Days prior to the Maturity Date. The “VWAP” means, for any Trading Day, the per share daily volume weighted average price of the Class A Common Stock for such Trading Day on the principal trading exchange or market for the Common Stock (the “Principal Market”) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time (the “Measurement Period”) or, if such price is not available, “VWAP” shall mean the market value per share of Class A Common Stock on such Trading Day as determined, using a volume-weighted average method, by an independent investment banking firm or other similar party chosen by the Company. A “Trading Day” means any days during the course of which the Principal Market on which the Class A Common Stock is listed or admitted to trading is open for the exchange of securities.

If, after the Class A Convertible Preferred Unit Original Issue Date, the Company (i) makes a distribution on its Class B Units in securities (including Class B Units), (ii) subdivides or splits its outstanding Class B Units into a greater number of Class B Units, (iii) combines or reclassifies its Class B Units into a smaller number of Class B Units or (iv) issues by reclassification of its Class B Units any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Manager is the surviving person), then the Conversion Price in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the Conversion of the Class A Convertible Preferred Units after such time shall entitle the Sponsor to receive the aggregate number of Class B Units that such holder would have been entitled to receive if the Class A Convertible Preferred Units had been converted into Class B Units immediately prior to such record date or effective date, as the case may be. An adjustment made pursuant to this Section 12.3(e) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Manager or the Company is the surviving person) or split. Such adjustment shall be made successively whenever

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 9 — REDEEMABLE NONCONTROLLING INTEREST AND EQUITY (cont.)

any event described above shall occur. The Manager and the Company, as the case may be, agrees that it will act in good faith to make any adjustment(s) required by this Section 12.3(e) equitably and in such a manner as to afford the Sponsor the benefits of the provisions hereof, and will not intentionally take any action to deprive such holders of the express benefit hereof.

Redemption

The Class A Convertible Preferred Units are redeemable in whole but not in part, at the then-applicable Required Return, at the option of the Company (subject to Section 12.5(a)), at any time prior to the Maturity Date (a “Required Redemption”), or (ii) if required by the Company upon the Sponsor’s delivery to the Company of a notice in accordance with the Sponsor electing a Put Option Redemption.

Upon the occurrence of a Liquidating Event (as defined in the OPCO A&R LLC Agreement), the Preferred Units will be entitled to distributions as follows:

•        Following the satisfaction of all of the Company’s debts and liabilities to creditors, and the satisfaction of all of the Company’s Liabilities to Members in satisfaction of liabilities for previously declared distributions, the Sponsor is entitled to an amount equal to the then-remaining Required Return with respect to each Preferred Unit then outstanding (the “Liquidation Redemption”).

•        The Sponsor does not participate in further distributions following the receipt of the Required Return (i.e., the Preferred Units are non-participating instruments).Upon any liquidation or deemed liquidation event, the holders of Class A Convertible Preferred Units will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock immediately prior to the liquidation event.

Redeemable Noncontrolling Interests

As of March 31, 2024, the prior investors of Sunergy, LLC own 87.03% of the common units of the Company. The OpCo A&R LLC Agreement provides among other things, a holder of corresponding economic, non-voting Class B units of OpCo (the “Exchangeable OpCo Units”) has the right to cause OpCo to redeem one or more of such Exchangeable OpCo Units, together with the cancellation of an equal number of shares of such holder’s Zeo Class V Common Stock, for shares of Zeo Class A Common Stock on a one-for-one basis, or, at the election of Zeo (as manager of OpCo), cash, in each case, subject to certain restrictions set forth in the OpCo A&R LLC Agreement and the Charter. The OpCo A&R LLC Agreement also provides for mandatory OpCo Unit Redemptions in certain limited circumstances, including in connection with certain changes of control. Subject to certain conditions, the Class A Convertible OpCo Preferred Units are redeemable by Zeo and following the first anniversary of the Closing may be converted by the Sponsor into Exchangeable OpCo Units (and then would be immediately exchanged on a one-for-one basis, together with an equal number of accompanying shares of Zeo Class V Common Stock, for shares Zeo Class A Common Stock). The Convertible OpCo Preferred Units have accruing distributions of 10% per annum and the Sponsor as holder thereof has certain consent rights over the taking of certain actions of OpCo and its subsidiaries.

The financial results of OpCo, LLC are consolidated with the Company with the redeemable noncontrolling interests’ share of our net loss separately allocated.

NOTE 10 — WARRANT LIABILITIES

As part of ESGEN’s initial public offering (“IPO”), ESGEN issued warrants to third-party investors where each whole warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, ESGEN completed the private sale of

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 10 — WARRANT LIABILITIES (cont.)

warrants where each warrant allows the holder to purchase one share of the Company’s common stock at $11.50 per share. Upon the closing of the Business Combination the 14,040,000 Private Warrants were forfeited. As of March 31, 2024, there are 13,800,000 Public Warrants and no Private Placement warrants outstanding.

These warrants expire on the fifth anniversary of the Business Combination or earlier upon redemption or liquidation and are exercisable commencing 30 days after the Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

•        if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Public Warrants are recognized as derivative liabilities in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). Accordingly, the Company recognized the warrant instruments as liabilities at fair value as of the Closing Date, with an offsetting entry to additional paid-in capital and adjusts the carrying value of the instruments to fair value through other income (expense) on the condensed consolidated statements of operations at each reporting period until they are exercised. As of March 31, 2024, the Public Warrants are presented as warrant liabilities on the condensed consolidated balance sheet.

NOTE 11 — FAIR VALUE MEASUREMENTS

Items Measured at Fair Value on a Recurring Basis:

The Company accounts for certain liabilities at fair value on a recurring basis and classifies these liabilities within the fair value hierarchy (Level 1, Level 2, or Level 3).

Liabilities subject to fair value measurements are as follows:

	March 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrants	1,656,000	—	—	1,656,000

The Company’s Warrants are traded on the Nasdaq. As such, the Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Warrant liabilities is classified within Level 1 of the fair value hierarchy. There were no warrant liabilities as of December 31, 2023.

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 12 — RELATED PARTY TRANSACTIONS

There is one operating lease with a related party. Operating lease cost relating to this lease for the three months ended March 31, 2024 and 2023 was $7,464. As of March 31, 2024 and December 31, 2023, the related party operating lease right of use asset was $49,900 and $75,378, respectively, and the related party operating lease liability was $51,351 and $58,134, respectively.

In 2023, some of the Company’s customers financed their obligations with a related party, Solar Leasing, whose CEO is also the CEO of the Company. These arrangements are similar to those with the Company’s third-party lenders. As such, Solar Leasing deducts their financing fees and remits the net amount to the Company. For the three months ended March 31, 2024 and 2023, the Company recognized $8,812,769 and $0 of revenue, net of financing fees of $3,856,219 and $0, respectively from these arrangements. As of March 31, 2024 and December 31, 2023, the Company had $3,089,328 and $396,488 of accounts receivable, $267,006 and $2,415,966 of accrued expenses and $106,585 and $1,160,848 of contract liabilities due to related parties relating to these arrangements, respectively.

NOTE 13 — NET INCOME PER SHARE

Basic net loss per share of Class A common stock is computed by dividing net income attributable to Class A common stockholders from March 13, 2024, or the Closing Date, to March 31, 2024 by the weighted-average number of shares of Class A common stock outstanding for the same periods.

Diluted net loss per share is the same as basic net loss per share as the inclusion of potentially issuable shares would be anti-dilutive.

Prior to the Business Combination, the membership structure of Sunergy Renewables, LLC included membership units. In conjunction with the closing of the Business Combination, the Company effectuated a recapitalization whereby all membership units were converted to common units of OpCo, LLC and the Company. implemented a revised class structure including Class A common stock having one vote per share and economic rights, and Class V Common Stock having one vote per share and no economic rights. Shares of the Company’s Class V Common Stock do not participate in the earnings or losses of the Company and are therefore not participating securities. The Company has determined that the calculation of loss per unit for periods prior to the Business Combination would not be meaningful to the users of these consolidated financial statements. Therefore, net loss per share information has not been presented for periods prior to the Business Combination on March 13, 2024. The basic and diluted net income per share for the three months ended March 31, 2024 represents only the period of March 13, 2024 to March 31, 2024.

The following table presents the computation of the basic and diluted income per share of Class A Common Stock for the period of March 13, 2024 (the Closing Date) to March 31, 2024:

Three months ended March 31, 2024
Numerator
Net income attributable to Class A common shareholders	$(1,188,531)

Denominator
Basic and diluted weighted-average shares of Class A common stock outstanding	994,345
Net income per share of Class A common stock – basic and diluted	$(1.20)

Zeo Energy Corp.
Notes to the Condensed Consolidated Financial Statements
March 31, 2024

NOTE 13 — NET INCOME PER SHARE (cont.)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computation of diluted net earnings per share of Class A Common Stock.

Three Months Ended March 31, 2024
Warrants(1)	13,800,000
Series A Preferred Stock(2)	1,500,000

____________

(1)      Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.

(2)      Represents number of Preferred Units outstanding at the end of the period that were excluded using the if-converted method.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties — Weather Conditions

A significant portion of the Company’s business is conducted in the state of Florida. During recent years, there have been several hurricanes that impacted our marketing, sales and installation activities. Future hurricane storms can have an adverse impact of our sales installations.

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and that installations will remain watertight.

The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, typically have product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of March 31, 2024 and 2023, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company, at its discretion, may provide certain reimbursements to customers if certain solar equipment is not operating as intended during future periods.

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

NOTE 15 — SUBSEQUENT EVENTS

Subsequent events have been evaluated through May 15, 2024, which represents the date the consolidated financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
ESGEN Acquisition Corporation
Dallas, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ESGEN Acquisition Corporation (the “Company”) as of December 31, 2023, and 2022, the related statements of operations, changes in redeemable ordinary shares and shareholders’ deficit, and cash flows for each of the years then ended, and the related notes (referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position at December 31, 2023 and 2022 of the Company, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have sufficient cash and working capital to sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter — Business Combination

As discussed in Note 10 to the financial statements, the Company consummated the business combination discussed in Note 6 on March 13, 2024.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2021.

New York, New York
March 25, 2024

ESGEN ACQUISITION CORPORATION
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$60,518	$614,767
Prepaid expenses	19,279	31,110
Total current assets	79,797	645,877
Non-current assets:
Marketable securities and cash held in Trust Account	16,018,732	285,506,568
Total assets	$16,098,529	$286,152,445
Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,669,349	$1,866,992
Due to related party	339,193	144,193
Promissory note-related party	1,783,744	171,346
Total current liabilities	7,792,286	2,182,531
Non-current liabilities:
Warrant liabilities	1,113,600	796,224
Deferred underwriters fee	—	9,660,000
Total liabilities	$8,905,886	$12,638,755
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 1,408,555 and 27,600,000 shares at redemption value as of December 31, 2023 and 2022, respectively	16,018,732	285,506,568
Shareholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A shares, $0.0001 par value; 250,000,000 shares authorized; 5,619,077 and 0 issued or outstanding (excluding 1,408,555 and 27,600,000 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	562	—
Class B shares, $0.0001 par value; 25,000,000 shares authorized; 1,280,923 and 6,900,000 shares issued and outstanding, respectively	128	690
Accumulated deficit	(8,826,779)	(11,993,568)
Total shareholders’ deficit	(8,826,089)	(11,992,878)
Total Liabilities, Redeemable Ordinary Shares and Shareholders’ Deficit	$16,098,529	$286,152,445

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2023	Year Ended December 31, 2022
Legal and professional fees	$4,343,626	$1,913,373
Insurance	92,103	528,861
Other operating costs	503,396	267,883
Operating cost-related party	120,000	120,000
Loss from operations	(5,059,125)	(2,830,117)
Other income (expense):
Change in fair value of warrants liabilities	(317,376)	13,179,936
Interest and investment income on marketable securities and cash held in Trust Account	1,950,267	3,984,431
Recovery of deferred offering costs allocated to warrants	425,040	—
Total other income, net	2,057,931	17,164,367
Net (loss) income	$(3,001,194)	$14,334,250
Basic and diluted weighted average shares outstanding of redeemable Class A ordinary shares	3,821,284	27,600,000
Basic and diluted net (loss) income per share, redeemable Class A	$(1.32)	$0.44
Basic and diluted weighted average shares outstanding of non-redeemable Class A and Class B ordinary shares	6,900,000	6,900,000
Basic and diluted net income per share, non-redeemable Class A and Class B	$0.29	$0.30

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Class A Ordinary share subject to possible redemption		Class A Ordinary share		Class B Ordinary share		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	27,600,000	$281,520,000	—	$—	6,900,000	$690	$—	$(22,341,250)	$(22,340,560)
Accretion of ordinary shares subject to possible redemption	—	3,986,568	—	—	—	—	—	(3,986,568)	(3,986,568)
Net income	—	—	—	—	—	—	—	14,334,250	14,334,250
Balance as of December 31, 2022	27,600,000	285,506,568	—	—	6,900,000	690	—	(11,993,568)	(11,992,878)
Redemption of Class A ordinary shares subject to possible redemption	(26,194,445)	(272,554,813)	—	—	—	—	—	—	—
Recovery of deferred offering costs	—	—	—	—	—	—	—	9,234,960	9,234,960
Conversion of Class B ordinary shares to Class A ordinary shares	—	—	5,619,077	562	(5,619,077)	(562)	—	—	—
Accretion of ordinary shares subject to possible redemption	—	3,066,977	—	—	—	—	—	(3,066,977)	(3,066,977)
Net loss	—	—	—	—	—	—	—	(3,001,194)	(3,001,194)
Balance as of December 31, 2023	1,405,555	$16,018,732	5,619,077	$562	1,280,923	$128	$—	$(8,826,779)	$(8,826,089)

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022

Cash flows from operating activities:
Net (loss) income	$(3,001,194)	$14,334,250
Adjustments to reconcile net (loss) income to net cash provided by in operating activities:
Recovery of deferred offering costs allocated to warrants	(425,040)	—
Change in fair value of warrant liabilities	317,376	(13,179,936)
Changes in operating assets and liabilities:
Due to related party	195,000	545,405
Prepaid assets	11,831	1,455,576
Accounts payable and accrued expenses	3,802,357	120,000
Net cash provided by operating activities	900,330	3,275,295
Cash Flows from Investing Activities:
Extension funding used to purchase marketable securities and cash held in Trust Account	(1,116,710)	—
Cash withdrawn from Trust Account in connection with redemptions	272,554,813	—
Proceeds from sale of marketable securities deposited into cash held in Trust Account	15,862,501	—
Reinvestment of marketable securities and cash held in Trust Account	(1,794,036)	(3,984,431)
Net cash provided by (used in) investing activities	285,506,568	(3,984,431)
Cash flows from financing activities:
Proceeds from note payable-related party	1,612,398	—
Redemptions of Class A ordinary shares subject to possible redemption	(272,554,813)	—
Net cash used in financing activities	(270,942,415)	—
Net change in cash	$15,464,483	$(709,136)
Cash, beginning of the period	$614,767	$1,323,903
Cash, end of the period	$60,518	$614,767
Cash held in Trust Account	16,018,732	—
Total cash and cash in Trust Account	$16,079,250	$614,767
Supplemental disclosure of cash flow information:
Change in value of Class A ordinary shares subject to possible redemption	$3,066,977	$3,986,568
Impact of the waiver of deferred commission by the underwriters	$9,234,960	$—
Conversion of Class B ordinary shares to Class A ordinary shares	$562	$—

The accompanying notes are an integral part of these financial statements.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

ESGEN Acquisition Corporation (the “Company” or “ESGEN”) was incorporated as a Cayman Islands exempted company on April 19, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company. The Company consummated the Business Combination on March 13, 2024 (see Note 10 — Subsequent Events).

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from April 19, 2021 (inception) through December 31, 2023, relates to the Company’s formation and the initial public offering (“Public Offering” or “IPO”) described below and since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest or dividend income on cash and cash equivalents from the proceeds derived from the Public Offering (as defined below).

The Company’s sponsor is ESGEN LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated its IPO of 27,600,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “public shares”) at $10.00 per Unit and the sale of 14,040,000 warrants (the “Private Placement Warrants”) each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that closed simultaneously with the Public Offering.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriters fee and taxes payable on the interest or dividends earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

Following the closing of the IPO on October 22, 2021, $281,520,000 ($10.20 per Unit) from the net proceeds sold in the IPO, including proceeds of the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) and, until October 16, 2023, was only invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. To mitigate the risk of being deemed to have been operating as an unregistered investment company under the Investment Company Act, on October 16, 2023, the Company instructed the Trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in demand deposits (i.e., in one or more bank accounts) until the earliest of ESGEN’s completion of an initial business combination or July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each New Additional Extension Date and unless the Company’s shareholders approve one or more further Additional Extensions).

Except with respect to interest or other income earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, will provide that the proceeds from the Public Offering and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

amend the amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company did not complete its initial Business Combination within 15 months (which was extended pursuant to shareholder approval of the Charter Amendment (as defined below)) from the closing of this offering (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the public shares if the Company has not consummated the Business Combination within Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within Combination Period, with respect to such Class A ordinary shares so redeemed.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of its initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest or dividends earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially $10.20 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriters fee the Company will pay to the underwriters.

The ordinary shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company has until July 22, 2024 (assuming the Sponsor deposits the required amount into the Trust Account for each New Additional Extension Date and unless the Company’s shareholders approve one or more further Additional Extensions), to consummate the initial Business Combination. If the Company has not consummated the initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest or dividends earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest or dividends to pay winding up and dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

On January 18, 2023, the Company held an extraordinary general meeting of shareholders to consider and vote upon, among other things, a proposal to amend the Company’s amended and restated memorandum and articles of association (the “First Extension Charter Amendment”) to (i) extend the date by which the Company must consummate its initial Business Combination (the “Termination Date”) from January 22, 2023 to April 22, 2023 and (ii) in the event that the Company has not consummated an initial business combination by April 22, 2023, to allow the Company, by resolution of the Company’s board of directors (the “Board”) and, without any approval of the Company’s shareholders, upon five days’ advance notice prior to each Additional Extension, to extend the Termination Date up to six times (with each such extension being upon five days’ advance notice), each by one additional month (for a total of up to six additional months to complete a business combination) (each, an “Additional Extension” and such date, the “Additional Extension Date”), provided that the Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (a) $140,000 or (b) $0.04 for each public share that is then-outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor or the Sponsor’s affiliates or permitted designees (the “Lenders” and each a “Lender”). In connection with the vote to approve the First Extension Charter Amendment, the holders of 24,703,445 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.35 per share, for an aggregate redemption amount of $255,875,758.

The Sponsor and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares; (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the public shares if the Company did not complete its initial Business Combination within 15 months from the closing of the Public Offering (which was extended pursuant to shareholder approval of the Charter Amendment) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate an initial Business Combination within Combination Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the Trust Account, in each case net of the interest or dividends that may be withdrawn to pay the Company’s income tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure you that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

On October 20, 2023, at the Company’s extraordinary general meeting, the shareholders approved, among other proposals, (i) (a) the extension (such proposal, the “Extension Proposal”) of the time period the Company has to complete an initial Business Combination from October 22, 2023 to January 22, 2024 (the “Charter Amendment”) and (b) in the event that the Company has not consummated an initial Business Combination by January 22, 2024, to allow the Company, by resolution of the Board and, without any approval of the Company’s shareholders, upon

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

five days’ advance notice prior to each Additional Extension, to complete six Additional Extensions, provided that the Sponsor or the Sponsor’s affiliates or permitted designees will deposit into the Trust Account for each Additional Extension Date the lesser of (x) $35,000 or (y) $0.0175 for each public share that is then-outstanding, in exchange for one or more non-interest bearing, unsecured promissory notes issued by a Lender, and (ii) the amendment of the Company’s amended and restated memorandum and articles of association to change certain provisions which restrict the Class B ordinary shares, par value $0.0001, of the Company (the “Class B ordinary shares”) from converting to Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”) prior to the consummation of an initial Business Combination (such proposal, the “Conversion Proposal”). As of the date of filing this report, the Company has deposited the requisite amounts into the Trust Account for each Additional Extension Date until March 22, 2024.

Additionally, the shareholders approved a proposal to amend, by special resolution, the Company’s amended and restated memorandum and articles of association to change certain provisions which restrict the Class B ordinary shares from converting to Class A ordinary shares prior to the consummation of an initial Business Combination.

In connection with the vote to approve the above proposals, the holders of 1,488,000 Class A ordinary shares of ESGEN exercised their right to redeem their shares for cash at a redemption price of approximately $11.21 per share, for an aggregate redemption amount of $16,679,055.

In connection with the approval of the Extension Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor contributed into the Trust Account $0.0525 per share for each Class A ordinary share that was not redeemed at the Meeting, for an aggregate contribution of $73,949.

In connection with the approval of the Conversion Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor converted all of its 5,619,077 Class B ordinary shares into Class A ordinary shares. As a result of the Sponsor Share Conversion and redemptions made in connection with the Extension Proposal and Conversion Proposal, 7,027,632 Class A ordinary shares remain outstanding. Notwithstanding the Sponsor Share Conversion, the Sponsor will be not entitled to receive any funds held in the Trust Account with respect to any Class A ordinary shares issued to the Sponsor as a result of the Sponsor Share Conversion and no additional amounts will be deposited into the Trust Account in respect of shares of Class A ordinary shares held by the Sponsor in connection with the extension of the Termination Date to the Extended Date or any Additional Extension Dates.

On October 16, 2023 (the “Compliance Date”), the Company was notified by The Nasdaq Stock Market LLC (the “Nasdaq”) that the Company was not in compliance with the minimum number of round lot holders required for continued listing on the Nasdaq Global Market (the “Round Lot Requirement”). The Company has until April 15, 2024 to comply with the Round Lot Requirement. If ESGEN does not regain compliance with the Round Lot Requirement by the Compliance Date, ESGEN will receive written notification that its securities are subject to delisting, at which time ESGEN may appeal the Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”). There can be no assurance that ESGEN will be able to regain compliance with the Round Lot Requirement or that any appeal of the Nasdaq’s delisting determination to the Panel would be successful.

Founder Shares

Founder Shares refers to the Class B ordinary shares (the “Founder Shares”) acquired by the initial shareholders prior to the Company’s IPO.

The initial shareholders and each member of the management team have entered into an agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of the Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of the Company’s public shares if it does not complete the Business Combination by the Termination Date or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares and (iii) waive their rights to liquidating distributions from the Trust Account

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation (cont.)

with respect to any Founder Shares they hold if the Company fails to consummate an Business Combination by the Termination Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Business Combination within the prescribed time frame). If the Company seeks shareholder approval, it will complete the Business Combination only if it is approved by an ordinary resolution or such higher approval threshold as may be required by Cayman Islands law and pursuant to the amended and restated memorandum and articles of association. In such case, the initial shareholders and each member of the management team have agreed to vote their Founder Shares and public shares in favor of the Business Combination.

In connection with the approval of the Conversion Proposal at the Meeting and the adoption of the Charter Amendment, the Sponsor converted all of its 5,619,077 Class B ordinary shares into Class A ordinary shares (the “Sponsor Share Conversion”). As a result of the Sponsor Share Conversion and redemptions made in connection with the Extension Proposal and Conversion Proposal, 7,027,632 Class A ordinary shares remain outstanding. Notwithstanding the Sponsor Share Conversion, the Sponsor will be not entitled to receive any funds held in the Trust Account with respect to any Class A ordinary shares issued to the Sponsor as a result of the Sponsor Share Conversion and no additional amounts will be deposited into the Trust Account in respect of shares of Class A ordinary shares held by the Sponsor in connection with the extension of the Termination Date to the Extended Date or any Additional Extension Dates.

Risks and Uncertainties

The credit and financial markets have experienced extreme volatility and disruptions due to the current conflict between Ukraine and Russia. The conflict is expected to have further global economic consequences, including but not limited to the possibility of severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in inflation rates and uncertainty about economic and political stability. In addition, the United States and other countries have imposed sanctions on Russia which increases the risk that Russia, as a retaliatory action, may launch cyberattacks against the United States, its government, infrastructure and businesses. Any of the foregoing consequences, including those we cannot yet predict, may cause our business, financial condition, results of operations and the price of our ordinary shares to be adversely affected.

Additionally, recent military conflicts, including the Russian invasion of Ukraine, the Israel-Hamas war, and increased military tensions, may have a material adverse effect on financial and business conditions. These circumstances could reduce the number of attractive targets for an initial Business Combination, increase the cost of consummating an initial Business Combination and delay or prevent the Company from completing an initial Business Combination.

Going Concern

As of December 31, 2023, the Company had $60,518 in cash held outside of the Trust Account and owes $5,669,349 in accounts payable and accrued expenses and $2,122,937 to related parties. The Company anticipates that its cash will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the financial statements. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and the closing of the business combination described in Note 10. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will seek additional capital through other financing alternatives. There can be no assurance that new financings or other transactions will be available to the Company on commercially acceptable terms, or at all. Should the Company fail to raise additional cash from outside sources, this would have a material adverse impact on its operations.

The accompanying financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to its ability to continue as a going concern.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who is responsible for their integrity and objectivity.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company had no cash equivalents as of December 31, 2023 and 2022, respectively.

Marketable Securities and Cash Held in Trust Account

As of December 31, 2023, investments held in the Trust Account consisted of interest bearing demand deposits. As of December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Money Market Funds. Such investments are presented on the condensed balance sheets at fair value at the end of the reporting period. Interest, dividends, gains and losses resulting from the change in fair value of these investments are included in income from investments held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurement

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The Company’s financial instruments are classified as either Level 1, Level 2 or Level 3. These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. The Company’s derivative instruments are recorded at fair value on the balance sheet with changes in the fair value reported in the statements of operations. Derivative liabilities are classified on the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument is reasonably expected to require the use of existing resources properly classifiable as current assets, or the creation of other current liabilities.

Warrant Liabilities

The Company accounts for the Public and Private Placement warrants issued in connection with the Public Offering in accordance with the guidance contained in ASC Topic 815-40 and ASC Topic 480. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. These liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Net (Loss) Income Per Ordinary Share

The Company has two classes of shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class A and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average ordinary shares outstanding for the respective period. With respect to the accretion of Class A ordinary shares subject to possible redemption, the Company treated accretion in the same manner as a dividend, paid to the shareholder in the calculation of the net (loss) income per ordinary share.

The earnings per share presented in the statement of operations is based on the following:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Net (loss) income	$(3,001,194)	$14,334,250
Accretion of temporary equity to redemption value	6,167,983	(3,984,431)
Net income including accretion of temporary equity to redemption value	$3,166,789	$10,349,819

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Redeemable Class A	Non-redeemable Class A and Class B	Redeemable Class A	Non-redeemable Class A and Class B
Basic and diluted net (loss) income per share
Numerator:
Allocation of net (loss) income including accretion of temporary equity	$1,140,044	$2,026,745	$8,279,855	$2,069,964
Allocation of accretion of temporary equity to redemption value	(6,167,983)	—	3,984,431	—
Allocation of net (loss) income	$(5,027,939)	$2,026,745	$12,264,286	$2,069,964
Denominator:
Weighted-average shares outstanding	3,821,284	6,900,000	27,600,000	6,900,000
Basic and diluted net (loss) income per share	$(1.32)	$0.29	$0.44	$0.30

Net (loss) income per share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the 27,840,000 ordinary shares issuable upon exercise of the Public Warrants and Private Placement Warrants in the calculation of diluted (loss) income per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480. Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

The Company has made a policy election in accordance with ASC 480-10-S99-3A and recognizes changes in redemption value in additional paid-in capital (or accumulated deficit in the absence of additional paid-in capital) immediately as they occur. The Company recorded accretion of $3,066,977 and $3,986,568, respectively, in accumulated deficit for year ended December 31, 2023 and 2022. For the period ended December 31, 2023, the Company recorded redemption of $272,554,813 and $1,116,710 was deposited in the Trust Account for extension funding. For the year ended December 31, 2022 there were no redemptions or deposits in the Trust Account for extension funding.

Income Taxes

ASC Topic 740, “Income Taxes”, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC Topic 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023 and 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Related Party Transactions

Promissory Notes — Related Party

On April 27, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Public Offering. The Company borrowed a total of $262,268. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2021 or the closing of the Public Offering. The loan was to be repaid upon the closing of the Public Offering out of the offering proceeds not held in the Trust Account. In connection with the closing of the Public Offering, the Company paid down $90,922 of the outstanding balance. As of December 31, 2023 and 2022, the Company had $171,346 outstanding under the promissory note and as is included on the balance sheet as promissory note-related party. The Sponsor has agreed to defer repayment of the loan until the close of the Business Combination.

On April 5, 2023, the Company issued an unsecured promissory note (the “Note”) in the principal amount of up to $1,500,000 to the Sponsor, which may be drawn down by the Company from time to time prior to the consummation of the Company’s Business Combination. The Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default.

On October 17, 2023, ESGEN issued an amended and restated promissory note (the “October 2023 Promissory Note”) in the principal amount of up to $2,500,000 to the Sponsor. The October 2023 Promissory Note amends, restates, replaces and supersedes the Note dated April 5, 2023. The October 2023 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination. The October 2023 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The October 2023 Promissory Note, as well as the promissory note issued on April 17, 2021 to the Sponsor (“April 2021 Promissory Note”), will not be repaid and will be cancelled at the closing of the Business Combination. As of December 31, 2023, the Company had $1,612,398 outstanding under the October 2023 Promissory Note and is included on the balance sheet as promissory note-related party.

On January 24, 2024, ESGEN issued a new promissory note (“January 2024 Promissory Note”) in the principal amount of up to $750,000 to the Sponsor. The January 2024 Promissory Note may be drawn down by ESGEN from time to time prior to the consummation of ESGEN’s initial Business Combination for specific uses as designated therein. The January 2024 Promissory Note does not bear interest, matures on the date of consummation of the Business Combination and is subject to customary events of default. The principal amount under the January 2024 Promissory Note will be paid at the closing of the Business Combination from the funds that ESGEN has available to it outside of its Trust Account (See Note 10).

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Related Party Transactions (cont.)

Due to Related Party

In the ordinary course of business, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may pay for certain expenses on behalf of the Company. These amounts paid for on behalf of the Company are due upon demand and are non-interest bearing. At December 31, 2023 and 2022, $75,000 and $0, respectively, is included in due to related party on the balance sheet for expenses the Sponsor paid for on behalf of the company. Including the amounts paid for by the Sponsor and the office space, utilities, secretarial support and administrative services (discussed below), the aggregate amount for due to related party on the balance sheet was $339,193 and $144,193 at December 31, 2023 and 2022, respectively.

Working Capital Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023 and 2022, the Company had no borrowings under the Working Capital Loans.

Office Space, Secretarial and Administrative Services

Through the earlier of consummation of the initial Business Combination and the liquidation, the Company incurs $10,000 per month for office space, utilities, secretarial support and administrative services provided by the Sponsor. For each of the years ended December 31, 2023 and 2022, the Company incurred $120,000. No amounts have been paid for these services. As of December 31, 2023 and 2022, the Company has accrued and reported on the balance sheets $264,193 and $144,193, respectively, pursuant to this agreement, and included in “Due to related party”.

Note 4 — Prepaid Expenses

The Company’s prepaid expenses as of December 31, 2023 and 2022 primarily consisted of the following:

	December 31, 2023	December 31, 2022
Prepaid insurance	$17,421	$26,081
Other prepaid expenses	1,858	5,029
	$19,279	$31,110

Note 5 — Accounts Payable and Accrued Expense

The Company’s accounts payable and accrued expenses as of December 31, 2023 and 2022 primarily consisted of legal accruals.

	December 31, 2023	December 31, 2022
Legal accrual	$5,534,483	$1,705,049
Other payables and expenses	134,866	161,943
	$5,669,349	$1,866,992

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares issuable upon exercise of the private placement warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Working Capital Loans and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and expected shareholder rights agreement signed at the closing of our Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company’s register such securities.

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of its initial Business Combination. However, the registration and expected shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Except as described herein, the Sponsor and its directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company complete a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees would be subject to the same restrictions and other agreements of the Sponsor and its directors and executive officers with respect to any founder shares. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. The Company refers to such transfer restrictions throughout the Public Offering as the lock-up.

In addition, pursuant to the registration and expected shareholder rights agreement, the Sponsor, upon and following consummation of an initial Business Combination, will be entitled to nominate three individuals for election to the board of directors, as long as the Sponsor holds any securities covered by the registration and expected shareholder rights agreement.

Underwriting Agreement

The underwriters were entitled to a deferred underwriters fee of 3.5% of the gross proceeds of the Public Offering upon the completion of the Company’s initial Business Combination. In April 2023, the underwriters waived any right to receive the deferred underwriters fee and will therefore receive no additional underwriters fee in connection with the Closing. As a result, the Company recognized $425,040 of other income on the statement of operations and

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments & Contingencies (cont.)

$9,234,960 was recorded to accumulated deficit on the statements of changes in redeemable ordinary shares and shareholders’ deficit in relation to the reduction of the deferred underwriters fee. As of December 31, 2023 and 2022, the deferred underwriters fee is $0 and $9,660,000, respectively.

To account for the waiver of the deferred underwriters fee, the Company analogized to the SEC staff’s guidance on accounting for reducing a liability for “trailing fees”. Upon the waiver of the deferred underwriters fee, the Company reduced the deferred underwriters fee to $0 and reversed the previously recorded cost of issuing the instruments in the IPO, which included recognizing a contra-expense of $425,040, which is the amount previously allocated to liability classified warrants and expensed upon the IPO, and reduced the accumulated deficit and increased income available to Class B ordinary shares by $9,234,960, which was previously allocated to the Class A ordinary shares subject to redemption and accretion recognized at the IPO date. Additionally, as the amount is a component of accretion of Class A ordinary shares subject to possible redemption, the Company treated it in the same manner as a dividend paid to the shareholder in the calculation of the net (loss) income per ordinary share.

Business Combination

On April 19, 2023, the Company entered into a Business Combination Agreement, by and among the Company, ESGEN OpCo, LLC, a Delaware limited liability company and wholly-owned subsidiary of ESGEN (“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equity holders set forth on the signature pages thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, the Sponsor, and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (the “Business Combination Agreement”). The Company consummated the Business Combination on March 13, 2024 (see Note 10 — Subsequent Events)

Note 7 — Warrant Liabilities

The Company accounts for the 27,840,000 warrants issued in connection with the IPO (13,800,000 Public Warrants and 14,040,000 Private Placement Warrants) in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to remeasurement at each balance sheet date.

With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.

Public Warrants

Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Warrant Liabilities (cont.)

Newly Issued Price, and the $10.00 per share redemption trigger price described adjacent to the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Warrant Liabilities (cont.)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem not less than all of the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities — Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders;

Private Warrants

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units sold in the Public Offering. Any amendment to the terms of the Private Placement Warrants or any provision of the warrant agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the IPO. Accordingly, the Company has classified each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. These liabilities are subject tore-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8 — Recurring Fair Value Measurements

As of December 31, 2023 and 2022, marketable securities and cash held in Trust Account are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets.

The Company’s Public Warrants are traded on the Nasdaq. As such, the Public Warrant valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liabilities is classified within Level 1 of the fair value hierarchy.

At December 31, 2023 and 2022, the Company considers the Private Warrants to be economically equivalent to the Public Warrants. As such, the valuation of the Public Warrants was used to value the Private Warrants. The fair value of the Private Warrant liabilities is classified within Level 2 of the fair value hierarchy.

The following tables presents fair value information as of December 31, 2023 and 2022 of the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash held in Trust Account	$16,018,732	$—	$—	$16,018,732
Liabilities:
Public Warrants	552,000	—	—	552,000
Private Warrants	—	561,600	—	561,600
Total liabilities	$552,000	$561,600	$—	$1,113,600

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 8 — Recurring Fair Value Measurements (cont.)

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Marketable securities held in Trust Account	$285,506,568	$—	$—	$285,506,568
Liabilities:
Public Warrants	$394,680	$—	$—	$394,680
Private Warrants	—	401,544	—	401,544
Total liabilities	$394,680	$401,544	$—	$796,224

There were no transfers to or from Levels 1, 2 or 3 for the year ended December 31, 2023 or 2022.

Note 9 — Shareholders’ Deficit

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there were no preference shares issued or outstanding.

Class A ordinary shares — The Company is authorized to issue 250,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were 5,619,077 and 0 Class A ordinary shares issued or outstanding other than the 1,408,555 and 27,600,000 Class A ordinary shares subject to possible redemption that are accounted for outside of the shareholders’ deficit section of the balance sheets, respectively.

In connection with the approval of the Conversion Proposal at the October 20, 2023 shareholder meeting and the adoption of the Charter Amendment, the Sponsor converted all of its 5,619,077 Class B ordinary shares into Class A ordinary shares. As a result of the Sponsor Share Conversion and redemptions made in connection with the Extension Proposal and Conversion Proposal, 1,408,555 and 5,619,077 redeemable Class A ordinary shares and non-redeemable Class A ordinary shares, respectively, remain outstanding. Notwithstanding the Sponsor Share Conversion, the Sponsor will be not entitled to receive any funds held in the Trust Account with respect to any Class A ordinary shares issued to the Sponsor as a result of the Sponsor Share Conversion and no additional amounts will be deposited into the Trust Account in respect of shares of Class A ordinary shares held by the Sponsor in connection with the extension of the Termination Date to the Extended Date or any Additional Extension Dates.

Class B ordinary shares — The Company is authorized to issue 25,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. As of December 31, 2023 and 2022, there were 1,280,923 and 6,900,000 Class B ordinary shares issued and outstanding, respectively.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions from the Trust Account if the Company fails to consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 9 — Shareholders’ Deficit (cont.)

exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, any of its affiliates or any members of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

This is different than some other similarly structured blank check companies in which the initial shareholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to the initial Business Combination.

Note 10 — Subsequent Events

On each of January 18, 2024 and February 16, 2024, the Company deposited $24,650 into the Trust Account in connection with Additional Extensions.

First Amendment to the Business Combination Agreement

On January 24, 2024, ESGEN and Sunergy entered into the First Amendment to the Initial Business Combination Agreement (the “First Amendment” and, the Initial Business Combination Agreement as amended by the First Amendment, the “Business Combination Agreement”). The First Amendment provides for, among other things, the:

(i)     reduction of the aggregate consideration to the pre-transaction Sunergy equity holders from $410 million to $337.3 million;

(ii)    removal of the (a) $20 million minimum cash condition and (b) provision requiring forfeiture of founder shares in connection with excess transaction expenses;

(iii)   modification of the terms and structure of the Sponsor PIPE Investment (as defined below) from $10.0 million in shares of Class A common stock, par value $0.0001 per share (“New PubCo Class A Common Stock”), of the continuing entity following the continuation of ESGEN by way of domestication of ESGEN into a Delaware corporation, which continuing entity will be renamed Zeo Energy Corp. (“New PubCo”), to up to $15.0 million in convertible preferred units of OpCo (the “Convertible OpCo Preferred Units”) to be issued to the Sponsor pursuant to the Amended and Restated Subscription Agreement (as defined below);

(iv)   forfeiture of an aggregate of 2.9 million founder shares and an additional 500,000 founder shares if, within two years of closing of the Business Combination (the “Closing”), the Convertible OpCo Preferred Units are redeemed or converted (with such shares subject to a lock-up for two years after the Closing);

(v)    forfeiture of all private warrants to purchase one ESGEN Class A ordinary share, par value $0.0001 per share, of ESGEN (“ESGEN Private Placement Warrants”);

(vi)   Sponsor will contribute those certain promissory notes, dated as of April 27, 2021 and October 17, 2023 (which promissory note amended and restated that certain promissory note dated as of April 5, 2023), by and between Sponsor and ESGEN, to ESGEN as a contribution to the capital of ESGEN and all amounts due thereunder will be cancelled; and

(vii)  the outside date for the Business Combination to be extended to April 22, 2024.

Non-redemption Agreement

On March 11, 2024, ESGEN entered into a non-redemption agreement (the “Non-Redemption Agreement”) with The K2 Principal Fund L.P. (“K2”), pursuant to which K2 agreed to purchase at least 174,826 of ESGEN’s Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), in the open market from investors who had elected to redeem such shares in connection with the Company’s extraordinary general meeting of shareholders held to approve the proposed Business Combination Agreement.

ESGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 10 — Subsequent Events (cont.)

In exchange for the foregoing commitments to purchase and not redeem such Class A ordinary shares, ESGEN agreed to issue, for no consideration an aggregate of 225,174 shares of Class A common stock, par value $0.0001 per share, of Zeo Energy Corp., a Delaware corporation and the successor to ESGEN following the close of the Business Combination Agreement.

Business Combination

On March 13, 2024 (the “Closing Date”), the registrant consummated its previously announced business combination (the “Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company(“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “Business Combination”). Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 preferred units of OpCo (“Convertible OpCo Preferred Units”) convertible into Exchangeable OpCo Unites (as defined below) (and be issued an equal number of shares of Zeo Class V Common Stock) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the six months after Closing if called for by Zeo. Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,00 Convertible OpCo Preferred Units and an equal number of shares of Zeo Class V Common Stock were issued to Sponsor pursuant to the Sponsor Subscription Agreement for aggregate consideration of $15,000,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Sunergy Renewables, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Sunergy Renewables, LLC (a Nevada limited liability company) and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRANT THORNTON LLP

We have served as the Company’s auditor since 2023.

Kansas City, Missouri

March 25, 2024

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$8,022,306	$2,268,306
Accounts receivable, including $396,488 and $0 from related parties, net of allowance for credit losses of $2,270,620 and $742,772, as of December 31, 2023 and 2022, respectively	2,970,705	564,279
Inventories	350,353	287,146
Prepaid installation costs	4,705,519	119,755
Prepaid expenses and other current assets	40,403	102,255
Total current assets	16,089,286	3,341,741
Other assets	62,140	62,140
Property, equipment and other fixed assets, net	2,918,320	1,699,720
Operating lease right of use assets	1,135,668	1,017,717
Intangibles, net	771,028	2,069,358
Goodwill	27,010,745	27,010,745
Total assets	$47,987,187	$35,201,421

Liabilities and members’ equity
Current liabilities
Accounts payable	$3,785,755	$198,057
Accrued expenses and other current liabilities, including $2,415,966 and $0 with related parties at December 31, 2023 and 2022, respectively	3,874,697	369,082
Due to officers – related party	—	104,056
Current portion of long-term debt	404,871	229,842
Current operating lease liabilities	539,599	473,797
Contract liabilities, including $1,160,848 and $0 with related parties as of December 31, 2023 and 2022, respectively	5,023,418	1,149,047
Total current liabilities	13,628,340	2,523,882
Non-current operating lease liabilities	636,414	580,980
Long-term debt	1,389,545	820,714
Total liabilities	15,654,299	3,925,575
Commitments and contingencies (Note 11)

Members’ Equity	32,332,888	31,275,846
Total liabilities and members’ equity	$47,987,187	$35,201,421

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2023	2022
Revenue, net of financing fees of $38,213,402 and $32,485,288 for the years ended December 31, 2023 and 2022, respectively	$94,601,749	$88,963,855
Related party revenue, net of financing fees of $6,851,232 and $0 for the years ended December 31, 2023 and 2022, respectively	15,464,852	—
Total revenue	110,066,601	88,963,855
Operating costs and expenses:
Cost of goods sold (exclusive of items shown below)	88,030,259	71,208,982
Depreciation and amortization	1,860,188	1,706,243
Sales and marketing	1,157,910	1,399,452
General and administrative	12,480,409	6,003,412
Total operating expenses	103,528,766	80,318,089
Income from operations	6,537,835	8,645,766
Other income (expense), net:
Other expense, net	(183,401)	(2,510)
PPP loan forgiveness	—	73,809
Interest expense	(123,996)	(51,295)
Total other income (expense), net	(307,397)	20,004
Net income	$6,230,438	$8,665,770

Basic and diluted net income per common unit	$6.23	$8.67
Weighted average units outstanding, basic and diluted	1,000,000	1,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Units		Retained Earnings (Accumulated Deficit)	Totals Members’ Equity
	Units	Amount
Balance, December 31, 2021	1,000,000	$31,155,864	$(340,245)	$30,815,619
Member distributions	—	—	(8,205,543)	(8,205,543)
Net income	—	—	8,665,770	8,665,770
Balance, December 31, 2022	1,000,000	31,155,864	119,982	31,275,846
Member distributions	—	—	(5,173,396)	(5,173,396)
Net income	—	—	6,230,438	6,230,438
Balance, December 31, 2023	1,000,000	$31,155,864	$1,177,024	$32,332,888

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net income	$6,230,438	$8,665,770
Adjustment to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,860,188	1,706,243
PPP loan forgiveness	—	(73,809)
Provision for credit losses	1,531,223	742,772
Changes in operating assets and liabilities:
Accounts receivable	(3,541,161)	(916,993)
Accounts receivable due from related parties	(396,488)	—
Inventories	(63,207)	(287,146)
Prepaid installation costs	(4,585,764)	—
Prepaids and other current assets	61,852	(108,671)
Other assets	—	(51,930)
Accounts payable	3,587,698	(477,649)
Accrued expenses and other current liabilities	1,089,619	268,255
Accrued expenses and other current liabilities due to related parties	2,415,996	—
Due to officers	(104,056)	104,056
Contract liabilities	2,713,523	1,149,047
Contract liabilities due to related parties	1,160,848	—
Operating lease payments	3,285	—
Net cash provided by operating activities	11,963,994	10,719,945

Cash flows from Investing Activities
Purchases of property, equipment and other fixed assets	(1,780,458)	(1,077,628)
Net cash used in investing activities	(1,780,458)	(1,077,628)

Cash flows from Financing Activities
Proceeds from the issuance of debt	1,057,004	561,795
Repayments of debt	(313,144)	(181,109)
Distributions to members	(5,173,396)	(8,205,543)
Net cash used in financing activities	(4,429,536)	(7,824,857)

Net increase in cash and cash equivalents	5,754,000	1,817,460
Cash and cash equivalents, beginning of period	2,268,306	450,846
Cash and cash equivalents, end of the period	$8,022,306	$2,268,306

Supplemental Cash Flow information
Cash paid for interest	$93,176	$54,738

The accompanying notes are an integral part of these consolidated financial statements.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Sunergy Renewables, LLC (together with its subsidiaries, “Sunergy” or the “Company”) is in the business of marketing, sales and installation, warranty coverage and maintenance of solar panel technology to individual households within the United States. As part of this, the Company may also provide roofing repairs and construction. The Company owns 100% of Sun First Energy, LLC, Sunergy Solar LLC and Sunergy Roofing and Construction, LLC.

Business Combination

On March 13, 2024 (the “Closing Date”), the registrant consummated its previously announced business combination (the “Closing”), pursuant to that certain Business Combination Agreement, dated as of April 19, 2023 (as amended on January 24, 2024, the “Business Combination Agreement”), by and among Zeo Energy Corp., a Delaware corporation (f/k/a ESGEN Acquisition Corporation, a Cayman Islands exempted company), ESGEN OpCo, LLC, a Delaware limited liability company (“OpCo”), Sunergy Renewables, LLC, a Nevada limited liability company (“Sunergy”), the Sunergy equityholders set forth on the signature pages thereto or joined thereto (collectively, “Sellers” and each, a “Seller”, and collectively with Sunergy, the “Sunergy Parties”), for limited purposes, ESGEN LLC, a Delaware limited liability company (the “Sponsor”), and for limited purposes, Timothy Bridgewater, an individual, in his capacity as the Sellers Representative (collectively, the “Business Combination”). Prior to the Closing, (i) except as otherwise specified in the Business Combination Agreement, each issued and outstanding Class B ordinary share of ESGEN was converted into one Class A ordinary share of ESGEN (the “ESGEN Class A Ordinary Shares” and such conversion, the “ESGEN Share Conversion”); and (ii) ESGEN was domesticated into the State of Delaware so as to become a Delaware corporation (the “Domestication”). In connection with the Closing, the registrant changed its name from “ESGEN Acquisition Corporation” to “Zeo Energy Corp.”

Following the Domestication, each then-outstanding ESGEN Class A Ordinary Share was converted into one share of Class A common stock of the registrant, par value $0.0001 per share (“Zeo Class A Common Stock”), and each then-outstanding ESGEN Public Warrant converted automatically into a warrant of the registrant, exercisable for one share of Zeo Class A Common Stock. Additionally, each outstanding unit of ESGEN was cancelled and separated into one share of Zeo Class A Common Stock and one-half of one warrant of the registrant.

In accordance with the terms of the Business Combination Agreement, Sunergy caused all holders of any options, warrants or rights to subscribe for or purchase any equity interests of Sunergy or its subsidiaries or securities (including debt securities) convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity interests of Sunergy or any subsidiary thereof (collectively, the “Sunergy Convertible Interests”) existing immediately prior to the Closing to either exchange or convert all such holder’s Sunergy Convertible Interests into limited liability interests of Sunergy (the “Sunergy Company Interests”) in accordance with the governing documents of Sunergy or the Sunergy Convertible Interests.

At the Closing, ESGEN contributed to OpCo (1) all of its assets (excluding its interests in OpCo, but including the amount of cash in ESGEN’s Trust Account (the “Trust Account”) as of immediately prior to the Closing (after giving effect to the exercise of redemption rights by ESGEN shareholders)), and (2) a number of newly issued shares (the “Seller Class V Shares”) of Class V common stock of the registrant, par value $0.0001 per share (“Zeo Class V Common Stock”), which are non-economic, voting shares of Zeo, equal to the number of Seller OpCo Units (as defined in the Business Combination Agreement) and in exchange, OpCo issued to ESGEN (i) a number of Class A common units of OpCo (the “Manager OpCo Units”) which equaled the total number of shares of the Zeo Class A Common Stock issued and outstanding immediately after the Closing and (ii) a number of warrants to purchase Manager OpCo Units which equaled the number of SPAC Warrants (as defined in the Business Combination Agreement) issued and outstanding immediately after the Closing (the transactions described above in this paragraph, the “ESGEN Contribution”). Immediately following the ESGEN Contribution, (x) the Sellers contributed to OpCo the Sunergy Company Interests and (y) in exchange therefor, OpCo transferred to the Sellers the Seller OpCo Units and the Seller Class V Shares.

Prior to the Closing, Sellers transferred 24.167% of their Sunergy Company Interests (which were thereafter exchanged for Seller OpCo Units and Seller Class V Shares at the Closing, as described above) pro rata to Sun Managers, LLC, a Delaware limited liability company (“Sun Managers”), in exchange for Class A Units (as defined in the

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS (cont.)

Sun Managers limited liability company agreement (the “SM LLCA”) in Sun Managers. In connection with such transfer, Sun Managers executed a joinder to, and became a “Seller” for purposes of, the Business Combination Agreement. Sun Managers intends to grant Class B Units (as defined in the SM LLCA) in Sun Managers through the Sun Managers, LLC Management Incentive Plan (the “Management Incentive Plan”) adopted by Sun Managers to certain eligible employees or service providers of OpCo, Sunergy or their subsidiaries, in the discretion of Timothy Bridgewater, as manager of Sun Managers. Such Class B Units may be subject to a vesting schedule, and once such Class B Units become vested, there may be an exchange opportunity through which the grantees may request (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement (as defined below)) the exchange of their Class B Units into Seller OpCo Units (together with an equal number of Seller Class V Shares), which may then be converted into Zeo Class A Common Stock (subject to the terms of the Management Incentive Plan and the OpCo A&R LLC Agreement). Grants under the Management Incentive Plan will be made after Closing.

As of the Closing Date, upon consummation of the Business Combination, the only outstanding shares of capital stock of the registrant were shares of Zeo Class A Common Stock and Zeo Class V Common Stock.

In connection with entering into the Business Combination Agreement, ESGEN and the Sponsor entered into a subscription agreement, dated April 19, 2023, which ESGEN, the Sponsor and OpCo subsequently amended and restated on January 24, 2024 (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to purchase an aggregate of 1,000,000 preferred units of OpCo (“Convertible OpCo Preferred Units”) convertible into Exchangeable OpCo Units (as defined below) (and be issued an equal number of shares of Zeo Class V Common Stock) concurrently with the Closing at a cash purchase price of $10.00 per unit and up to an additional 500,000 Convertible OpCo Preferred Units (together with the concurrent issuance of an equal number of shares of Zeo Class V Common Stock) during the six months after Closing if called for by Zeo. Prior to the Closing, ESGEN informed the Sponsor that it wished to call for the additional 500,000 Convertible OpCo Preferred Units at the Closing and, as a result, a total of 1,500,00 Convertible OpCo Preferred Units and an equal number of shares of Zeo Class V Common Stock were issued to Sponsor pursuant to the Sponsor Subscription Agreement for aggregate consideration of $15,000,000.

Accounting for the Business Combination

Following the Business Combination, the registrant is organized in an “Up-C” structure, such that Sunergy and the subsidiaries of Sunergy hold and operate substantially all of the assets and businesses of the registrant, and the registrant is a publicly listed holding company that holds a certain amount of equity interests in OpCo, which holds all of the equity interests in Sunergy. Zeo Class A Common Stock and warrants are traded on Nasdaq under the ticker symbols “ZEO” and “ZEOWW,” respectively.

Based upon the evaluation of the OpCo A&R LLC Agreement, the Sellers contributed their interests of Sunergy into OpCo. OpCo’s members did not have substantive kickout or participating rights and therefore OpCo is a VIE. Consideration of OpCo as a VIE was necessary to determine the accounting treatment between ESGEN and Sunergy. Upon evaluation, ESGEN was considered to be the primary beneficiary through its membership interest and manager powers conferred to it through the Class A Units. For VIEs, the accounting acquirer is always considered to be the primary beneficiary. As such, ESGEN will consolidate OpCo and is considered to the accounting acquirer; however, further consideration of whether the entities are under common control was required in order to determine whether there is an ultimate change in control and the acquisition method of accounting is required under ASC 805.

While Sunergy did not control or have common ownership of ESGEN prior to the consummation of the Business Combination, the registrant evaluated the ownership of the new entity subsequent to the consummation of the transaction to determine if a change in control occurred by evaluating whether Sunergy is under common control prior to and subsequent to the consummation of the transaction. If the business combination is between entities under common control, then the acquisition method of accounting is not applicable and the guidance in ASC 805-50 regarding common control should be applied instead. EITF Issue 02-5 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141” indicates that common control would exist if a group of shareholders holds more than 50 percent of the voting ownership of each entity, and contemporaneous written evidence of an agreement to vote a

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS (cont.)

majority of the entities’ shares in concert exists. Prior to the Business Combination, Sunergy was majority owned by five entities (the “Primary Sellers”), who entered into a Voting Agreement, dated September 7, 2023. The term of the Voting Agreement is for five years from the date of the Voting Agreement. The consummation of the Business Combination with ESGEN did occur within the term of the Voting Agreement.

Prior to the Business Combination and the contributions to Sun Managers as described above, the Primary Sellers had 98% ownership in Sunergy. Immediately following the Business Combination, the Sellers now own approximately 83.8% of the equity of the registrant.

The Voting Agreement constitutes contemporaneous written evidence of an agreement to vote a majority of the Primary Sellers’ shares of the registrant in concert. Accordingly, the Primary Sellers retain majority control through the voting of their units in conjunction with the Voting Agreement immediately prior to the Business Combination and their shares following the Business Combination and, therefore, there was no change of control before or after the Business Combination. This conclusion was appropriate even though there was no relationship or common ownership or control between Sunergy and ESGEN prior to the Business Combination. Accordingly, the Business Combination should be accounted for in accordance with the guidance for common control transactions in ASC 805-50.

Additional factors that were considered include the following:

•        Subsequent to the Business Combination, the registrant’s Board is comprised of one individual designated by ESGEN and five individuals that are designated by Sunergy; and

•        Subsequent to the Business Combination, management of the registrant is the existing management at Sunergy. The individual serving as the chief executive officer and chief financial officer of Sunergy’s current management team continues substantially unchanged upon completion of the Business Combination.

For common control transactions that include the transfer of a business, the reporting entity is required to account for the transaction in accordance with the procedural guidance in ASC 805-50. In essence, the Business Combination will be treated as a reverse recapitalization with ESGEN being treated as the acquired company since there was no change in control. Accordingly, the financial statements of the combined entity will represent a continuation of the financial statements of Sunergy with the business combination treated as the equivalent of Sunergy issuing equity for the net assets of ESGEN, accompanied by a recapitalization.

2. LIQUIDITY AND GOING CONCERN

Management of the Company has assessed the going concern assumptions of the Company during the preparation of these consolidated financial statements.

The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company’s primary source of funding to support operations have been cash flows from operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and consolidation

The consolidated financial statements for the Company as of December 31, 2023 and 2022 include the accounts of the Company’s wholly-owned subsidiaries for years ended 2023 and 2022. The accompanying consolidated financial statements have been prepared pursuant to the accounting principles generally accepted in the United States of America (“US GAAP”). References to the “ASC” hereafter refer to the Accounting Standards Codification established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative US GAAP. All intercompany balances and transactions have been eliminated in consolidation.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with US GAAP requires it to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Some of the more significant estimates include subsequent realizability of intangible assets, useful lives of depreciation and amortization and collectability of accounts receivable. Due to the uncertainty involved in making estimates, actual results could differ from those estimates which could have a material effect on the financial condition and results of operations in future periods.

The Company bases its estimates and assumptions on historical experience and other factors, including the current economic environment and on various other judgements that it believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment could have a material effect on the financial condition and results of future operations in future periods.

Segments Information

Operating segments are defined as components of an enterprise for which separate discrete financial information is evaluated regularly by our chief executive officer, who is the chief operating decision maker (“CODM”), in deciding how to allocate resources and assess performance. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, the Company operates and manages its business as one operating and reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.

Accounts Receivable and Allowance for Credit losses

Accounts receivable is presented at the invoiced receivable amounts, less any allowance for any potential expected credit loss amounts, and do not bear interest. The Company estimates allowance for doubtful accounts based on the credit worthiness of each customer, historical collections experiences, forward looking information and other information including the aging of the receivables. This analysis resulted in an allowance for credit losses as of December 31, 2023 and 2022 of $2,270,620 and $742,772, respectively. Additionally, the Company had write-offs of $3,375 and $0 and no recoveries for the years ended December 31, 2023 and 2022, respectively. The majority of our customers finance their purchase and installation of solar panels through various financing companies, who then remit payment to Sunergy typically within 3 days after installation. The Company is not deemed a borrower with these financing agreements and as a result is not subject to any of the terms of the financing transaction between the financing company and the customer.

Prepaid installation costs

Prepaid installation costs include costs incurred prior to completion of installations of solar systems. Such costs include the cost of engineering, permits, governmental fees, advances for sales commissions, and other related solar installation costs. These costs are charged to Cost of Goods Sold when each installation is completed.

Prepaid and other current assets

Prepaid and other current assets consist of accrued employee expenses, prepaid insurances, and other current assets.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalent balances in highly rated financial institutions, which at times may exceed federally insured limits. The Company has not experienced any loss relating to cash and cash equivalents in these accounts. The Company performs periodic credit evaluations of its customers’ financial condition as well as monitor the financial condition of the financial counterparties that finance customer transactions and generally does not require collateral. No one customer or financing counterparty exceeded 10% of accounts receivable as of December 31, 2023 and 2022.

Inventories

Inventories are primarily all finished goods comprised of solar panels and other related items necessary for installations and service needs. Inventory is accounted for on a first-in-first-out basis and are measured at the lower of cost or net realizable value, where cost is determined using a weighted-average cost method. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as Cost of Goods Sold in the consolidated Statements of Operations. As of December 31, 2023 and 2022, inventory was $350,353 and $287,146, respectively.

Property, equipment and other fixed assets

Property, equipment and other fixed assets are carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from their respective accounts, and any difference between the sale proceeds and the carrying amount of the asset is recognized as a gain or loss on disposal in the combined consolidated Statements of Income.

Software that is developed for internal use is accounted for pursuant to ASC 350-40, Intangibles, Goodwill and Other-Internal-Use Software. Qualifying costs incurred to develop internal-use software are capitalized when (i) the preliminary project stage is completed, (ii) management has authorized further funding for the completion of the project and (iii) it is probable that the project will be completed and perform as intended. These capitalized costs include compensation for employees who develop internal-use software and external costs related to development of internal use software. Capitalization of these costs ceases once the project is substantially complete and the software is ready for its intended purpose. Internally developed software is amortized using the straight-line method over an estimated useful life. All other expenditures, including those incurred in order to maintain an intangible asset’s current level of performance, are expensed as incurred. When these assets are retired or disposed of, the cost and accumulated amortization thereon are removed, and any resulting gain or losses are included in the consolidated statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years, across all asset classes.

The estimated useful lives and depreciation methods are reviewed at each year-end, with the effect of any changes in estimates accounted for prospectively. All depreciation expense is included with Depreciation and Amortization in the consolidated Statements of Operations.

Impairment of long-lived assets

Management reviews each asset or asset group for impairment whenever events or circumstances indicate that the carrying value of an asset or asset group may not be recoverable, but at least annually. No impairment provisions were recorded by the Company during the years ended December 31, 2023 and 2022.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31 of each year. There was no goodwill impairment for the years ended December 31, 2023 and 2022.

Intangible assets subject to amortization

Intangible assets include tradename, customer lists and non-compete agreements. Amounts are subject to amortization on a straight-line basis over the estimated period of benefit and are subject to annual impairment consideration. Costs incurred to renew or extend the term of a recognized intangible asset, such as the acquired trademark, are capitalized as part of the intangible asset and amortized over its revised estimated useful life.

Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible assets may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. The Company evaluates the recoverability of intangible assets by comparing their carrying amounts to future net undiscounted cash flows expected to be generated by the intangible assets. If such intangible assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the intangible assets exceeds the fair value of the assets. The Company determines fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model for the specific intangible asset being valued. No impairment charges were recorded for the years ended December 31, 2023 and 2022.

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606. The Company applies judgment in the determination of performance obligations in accordance with ASC 606. Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•        Step 1 — Identification of the contract, or contracts, with a client.

•        Step 2 — Identification of the performance obligations in the contract.

•        Step 3 — Determination of the transaction price.

•        Step 4 — Allocation of the transaction price to the performance obligations in the contract

•        Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes and records revenue from its operations upon completion of installation for both solar system installations and roofing installations. In connection with the sales and installation, a signed contract between the Company and the purchaser defines the duties and obligations of each party. The contract is specific as to the duties and responsibilities which governs the accounting for these transactions. Once the Company’s performance obligations are met with installation completed, according to the signed contract, the Company’s obligations are completed and title is transferred to the buyer. The Company believes its performance obligation is completed once the installation of the solar panels is completed, which is prior to the customer receiving permission to operate the solar panels from the local utility company. The Company records sales revenue at this point in time in its accounting records. Many of the Company’s customers finance their obligations with third parties. In these situations, the finance company deducts their financing fees and remits the net amount to the Company. Revenue recorded is equal to the contract amount signed by the purchaser, net of the financing fees. The Company incurs several costs associated with the installation prior to its completion recorded. In accordance with ASC 340, installation related costs are recorded in Prepaid installation costs and in turn are expensed when installation is completed. Thus, revenue recognition is in turn matched with the installation equipment costs and expense associated with completion each project.

	For the year ended December 31,
	2023	2022
Solar Systems Installations, gross	$148,368,783	$118,048,764
Financing Fees	(45,064,634)	(32,485,288)
Solar Systems Installations, net	103,304,149	85,563,476
Roofing Installations	6,762,452	3,400,279
Total net revenues	$110,066,601	$88,963,755

Contract liabilities

The Company receives both customer lender advances and customer advances when the customer does not utilize third-party financing. These amounts are listed on the balance sheet under the caption of Contract liabilities and are considered a liability of the Company until the installation is completed. When an installation is delayed, the lender may withdraw their lender advances until the project installation is completed. The contract liabilities amounts are expected to be recognized as revenue within a few months of the Company’s receipt of the funds. The following table summarizes the change in contract liabilities:

	For the year ended December 31,
	2023	2022
Contract liabilities, beginning of the period	$1,149,047	$—
Revenue recognized from amounts included in contract liabilities at the beginning of the period	(1,149,047)	—
Cash received prior to completion of the performance obligation	5,023,418	1,149,047
Contract liabilities, as of the end of the period	$5,023,418	$1,149,047

Contract Acquisition Costs

The Company pays sales commissions to sales representatives based on a percentage of the sales contract entered into by the customer and the Company. Payment is made to the sales representative once installation is completed. Such costs are considered a Cost of Goods Sold on the Statement of Operations. Since sales commission payments are subject to completion of the installation, payment is made commensurate with the recognition of revenue from the sale, and therefore the full expense is incurred as the Company does not have any remaining performance obligations.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings Per Share

The Company computes basic earnings per share (“EPS”) by dividing income available to members by the weighted average number of Common Units outstanding for the reporting period. Diluted earnings per share is calculated by dividing net earnings by the weighted average number of Common units equivalents outstanding. During the periods when they are anti-dilutive, Common Unit equivalents, if any, are not considered in the computation. As of December 31, 2023 and 2022, there were no anti-dilutive Common Units or Common Unit equivalents outstanding.

Leases

We determine whether an arrangement contains a lease based on the conveyed rights and obligations at the inception date. If an agreement contains an operating or financing lease, at the commencement date, we record an ROU asset and a corresponding lease liability based on the present value of the minimum lease payments.

As most of our leases do not provide an implicit borrowing rate, to determine the present value of lease payments, we use our hypothetical secured borrowing rate based on information available at lease commencement. Further, we have made a number of estimates and judgments regarding the lease term and lease payments.

Lease Term — Leases with an term of 12 months or less are not recorded on the balance sheet and we recognize lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one month to one year or more. Additionally, some of our leases include an option for early termination. We include renewal periods and exclude termination periods from our lease term if, at commencement, it is reasonably likely that we will exercise the option.

Lease Payments — Certain of our lease agreements include rental payments that are adjusted periodically for inflation or passage of time. These step payments are included within our present value calculation as they are known adjustments at commencement. Some of our lease agreements include variable payments that are excluded from our present value calculation.

Fair value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. The Company establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accrued expenses, advanced funding, accounts payable, and debt approximate fair value due to their relatively short maturities.

Income Taxes

The Company has elected to be taxed as a partnership under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Under these provisions, the taxable income or tax loss of the Company is passed through to its members and reported on their individual tax returns. Therefore, no provision or liability and no tax benefit or asset related to federal income taxes has been included in these financial statements. There were neither liabilities nor deferred tax assets relating to uncertain income tax positions taken or expected to be taken on the tax returns.

New Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In October 2021, the FASB issued ASU2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which creates an exception to the general recognition and measurement principle for contract assets and contract liabilities from contracts with customers acquired in a business combination. The new guidance will require companies to apply the definition of a performance obligation under accounting standard codification ASC Topic 606 to recognize and measure contract assets and contract liabilities (i.e., deferred revenue) relating to contracts with customers that are acquired in a business combination. Under current GAAP, an acquirer in a business combination is generally required to recognize and measure the assets it acquires and the liabilities it assumes at fair value on the acquisition date. The new guidance will result in the acquirer recording acquired contract assets and liabilities on the same basis that would have been recorded by the acquiree before the acquisition under ASC Topic 606. These amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of ASU 2021-08 in 2023 did not have a material impact on the Company’s financial statements or related disclosures.

Recently Issued Accounting Standards

In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

In June 2022, the FASB issued ASU 2022-03, “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions,” which clarifies that contractual sale restrictions are not considered in measuring fair value of equity securities and requires additional disclosures for equity securities

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

subject to contractual sale restrictions. The standard is effective for public companies for fiscal years beginning after December 15, 2023. This guidance became effective for the Company beginning January 1, 2024. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which will add required disclosures of significant expenses for each reportable segment, as well as certain other disclosures to help investors understand how the chief operating decision maker (“CODM”) evaluates segment expenses and operating results. The new standard will also allow disclosure of multiple measures of segment profitability, if those measures are used to allocate resources and assess performance. The amendments will be effective for public companies for fiscal years beginning after December 15, 2023. This guidance became effective for the Company beginning January 1, 2024. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The standard will be effective for public companies for fiscal years beginning after December 15, 2024. Early adoption is permitted. We are currently evaluating the impact of this accounting standard update on our consolidated financial statements.

4. PROPERTY, EQUIPMENT AND OTHER FIXED ASSETS

Property, equipment and other fixed assets consisted of the following:

	As of December 31,
	2023	2022
Internally-developed software	$691,745	$—
Furniture	126,007	118,245
Equipment and vehicles	2,965,961	2,004,139
Property and equipment	3,783,713	2,122,384
Accumulated depreciation	(865,393)	(422,664)
	$2,918,320	$1,699,720

Depreciation expense related to the Company’s property and equipment was $561,855 and $314,155 for the year ended December 31, 2023 and 2022, respectively, which were included in depreciation and amortization expenses in the consolidated statement of operations.

5. INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets, net at December 31, 2023 and 2022:

	Weighted Average Remaining Useful Life (in years)	2023
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	0.75	$3,084,100	$2,313,072	$771,028
Customer lists	0	496,800	496,800	—
Non-compete	0	224,000	224,000	—
		$3,804,900	$3,033,872	$771,028

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

5. INTANGIBLE ASSETS (cont.)

	Weighted Average Useful Life (in years)	2022
		Gross Carrying Amount	Accumulated Amortization	Total
Tradename	1.5	$3,084,100	$1,285,042	$1,799,058
Customer lists	1	496,800	310,500	186,300
Non-compete	1	224,000	140,000	84,000
		$3,804,900	$1,735,542	$2,069,358

The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in either a diminished fair value or revised useful life. Management has determined there have been no indicators of impairment or change in useful life for the years ended December 31, 2023 and 2022. Amortization expense relating to the Company’s intangible assets was $1,298,333 and $1,388,433 for the years ended December 31, 2023 and 2022, respectively, which were included in depreciation and amortization expenses in the consolidated statement of operations.

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The following table summarizes accrued expenses and other current liabilities:

	As of December 31,
	2023	2022
Credit card accrual	$58,963	$66,468
Accrued payroll	—	34,369
Accrued commissions	856,360	211,092
Accrued dealer fees	2,415,966	—
Accrued Other	543,408	57,153
	$3,874,697	$369,082

7. LEASES

The Company leases both office space and warehouse space for its operations. Lease maturities vary from 2 to 5 years. Leases are viewed and recorded as operating leases and as such periodic payments (monthly) are expensed according to the period for which payment is made. Operating lease costs recorded in general and administrative expenses in the consolidated statements of operations were $599,873 and $309,393 for the years ended December 31, 2023 and 2022, respectively.

The following amounts were recorded in the Company’s balance sheet relating to its operating lease and other supplemental information:

	December 31, 2023	December 31, 2022
Operating lease right-of-use assets	$1,135,668	$1,017,717
Current operating lease liabilities	539,599	473,797
Non-current operating lease liabilities	636,414	580,980
Total lease liabilities	$1,176,013	$1,054,777

Other supplemental information:
Weighted average remaining lease term (years)	2.86	2.37
Weighted average discount rate	4.26%	3.85%

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

7. LEASES (cont.)

The following table summarizes the supplemental cash flow information related to leases:

	December 31, 2023	December 31, 2022
Cash paid for amounts included in lease liabilities	$596,589	$273,573
Right-of-use assets obtained in exchange for operating lease liabilities, net	$668,376	$1,301,127

The following table presents the maturity analysis of operating lease liabilities as of December 31, 2023:

Years	Operating Leases
2024	$575,547
2025	291,270
2026	186,931
2027	138,284
2028	58,566
Total lease payments	1,250,598
Less interest	74,585
Present value of lease liabilities	$1,176,013

The Company has deposited security payments related to the facility leases of $62,140 included in the Consolidated Balance Sheets caption Other Assets.

8. DEBT

The Company has financing arrangements for many of the vehicles in its fleet. The financing includes direct loans for each vehicle being financed and the vehicles serve as collateral to the loans. For the years ended December 31, 2023 and 2022 the Company entered into new vehicle financing arrangements totaling $1,055,961 and $380,686, respectively. Payments of debt obligations are based on level monthly payments for 60 months and include interest rates ranging from 4.94% – 11.09%. As of December 31, 2023, the weighted average interest rate on the Company’s short debt obligations is 8.2%. The combined amounts of these financial obligations are included in the Consolidated Balance Sheets captions Current portion of long-term debt and Long-term debt. The Company does not have debt covenants associated with these arrangements.

The following table presents the maturity analysis of the long-term debt as of December 31, 2023:

Years	Long-term Debt
2024	$404,871
2025	436,976
2026	451,457
2027	285,134
2028	215,978
Total debt	1,794,416
Less current portion	404,871
Long-term debt	$1,389,545

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

9. MEMBERS’ EQUITY

The Company’s Operating Agreement (“LLC Agreement”) authorizes the issuance common units and profit interest units. Common units have the right to vote, and Profit Interest units have no voting rights. As of December 31, 2023 and 2022, 1,000,000 common units were issued and outstanding. The interests and rights of all units are documented in the LLC Agreement. Upon a liquidation event, after payment of all other debts and obligations of the Company, the common and vested profit interest units will share pro rata in proportion to the number of units held by such holders in any remaining funds to be distributed. No profit interest units were issued as of December 31, 2023 and 2023.

10. RELATED PARTY TRANSACTION

During 2022, the CEO purchased materials on behalf of the Company. The amounts were recorded in cost of goods sold for the year ended December 31, 2022 and the balance at December 31, 2022 is $104,056 and was subsequently repaid in 2023.

There is one operating lease with a related party. Operating lease cost relating to this lease for the years ended December 31, 2023 and 2022 was $28,880 and $25,200, respectively. As of December 31, 2023 and 2022, the related party operating lease ROU asset was $75,378 and $7,399, respectively, and the related party operating lease liability was $58,134 and $7,828, respectively.

In 2023, some of the Company’s customer financed their obligations through third-party leasing companies established and managed by White Horse Energy, LC (“White Horse”), a holding company of which Timothy Bridgewater, Zeo’s Chairman, Chief Executive Officer and Chief Financial Officer, is the owner and manager. Mr. Bridgewater, through White Horse, holds 1% or less of the membership interests of the third-party leasing companies that own the installed solar energy systems leased by Sunergy Customers, with the remainder being held by third parties. These arrangements are similar to those with the Company’s third-party lenders. As such, the third party leasing companies deduct their financing fees and remits the net amount to the Company. For the years ended December 31, 2023 and 2022, the Company recognized $15,464,852 and $0 of revenue, net of financing fees of $6,851,232 and $0, respectively from these arrangements. As of December 31, 2023 and 2022, the Company had $396,488 and $0 of accounts receivable, $2,415,966 and $0 of accrued expenses and $1,160,848 and $0 of contract liabilities due to related parties relating to these arrangements, respectively.

11. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties — Weather Conditions

A significant portion of the Company’s business is conducted in the state of Florida. During recent years, there have been several hurricanes that have impacted our marketing, sales and installation activities. Future hurricane storms can have an adverse impact of our sales installations.

Workmanship and Warranties

The Company typically warrants solar energy systems sold to customers for periods of one to ten years against defects in design and workmanship, and for periods of one to ten years that installations will remain watertight.

The manufacturers’ warranties on the solar energy system components, which are typically passed through to the customers, have typically product warranty periods of 10 to 20 years and a limited performance warranty period of 25 years. As of December 31, 2023 and 2022, the Company did not record a warranty reserve as the historical costs incurred that the Company is required to pay have not been significant or indicative of the Company performing warranty work in the future. The Company at its discretion may provide certain reimbursement to customers if certain solar equipment is not operating as intended during future periods.

SUNERGY RENEWABLES, LLC AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

11. COMMITMENTS AND CONTINGENCIES (cont.)

Litigation

In the normal course of business, the Company may become involved in various lawsuits and legal proceedings. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

12. SUBSEQUENT EVENTS

Subsequent events have been evaluated through March 25, 2024, which represents the date the consolidated financial statements were available to be issued, and no events have occurred through that date that would impact the financial statements.

Zeo Energy Corp.

13,800,000 Shares of Class A Common Stock Underlying Warrants
(For Issuance)

40,118,434 Shares of Class A Common Stock (For Resale)

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PROSPECTUS

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We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.